UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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United Therapeutics Corporation

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United Therapeutics
CORPORATION
A Public Benefit Corporation

2023

Notice of Annual Meeting of Shareholders and Proxy Statement

About United Therapeutics

Our company was founded over 26 years ago with the challenge of finding a way to cure or treat a rare, life-threatening illness suffered by our CEO's daughter. That mission continues today, has grown to encompass a variety of rare diseases, and drives everything that we do. Early on, we developed a roadmap to success based on five strategic objectives:

●	Develop the best medicines possible from our intellectual property
●	Conduct the most insightful clinical trials of our medicines
●	Achieve superior communication and awareness of our products among physicians
●	Grow our business to be in the top quintile of our peers
●	Achieve our goals by doing the right thing and using the highest ethical standards

Our Commitment to Corporate Social Responsibility	AWARDS AND RECOGNITION

PATIENT-CENTRIC APPROACH
The parents of a child with pulmonary arterial hypertension founded United Therapeutics, so we take our commitment to patients personally. Through our relentless pursuit of life-changing therapies, medical devices, and transplantation technologies, and our patient support and assistance programs, we are striving to improve the lives of patients with pulmonary hypertension and other life-threatening diseases.
Great Places to Work Certified by Fortune Magazine

ENVIRONMENTAL STEWARDSHIP
We take sustainability seriously, and we believe that reducing our carbon footprint is a responsibility shared by all. Through our focus on constructing site net zero energy and LEED-certified buildings, we are taking a leadership role in driving the use of sustainable technologies forward.
The Washington Post’s 2022 Top Places To Work

OUR PEOPLE
We could not have achieved the best year in our company's history without attracting, enabling, and retaining our diverse, hard-working, team-playing employees we call "Unitherians". We have a company-wide minimum living salary, on-site subsidized child care, and a suite of health and wellness benefits to take care of our Unitherians holistically. Our Board and management teams lead our diversity, equity, and inclusion efforts and initiatives.
Newsweek Magazine's America's Most Responsible Companies 2023

A Word From Louis W. Sullivan, M.D.

Dear Patients, Providers, Unitherians, and Fellow Shareholders,

At United Therapeutics (UT), the first publicly-traded biotech company to take the form of a public benefit corporation, you will find something extraordinary: a successful, mission-driven company founded by parents seeking to find a cure for their daughter’s life-threatening illness.

UT now has several approved medicines to address that debilitating illness, and we are driving scientific and medical innovation forward in other rare diseases as well, while tackling the Herculean goal of creating an unlimited supply of compatible, transplantable organs to address a number of end-stage diseases. Key highlights from 2022 include the launch of the first FDA-approved dry-powder inhalation product for pulmonary hypertension (Tyvaso DPI), and the first-ever transplantation of a heart from a genetically modified pig into a living human.

Naturally, successful efforts to develop and market innovative therapies have also driven extraordinary financial results. In 2022, UT’s stock price grew by 28.7%, outperforming the negative returns experienced by our peer biotech index.

UT has achieved this while driving an agenda that prioritizes and respects its employees (whom we call Unitherians), shows leadership in pursuing innovative technologies to mitigate its climate impact, and respects its communities. Let me share a few examples with you.

●	For our Unitherians, we have long maintained a minimum “living wage” for all full-time employees, and it’s very important to us that every full-time employee is a shareholder—giving them a stake in our current and future success. We firmly believe that being a great place to work means being a diverse, equitable, and inclusive place to work, and we take great care in cultivating and supporting our vibrant culture. Our Unitherians and culture are an important competitive advantage for us, without which we would not have achieved the remarkable accomplishments of 2022.
●	For our planet, whenever feasible we strive to construct site net zero facilities that generate on-site all of the energy they require annually. We then share the enabling technologies with our communities. When we built our 135,000 square foot site net zero building we call the Unisphere—an office and laboratory tower in downtown Silver Spring, Maryland—we began inviting community groups to tour the facility in an effort to inspire others to learn and take part in helping mitigate the risks of climate change.
●	While we are pursuing our challenging and bold goal of developing an unlimited supply of transplantable organs, we have expanded this audacious challenge to include delivery of these organs in a sustainable fashion. Accordingly, we have been focused on implementing a multi-pronged approach to supporting the development of sustainable aircraft that will consume zero fossil fuels in delivering organs to transplant centers nationwide.

I have enjoyed a long career as a health professional, having founded Morehouse School of Medicine and served as Secretary of the U.S. Department of Health and Human Services. I have also served on the boards of some of the largest U.S. public companies, including General Motors, Bristol-Myers Squibb, 3M, and Cigna. And from this vantage point, I can tell you that United Therapeutics is a unique organization with its dynamic and supportive culture, its approach to achieving the previously unachievable, and its commitment to all of its stakeholders. UT believes that it can achieve all that it sets out to do.

We are grateful to share this journey with all of our stakeholders. We appreciate your continued support.

Onward!

LOUIS W. SULLIVAN, M.D.
Independent Director
Member, Compensation and Nominating and Governance Committees

At United Therapeutics, the first publicly-traded biotech company to take the form of a public benefit corporation, you will find something extraordinary: a successful, mission-driven company founded by parents seeking to find a cure for their daughter’s life-threatening illness.

2023 Proxy Statement     1

United Therapeutics at a Glance

WHAT IS UNITED THERAPEUTICS?

Founded to save a daughter's life, United Therapeutics is a profitable, 26-year old, $10B+ market cap, dare-to-be-different biotechnology company that is building on its expertise and success developing therapies for pulmonary arterial hypertension (PAH) to address other chronic, life-threatening medical conditions ranging from pulmonary fibrosis to pediatric cancer. We do this through our pursuit of life-changing therapies, medical devices, organ manufacturing, and transplantation technologies. Our profit margins are among the strongest in the entire biotechnology industry.

WHAT DID WE DO IN 2022?

We continued to deliver strong operating results from our pulmonary hypertension therapies and our pediatric cancer treatment, yielding revenues of over $1.9 billion and net income of over $725 million. We ended 2022 with a record number of U.S. patients being treated with our treprostinil-based therapies. We also secured approval of a new drug application for Tyvaso DPI®, a novel dry powder inhaler to deliver treprostinil in a simple-to-use device that fits in the palm of a patient’s hand. This builds on an approval in 2021 for nebulized Tyvaso® to treat patients with pulmonary hypertension due to interstitial lung disease (PH-ILD), following the compelling results of a clinical study that was published in the New England Journal of Medicine in January 2022. Tyvaso and Tyvaso DPI are now the only medicines approved by the U.S. Food and Drug Administration (FDA) to treat this life-threatening disease.

We continued the launch of the Remunity® Pump for Remodulin® in 2022, and progressed our efforts to develop RemoPro™, a prodrug molecule. These two new technologies are intended to bring added convenience and tolerance benefits to patients, and to help us maintain and grow revenues from our market-leading parenteral treprostinil business.

We continued to engage with our shareholders—twice reaching out to those that hold over 70% of our shares to offer conversations with our Board members—and steadily increased the detailed information we provide about our sustainability efforts.

HOW DID WE DO IN 2022?

Our solid 2022 results are a testament to the value of our focus on being a built-to-last, long-focused, and people-focused company. We continued our revenue growth trend in 2022, and strong revenues coupled with conservative budgeting generated substantial free cash flow, which contributed to our strong financial condition, including approximately $4.2 billion in cash, cash equivalents, and marketable securities as of December 31, 2022 (approximately $3.4 billion net of $800 million in indebtedness).

This execution led to strong stock price performance. During 2022, our stock price grew by close to 29%, outperforming the 10% decline of the Nasdaq Biotechnology Total Return Index.

Finally, we continued our leadership as a Delaware public benefit corporation (PBC) with the publication of our first Corporate Responsibility and Public Benefit Report. Converting to a PBC in 2021 aligned our charter with our longstanding values and operating model, and we believe our conversion puts us among the vanguard for running a responsible corporation.

WHERE ARE WE HEADED?

Following the 2022 launch of Tyvaso DPI and the 2021 launches of Tyvaso in PH-ILD and the Remunity Pump for Remodulin, we expect to continue to grow revenue from our treprostinil-based therapies through new indications, new formulations, and new delivery devices. We are also working on entirely new therapies to treat PAH and other rare diseases that we hope to launch over the next several years. Longer term, we have set the ambitious goal of solving the acute shortage of transplantable organs through our innovative organ manufacturing programs, including ex-vivo lung perfusion (EVLP), xenotransplantation, regenerative medicine, and organ printing.

We announced a goal to double our annual revenue run rate, from approximately $2 billion at the end of 2022 to approximately $4 billion by the end of 2025. We expect this growth to come from our ongoing commercial programs. In addition, we have four registration-phase studies underway:

●	TETON 1 and TETON 2 evaluating Tyvaso in idiopathic pulmonary fibrosis (IPF)
●	ADVANCE OUTCOMES evaluating ralinepag in PAH
●	Our phase 3 program evaluating the Centralized Lung Evaluation System (CLES) for EVLP

2     United Therapeutics, a public benefit corporation

UNITED THERAPEUTICS CORPORATION

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	LOCATION	WHO CAN VOTE
Monday, June 26, 2023 10:30 a.m. Eastern Time	virtualshareholdermeeting.com/ UTHR2023	Shareholders as of April 27, 2023 (the Record Date) are entitled to notice of, and to vote at, our 2023 Annual Meeting of Shareholders

Voting Items

Company Proposals		Board Vote Recommendation	For Further Details
1	Election of the twelve directors named in this Proxy Statement	“FOR” each director nominee	Page 17
2	Advisory resolution to approve executive compensation	“FOR”	Page 40
3	Advisory vote on the frequency of future advisory votes on executive compensation	“ONE YEAR”	Page 72
4	Approval of the amendment and restatement of the United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan	“FOR”	Page 73
5	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	“FOR”	Page 82

Shareholders will also consider and act upon such other business as may properly come before the Annual Meeting of Shareholders and any adjournment or postponement thereof. Proxy materials or a Notice of Internet Availability are being distributed to shareholders on or about May 5, 2023. This year’s Annual Meeting will be conducted solely virtually via live audio webcast. To attend the meeting online, vote your shares electronically, or submit questions, go to the website listed above. The Annual Meeting will begin at 10:30 a.m. Eastern Time on Monday, June 26, 2023, and you are encouraged to log in early to avoid any delay due to technical issues. Please review this Proxy Statement for additional information. Whether or not you expect to attend the meeting virtually, you are requested to vote your shares as promptly as possible so that your shares are represented at the meeting. All shareholders are extended a cordial invitation to attend this virtual meeting. Our list of shareholders as of the Record Date will also be available for inspection for the ten days prior to the Annual Meeting. To inspect the list, please email our Investor Relations department at IR@unither.com.

By Order of the Board of Directors,

PAUL A. MAHON
Corporate Secretary
April 28, 2023

How to Vote

INTERNET	TELEPHONE	MAIL
Before the meeting, go to proxyvote.com During the meeting, go to virtualshareholdermeeting.com/UTHR2023	(800) 690-6903	Mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope
Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation’s 2023 Annual Meeting of Shareholders to Be Held on Monday, June 26, 2023: United Therapeutics Corporation’s Proxy Statement and Annual Report on Form 10-K are available at: ir.unither.com/annual-and-proxy

2023 Proxy Statement     3

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements, which are based on our beliefs and expectations as to future outcomes, include, among others, statements about our future operating results, business plans, objectives, pipeline advancements, benefits of our products, and any other statements that contain the words believe, seek, expect, anticipate, forecast, project, intend, estimate, should, could, may, will, plan, or similar expressions, and any other statements contained or incorporated by reference into this Proxy Statement that are not historical facts. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from anticipated results. These statements may also be based on standards for measuring progress that are still developing and on assumptions that are subject to change in the future. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language, and risk factors set forth in our periodic reports and documents filed with the SEC, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the PSLRA for forward-looking statements. Our forward-looking statements speak only as of the date of this Proxy Statement or as of the date they are made, and we assume no obligation to update or revise the information contained in this Proxy Statement whether as a result of new information, future events, or any other reason.

WEBSITE REFERENCES

Website references included throughout this Proxy Statement are provided for convenience. The content on the referenced websites are not incorporated herein and are not part of this Proxy Statement.

4     United Therapeutics, a public benefit corporation

2023 Proxy Statement     5

BUSINESS OVERVIEW

Our Business

We market five products for pulmonary hypertension (PH) (three for PAH, and two for both PAH and PH-ILD), and one product for pediatric high-risk neuroblastoma (NB). Our leading PH product, Tyvaso®, was approved in 2021 to treat PH-ILD, making it the first approved therapy to treat this life-threatening disease that we believe impacts at least 30,000 patients in the United States.

PH Portfolio	NB Product

Continued Innovation Leads to Revenue Growth

Four of our PH products are prostacyclin analogues based on the molecule treprostinil: Tyvaso and Tyvaso DPI (inhaled products) are approved for PAH and PH-ILD, Remodulin (delivered parenterally, via intravenous (IV) or subcutaneous (subQ) pumps) is approved for PAH, and Orenitram® (an oral tablet) is approved for PAH. Our fifth PH product is Adcirca®, a PDE-5 inhibitor approved for PAH. Unituxin® is a monoclonal antibody for treatment of pediatric high-risk NB.

Our total revenues grew 15% in 2022, compared to 2021. Following the approval and launch of Tyvaso DPI in May 2022, Tyvaso revenue (including both nebulized Tyvaso and Tyvaso DPI) grew 44% year-over-year. The number of patients being treated with Tyvaso grew by approximately 1,700 in 2021 (to approximately 6,000 patients at year-end 2022), and we expect continued growth for Tyvaso. Orenitram continued its growth following the FREEDOM-EV label expansion in 2019.

In addition, even with continued generic competition in worldwide markets, Remodulin revenues remained steady. In 2021, we launched the Remunity Pump for Remodulin, and this product continued to gain traction in the PAH community in 2022. We continue to invest in new molecules and delivery systems to continue to help PAH patients using Remodulin.

We are actively working to improve the treprostinil molecule and each of its delivery systems to enhance convenience, safety, and patient outcomes. We are also actively studying additional indications for Tyvaso. We expect these efforts will result in revenue growth for our treprostinil-based products.

Tyvaso: TETON Studies in IPF

We are conducting two pivotal studies of Tyvaso in patients with IPF called TETON 1 and TETON 2. We believe there are approximately 100,000 IPF patients in the United States. Presently, treatment options for IPF patients are extremely limited.

Tyvaso DPI

In May 2022, we gained FDA approval for Tyvaso DPI. Tyvaso DPI is a dry powder formulation of treprostinil for the treatment of PAH and PH-ILD, and was developed under a license and collaboration agreement with MannKind Corporation. We believe this product, which is a small, pocket-sized inhaler that does not need electricity, has significant convenience advantages over current inhaled prostacyclin alternatives. Approval of Tyvaso DPI was based on pivotal development studies that demonstrated biocomparability between Tyvaso DPI and nebulized Tyvaso Inhalation Solution.

Remodulin: Prodrug and Next-Generation Parenteral Pump Systems

Along with our recently-launched Remunity Pump for Remodulin, we are conducting a series of phase 1 studies to develop a new prodrug of treprostinil called RemoPro, which is intended to enable subcutaneous delivery of treprostinil therapy with less site pain than is currently associated with subQ Remodulin. As a prodrug, RemoPro is designed to be inactive in the subQ tissue, which should decrease or eliminate site pain, and to metabolize into treprostinil once it has been absorbed into the blood. Together, we believe Remunity and RemoPro would improve patient convenience and potentially serve some of the 30-40% of PAH patients who refuse parenteral therapy because of site pain, the inconvenience of current pump designs, or interference with lifestyle choices. We are also working with industry partners to develop additional next-generation IV and subQ treprostinil pump systems.

6     United Therapeutics, a public benefit corporation

Business Overview

United Therapeutics Treprostinil Historical Annual Net Sales

In the chart above: (1) Remodulin revenues include sales of infusion devices, such as the Remunity Pump; and (2) Tyvaso revenues include both the drug product and the respective inhalation devices for both Tyvaso and Tyvaso DPI.

We’re Moving Beyond Treprostinil…

We believe that treprostinil will be one of the standards of care in PAH for some time to come and anticipate significant growth through label expansions and new formulations and delivery devices. In addition, we are working on programs beyond treprostinil that we think could have an outsized impact on patients with PAH and other lung diseases. For example, we are developing ralinepag, which is a next-generation, oral, selective, and potent prostacyclin receptor agonist. We are studying ralinepag in a registration-phase clinical trial of PAH patients called ADVANCE OUTCOMES. We believe ralinepag’s once-daily dosing will make it highly competitive with the existing approved oral prostacyclin agonist, selexipag, which is a competitor’s product that generated U.S. revenues of approximately $1.1 billion in 2022.

…and Seeking a Cure

The ultimate solution for many patients with PH and many other life-threatening diseases is a cure through organ transplantation. Each year, end-stage organ failure kills millions of people. A significant number of these patients could have benefited from an organ transplant. Unfortunately, the number of usable, donated organs available for transplantation has not grown significantly over the past half century, while the need has soared. Our long-term goals are aimed at addressing this shortage. With advances in technology, we believe that creating an unlimited supply of tolerable manufactured organs is now principally an engineering challenge, and we are dedicated to finding engineering solutions.

We are heavily engaged in research and development of a number of organ transplantation-related technologies including regenerative medicine, organ bio-printing, xenotransplantation, and EVLP.

Several key achievements in our organ manufacturing program include:

●	First Successful Xenotransplantation of a Porcine Heart: In January 2022, University of Maryland School of Medicine surgeons successfully transplanted our experimental, genetically-modified UHeart™ into a living human under an expanded access authorization by the FDA. The patient ultimately survived for two months following the UHeart transplantation. In June 2022, data from this procedure were published in the New England Journal of Medicine.
●	Successful UThymoKidney and UKidney Tests in Preclinical Human Models: In September 2021, collaborators at New York University (NYU) and University of Alabama Birmingham (UAB) tested UThymoKidneys™ and UKidneys™ from our genetically modified pigs in brain-dead organ donors, providing preclinical evidence that genetically modified pig organs could transcend the most proximate immunological barriers to xenotransplantation. Results of the UAB experiment were published in the American Journal of Transplantation in January 2022, and results of the NYU experiments were published in the New England Journal of Medicine in May 2022.

2023 Proxy Statement     7

Business Overview

●	EVLP: As of March 31, 2023, nearly 300 patients have received lung transplants following the use of our centralized EVLP service. EVLP technology increases the number of transplantable lungs by giving surgeons the ability to assess the function of marginal lungs to determine if the lungs are suitable for transplantation. This allows for the use of lungs that would have otherwise not been transplanted.
●	Drone Delivery of Organs: In October 2021, we successfully completed the first-ever drone delivery of a lung for transplant at Toronto General Hospital, demonstrating the feasibility of our goal of delivering our manufactured organs by aircraft that will consume zero fossil fuels.

2022 Performance in Review

✓	CONTINUED STRONG REVENUE PERFORMANCE	✓	INDUSTRY-LEADING PROFITABILITY
●Revenue grew 15% in 2022 compared to 2021
●U.S. treprostinil-based revenues reached an all-time high
●The number of U.S. patients on our treprostinil-based therapies reached an all-time high
●Tyvaso revenue grew by 44% in 2022 compared to 2021, driven by the PH-ILD label expansion and the commercial launch of Tyvaso DPI in June 2022

●Net income exceeded $725 million in 2022
●Net income margin was 38% and EBITDASO margin* was 57% in 2022, compared to -25% average net income margin and -8% average EBITDASO margin* for our compensation peer group**
●$1.97 million in revenue per employee in 2022, which ranks second among the 25 companies in our compensation peer group

✓	CONTINUED INNOVATION AND R&D PROGRESS	✓	STRONG BALANCE SHEET POISED FOR FUTURE INVESTMENT
●Approval of Tyvaso DPI in May 2022 ●Continued progress on four registration-phase studies
●$4.2 billion in cash, cash equivalents, and marketable investments as of December 31, 2022
●$800 million in debt outstanding as of December 31, 2022
●Strong balance sheet well-positioned to endure economic instability, and pursue strategic R&D and business development

*	EBITDASO margin is a non-GAAP measure. A reconciliation of this non-GAAP measure and other information relating to this measure can be found in Annex B to this Proxy Statement
**	For a description of our compensation peer group, see Executive Compensation—Compensation Discussion and Analysis—2022 Compensation Design—Compensation Peer Group

8     United Therapeutics, a public benefit corporation

CORPORATE RESPONSIBILITY

Mission and Unitherian Culture

At United Therapeutics, we are crystal clear about our purpose and talk about it often—developing innovative therapies for unmet needs, with the ultimate objective of finding a cure for end-stage organ diseases by creating an unlimited supply of tolerable, transplantable organs. We maintain a vibrant, entrepreneurial culture, instilling our employees with a sense of ownership and meaning that we believe gives us a competitive advantage in achieving our mission.

Our Patients
Innovation: In January 2022, we supplied the genetically modified pig heart—our UHeartTM—that was successfully transplanted by surgeons at the University of Maryland School of Medicine into a living patient; and in May 2022, the FDA approved our dry powder formulation of inhaled treprostinil called Tyvaso DPI, for treatment of both PAH and PH-ILD, which we launched commercially in June 2022.
Patient Safety: Almost 900 volunteers participated in 15 of our clinical trials in 2022. We are subject to external audits by health authorities who verify that we are complying with applicable laws, regulations, and ethical standards. No regulatory inspections of our clinical trials resulted in required, voluntary, or official actions or monetary fines in 2022.
Patient Support, Education, and Financial Assistance: We rolled out our first copay assistance care program for patients taking Adcirca in 2010. Tens of thousands of patients have enrolled in our ASSIST programs, and we provided no-cost assistance to approximately 700 PH-ILD patients between March 2021 and year-end 2022 while awaiting Centers for Medicare and Medicaid Services coverage.
Supply Chain Reliability and Inventory: We maintain a rigorous GxP Quality & Compliance program covering those aspects of our supply chain that could impact the quality and safety of our products. We use more than 600 pre-qualified raw material vendors and service providers to support clinical and commercial business operations. We also maintain, at a minimum, a two-year inventory of Tyvaso (nebulized only), Remodulin, and Orenitram based on expected demand, and we contract with third-party contract manufacturers to supplement our capacity for some products to ensure uninterrupted supply to patients who are prescribed our therapies.

Our People
Diversity & Inclusion: We are fully committed to diversity, equity, and inclusion—see details below.
Communication: Recent surveys showed that 93% of participating Unitherians said that United Therapeutics is a Great Place to Work, and our voluntary turnover remains among the lowest relative to peers in the life sciences, biotech, and pharma industries at 8.8% compared to the industry median of 16.1% (based on June 1, 2021 through June 1, 2022 data from Aon/Radford’s Turnover Study for the Life Sciences/Biotech/Pharma Sector, published December 2022).
People Programs: Our people programs are designed to demonstrate how much we value our Unitherians, and to enable all Unitherians to participate in our financial success. For example, all full-time domestic Unitherians have cash compensation targets of at least $75,000 annually (base salary + bonus target). We also provide meaningful opportunities for employees to share in our success by making every full-time Unitherian a shareholder through our long-term incentive compensation programs. In 2022, we expanded several benefits including providing access to medical, dental, and vision benefits to part-time Unitherians and increasing the value of our adoption assistance program, which changes took effect January 1, 2023. We offer other market-leading benefit programs and provide access to a variety of health and wellness facilities and programs, such as on-site childcare centers and state-of-the-art fitness centers, along with access to 24/7 employee assistance programs.
Safe Work Environment: We had two work-related incidents and zero OSHA recordable incidents for our U.S. operations in 2022, with an overall incidence rate of 0.2 per 100 full-time workers. This is significantly below the average incidence rate of 1.5 recordable cases per 100 full-time workers for the pharmaceutical preparation manufacturing industry.

2023 Proxy Statement     9

Corporate Responsibility

Our Presence
Environmental Stewardship: Through a combination of onsite solar energy and the use of certified renewable energy certificates (RECs), we sourced more than 90% of our electricity from renewables in 2022. We maintain a portfolio of two LEED Gold certified buildings and four net zero energy facilities, including our LEED Platinum certified 135,000 square foot Unisphere in downtown Silver Spring, Maryland.
Historical Environmental Data: We made significant progress implementing a data management system to enable more systematic tracking of our environmental footprint and enable calculation of our Scope 1 and Scope 2 greenhouse gas emissions. As we expand our ESG reporting efforts, we remain committed to taking steps to help mitigate our climate impact and enhance our disclosures.
Our Community Programs: In 2022, employees were excited to rejoin colleagues for in-person, UT-sponsored Community Service Days, delivering hundreds of hours of service cumulatively by engaging in activities ranging from packing ready-prep meals for local foodbank distribution, to building playhouses for families in need to be distributed by Habitat for Humanity. We also contributed to the communities in which we operate and advanced our PBC objectives by sharing our knowledge and sponsoring local and national initiatives. For example, in 2022, our commercial real estate team shared their knowledge and experience building first-of-their-kind innovative green buildings with hundreds of students, academics, community members, and peers through presentations and tours of our net zero energy buildings. We sponsored several STEM-related efforts such as the Maryland STEM Festival. We continued our commitment to sponsor organizations working to advance Diversity, Equity, and Inclusion (DEI) by giving to organizations selected with employee input—the Black Mammas Matter Alliance, City Year, The Innocence Project, and Stop AAPI Hate. We also continued sponsorship of several organizations advancing health and wellness and the arts.

Our Principles
Ethics & Compliance: Our Compliance Principles, based on our key tenet of "Do the Right Thing," outline how we expect all Unitherians to conduct themselves. 100% of our Unitherians are trained annually on our Code of Conduct.

For more details about our commitment to Corporate Responsibility, download our 2022 Corporate Responsibility and Public Benefit report at corporateresponsibility.unither.com. The information on our sustainability website and in our 2022 Corporate Responsibility and Public Benefit report are not incorporated by reference into, and do not form part of, this Proxy Statement.

Diversity, Equity, and Inclusion

Over the course of 2022, we continued to strengthen our focus on DEI at the Board level and throughout our company. In 2020, we established our DEI plan and framework to guide our work. Our goal is to ensure that DEI continues to be intrinsically woven into our day-to-day culture. To this end, in 2022:

●	We codified "inclusive" as one of our five company-wide core values and launched a "core values" communication campaign to all employees
●	We continued our DEI learning journey, which included launch of a self-paced Emerging Leader training curriculum and a combination of live and self-directed training designed to promote and enrich awareness of important DEI topics. These included company-wide training on "Contributing to an Inclusive Culture" and leadership-focused training on "Intercultural Competence & Microagressions in the Workplace." The majority of Unitherians participated in our DEI training programs in 2022
●	Our Inclusion Advisory Group and DEI Executive Council, two working groups that provide input for and oversight of our ongoing DEI initiatives, met regularly and contributed to our key accomplishments in 2022. Their work included providing support to our Employee Resource Groups—our Inspire Women’s Group and our UT’s Black Affinity Organization—both of which led programs raising awareness and connecting Unitherians across geographies and functions in 2022

All Unitherians	Management

10     United Therapeutics, a public benefit corporation

Corporate Responsibility

Creating a Sustainable Public Benefit Corporation

In 2021, with overwhelming shareholder support, we converted our company from a traditional Delaware corporation into a Delaware PBC. This change aligned our legal form with our longstanding commitment to serve our patients, and we continue to believe it will: (1) enhance our ability to recruit and retain top talent; (2) reinforce our standing and credibility with regulators and stakeholders; (3) attract more of the rapidly growing pools of duration, impact, and Environmental, Social and Governance (ESG)-screened capital; and (4) enhance our ability to create excellent and sustainable value for our shareholders.

The fiduciaries of a PBC must identify the specific public benefit purpose they will pursue alongside their creation of shareholder value. They must also report on their promotion of this specific public benefit purpose. Our PBC purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.

Our shareholders have expressed a keen interest in learning how United Therapeutics is working to create a sustainable company and to address our ESG objectives, and we are steadily increasing the amount and granularity of our disclosures to meet this interest. See corporateresponsibility.unither.com. With our PBC conversion, we became the first publicly-traded biopharmaceutical company organized as a PBC. As a PBC we are required to report on our progress toward fulfilling our PBC mission, which we believe further enhances our disclosures and relationships with employees, patients, shareholders, and other stakeholders.

What is a Public Benefit Corporation?
A Delaware PBC is a for-profit corporation. There are two primary differences between a PBC and a traditional Delaware for-profit corporation:
●A corporation organized as a Delaware PBC identifies in its certificate of incorporation one or more specific public benefits that it will seek to promote in addition to shareholders' financial interests. The public benefits are actions or goals that are intended to have positive effects on a category of persons, entities, interests, or communities.
●In making decisions, directors of a PBC have an obligation to balance the financial interests of shareholders, the interests of stakeholders materially affected by the PBC’s conduct, and pursuit of the corporation’s public benefit purpose.
A Delaware PBC must also provide its shareholders with a statement, at least every other year, as to the PBC’s assessment of the success of its efforts to promote its public benefit purpose and the best interests of those materially affected by the PBC's conduct. We plan to provide this update annually with our Corporate Responsibility and Public Benefit Report.

2023 Proxy Statement     11

PROXY SUMMARY

Voting Matters

Shareholders will be asked to vote on the following matters at the Annual Meeting:

1	Election of Directors
This year at our Annual Meeting, Mr. Christopher Causey, Professor Raymond Dwek, Mr. Richard Giltner, Professor Katherine Klein, Mr. Ray Kurzweil, Dr. Linda Maxwell, Professor Nilda Mesa, Dr. Judy Olian, Dr. Martine Rothblatt, Mr. Christopher Patusky, Dr. Louis Sullivan, and Gov. Tommy Thompson are nominees for election as directors to serve one-year terms until our 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their office is otherwise vacated.

Our Board recommends a vote FOR each director nominee.		See page 17

2	Advisory Resolution to Approve Executive Compensation
We are asking our shareholders to vote on an advisory resolution, commonly known as a “Say-on-Pay” proposal, to approve executive compensation as reported in this Proxy Statement.
Our Board recommends a vote FOR this proposal.		See page 40

3	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
We are asking our shareholders to vote on an advisory vote on the frequency of future advisory votes to approve executive compensation.
Our Board recommends that you vote for the option to conduct future advisory votes on executive compensation every ONE YEAR.		See page 72

4	Approval of the Amendment and Restatement of The United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (the Plan)
The Amendment and Restatement makes the following changes to the Plan:
●Increases the maximum number of shares of our common stock that may be issued under the Plan by 1,000,000 shares
●Extends the expiration date of the Plan to April 20, 2033

Our Board recommends a vote FOR this proposal.		See page 73

5	Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2023
The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2023. We ask that our shareholders vote to ratify this appointment.
Our Board recommends a vote FOR this proposal.		See page 82

12     United Therapeutics, a public benefit corporation

Proxy Summary

Governance Highlights

Board of Directors

			Director Since	Committee Membership
Name and Primary Occupation		Age		AC	CC	NGC
Christopher Causey, M.B.A.	IND	60	2003	●
Former Consultant and Healthcare Executive
Raymond Dwek, C.B.E., F.R.S.	IND	81	2002		●
Emeritus Director of the Glycobiology Institute, University of Oxford
Richard Giltner	IND	59	2009			●
Former Portfolio Manager, Lyxor Asset Management
Katherine Klein, Ph.D.	IND	66	2014
Professor of Management, The Wharton School Former Vice Dean, Wharton Social Impact Initiative
Ray Kurzweil	IND	75	2002
Principal Researcher and AI Visionary, Google
Linda Maxwell, M.D., M.B.A.	IND	49	2020	●
Head and Neck Surgeon, Private Practice Founding and Executive Director, Biomedical Zone in Toronto
Nilda Mesa, J.D.	IND	63	2018		●	●
Adjunct Professor, Columbia University Former Director, NYC Mayor’s Office of Sustainability
Judy Olian, Ph.D.	IND	71	2015	●
President, Quinnipiac University Former Dean, UCLA Anderson School of Management
Christopher Patusky, J.D., M.G.A.	IND	59	2002			●
Founder, Patusky Associates, LLC Vice Chair and Lead Independent Director, United Therapeutics
Martine Rothblatt, Ph.D., J.D., M.B.A.		68	1996
Founder, Chairperson, and Chief Executive Officer, United Therapeutics
Louis Sullivan, M.D.	IND	89	2002		●	●
President Emeritus, Morehouse School of Medicine Former Secretary, U.S. Department of Health and Human Services
Governor Tommy Thompson, J.D.	IND	81	2010	●
Former Governor of Wisconsin Former Secretary, U.S. Department of Health and Human Services

AC – Audit Committee	●	Member
CC – Compensation Committee		Chair
NGC – Nominating and Governance Committee	IND	Independent

2023 Proxy Statement     13

Proxy Summary

Board Snapshot

Independence	Board Diversity

Public Company Board Experience (non-UT)	International
Executive Management Experience	Science / Medicine
Financial Acumen	Healthcare Industry Experience
Legal	Environmental, Social, and Governance
Government / Regulatory Experience

Our Governance Best Practices

We have taken great strides over recent years to implement best corporate governance practices, often acting ahead of the curve in terms of our industry peers and the Russell 3000.

✓	MAJORITY VOTING	✓	BOARD DESTAGGERING	✓	DIVERSITY AND REFRESHMENT
In 2015, we adopted a majority voting standard with a director resignation policy
In 2020, we amended our Certificate of Incorporation to commence a destaggering process. At our 2023 Annual Meeting, all of our directors are standing for re-election for one-year terms, thereby completing the destaggering process
Diversity and refreshment are also key areas of focus where we are largely in line with our peers or ahead of the curve. For example, our Board is 42% female. Since 2014, we have added four new directors, all of whom are female and two of whom self-identify as racially/ethnically diverse

✓	PROXY ACCESS	✓	SHAREHOLDER FEEDBACK	✓	ENHANCED DISCLOSURE
In 2015, we adopted a market-standard form of proxy access		Our Compensation and Nominating and Governance Committees take shareholder feedback on executive compensation and corporate governance seriously—we have made numerous changes in direct response to shareholder feedback		In 2022, we issued our third annual corporate responsibility report, containing our first public benefit report, and expanding our ESG disclosures. In the 2022 Proxy Statement, we began providing enhanced disclosure regarding our Board's skills and diversity

14     United Therapeutics, a public benefit corporation

Proxy Summary

Executive Compensation Highlights

Total Compensation Mix—Pay for Performance

United Therapeutics has a strong pay-for-performance philosophy, as a substantial majority of pay for our Chief Executive Officer and other Named Executive Officers (NEOs) (as defined below under Compensation Discussion and Analysis—Our Named Executive Officers) is performance based, and at-risk based on individual and company performance.

For 2022, we further enhanced our pay-for-performance philosophy with the addition of a patient-focused metric, the "Patient Multiplier," which is a new element of our annual cash incentive bonus program for NEOs, incentivizing stretch performance. The addition of this element is synergistic with our PBC purpose of providing a brighter future for patients and aligns with our goal of reaching 25,000 patients with our therapies by the year 2025, while balancing and complementing our financial goals.

Our 2022 performance drove home the strength of our executive compensation programs—we exceeded our revenue target and our patient target, maintained top quintile profitability, made substantial progress on critical R&D programs, and delivered an uninterrupted supply of medicines to our patients—all while delivering 29% share price growth to shareholders.

The following charts illustrate the extent to which pay for our Chief Executive Officer and our other NEOs is “at risk”, meaning payout levels are based entirely on performance due to the use of performance targets, in the case of our cash incentive program, or an inherent stock price performance criterion, in the case of stock options. For each chart, the amounts shown represent 2022 base salary (on an annualized basis, following the March 2022 salary increases), 2022 target cash bonus opportunity, and the annualized grant-date fair value of long-term incentive awards granted in March 2019, which was a four-year grant covering the period 2019-2022.

2022 CEO and Other NEOs Pay Mix

CEO
Other NEOs

No Equity Awards Granted to NEOs in 2022

In 2019, we implemented a long-term incentive compensation program which consisted of a four-year equity grant to our NEOs, which was granted instead of annual equity awards for the performance years 2019 through 2022. The four-year awards were granted in March 2019 and were divided equally into the following two forms of stock options:

●	Premium-Priced Performance Stock Options. 50% of each NEO’s equity award covering grants for 2019-2022 was granted with a premium-priced performance condition by virtue of an exercise price equal to 115% of our closing stock price on the date of the grant, requiring our stock price to grow by more than 15% above the share price on the grant date before our NEOs can realize any value from the award. These stock options vested in full on the fourth anniversary of the grant date (i.e., “cliff” vest), promoting retention and a long-term view.
●	Market-Priced Stock Options. 50% of each NEO’s equity award covering grants for the period of 2019-2022 was granted with an exercise price equal to our closing stock price on the date of grant. These awards vested in equal thirds on the second, third, and fourth anniversaries of the date of the grant, as a retention incentive.

While only the premium-priced options may count as "performance-based" according to some, we viewed both of these tranches as performance-based, as both require significant and sustained stock price growth in order to enable our NEOs to realize any value from them. Both tranches have an eight-year term, which means they will need to grow and sustain the stock price more quickly than would be the case for options with a more typical ten-year term.

2023 Proxy Statement     15

Proxy Summary

These awards were intended to compensate our NEOs over the four-year period of our then-current business plan. In response to shareholder feedback, we committed that we would not make any additional equity grants during this four-year period (2019-2022) to our existing NEOs. As such, no equity was awarded to our NEOs in 2022. When viewed on an annualized basis, these awards meaningfully decreased overall compensation and decreased overall dilution when compared with the results if we had continued our previous program of making annual equity grants for four additional years. On an annualized basis, this program reduced our Chief Executive Officer’s total target direct compensation from the top quartile in 2018 to approximately the 50th percentile of our peer group in 2019, 2020, 2021, and 2022.

The four-year awards were designed to incentivize and retain our NEOs over this critical four-year period, which aligned with our then-current four-year business plan intended to drive substantial revenue growth despite generic competition, while reducing compensation on an annualized basis in response to shareholder feedback on our executive compensation programs.

Because we did not grant any equity awards in 2022, compensation paid to our Chief Executive Officer in 2022 as reported in the Summary Compensation Table remains drastically reduced at $5.3 million—an 88% reduction in pay compared to 2019, the last year in which we granted an equity award to our CEO (which was intended to compensate our CEO over a four-year period).

2023 Equity Incentive Compensation Program

Based on feedback provided by shareholders during our 2020 shareholder engagement both before and after our 2020 Annual Meeting, in 2021 we committed that our next equity incentive awards to our NEOs would meet the following criteria:

●	Will be an annual award (i.e. granting one year of equity in 2023)
●	Will be at least 50% performance-based
●	Will include one or more performance conditions other than stock price appreciation
●	Will include a mix of equity instruments, including the use of performance shares

In March 2023, we granted our first equity awards to NEOs since the 2019 four-year award. The terms of these 2023 NEO awards met or exceeded each of the commitments we made to shareholders, as described above. In particular, our 2023 NEO equity awards have the following features:

●	The award was a one-year award (not a front-loaded grant)
●	100% of the award is performance-based
●	The award is comprised of performance stock units and performance stock options
●	The performance metrics for these awards are based on (1) revenue growth over a three-year performance period; (2) cash profit margin performance over a three-year performance period; and (3) research and development achievements over a three-year performance period

Incentivizing and Rewarding Revenue Growth

We continue to set robust goals under our annual Company-Wide Milestone Program, which governs short-term cash bonuses for our NEOs. As one example, the chart below shows our revenue targets for the past three years and our actual revenue performance each year. For 2022, our revenue threshold was set above prior-year performance, and our revenue target was set to incentivize significant year-over-year revenue growth. Our Compensation Committee also reviews analyst consensus revenue estimates in setting our revenue targets.

16     United Therapeutics, a public benefit corporation

OUR CORPORATE GOVERNANCE

1	Election of Directors
Our Board consists of twelve members. While our Board was historically classified, we have been in the process of declassifying. This year, all twelve members have been re-nominated for one-year terms, thus completing our declassification process and shift to annual director terms. This year at our Annual Meeting, the following individuals, each of whom is a current director, have been re-nominated for election as director to serve one-year terms until our 2024 Annual Meeting of Shareholders: Mr. Christopher Causey, Professor Raymond Dwek, Mr. Richard Giltner, Professor Katherine Klein, Mr. Ray Kurzweil, Dr. Linda Maxwell, Professor Nilda Mesa, Dr. Judy Olian, Mr. Christopher Patusky, Dr. Martine Rothblatt, Dr. Louis Sullivan, and Governor Tommy Thompson. Professor Dwek, Mr. Patusky, and Governor Thompson were each previously elected by shareholders at our 2020 Annual Meeting to serve a three-year term as Class III directors. The remaining nominees were each previously elected by shareholders at our 2022 Annual Meeting to serve one-year terms. Please see Board Declassification below for further details regarding our declassification process.
Directors are elected by a majority of votes cast at our Annual Meeting. A majority of votes cast means that the number of votes cast for the director nominee’s election must exceed the number of votes cast against that director nominee’s election. Broker non-votes and abstentions are not considered votes cast and therefore have no impact on the election of directors. Cumulative voting is not permitted in the election of directors. Proxies may not be voted for more than twelve nominees.
Each of our director nominees has consented to be named in this Proxy Statement and to continue to serve on our Board of Directors, if elected. We do not anticipate that any nominee will become unable or unwilling to accept their nomination or election. If such an event should occur, the persons named on the proxy card intend to vote for the election of such other person as is selected by our Board in such nominee’s stead. In the alternative, the persons named on the proxy card may simply vote for the remaining nominees, leaving a vacancy that may be filled at a later date by our Board of Directors, or our Board of Directors may reduce the size of our Board.
Our Board of Directors recommends that you vote FOR the election of each of the nominees.

Selecting Directors

We believe that our directors should possess the highest personal and professional ethics, integrity, and values, and should be committed to representing the best interests of our shareholders and other stakeholders. We also endeavor to have a Board of Directors that, as a whole, represents a range of experiences in business, government, education, and technology and in other areas that are relevant to our business activities. As reflected in our Corporate Governance Guidelines, our Board and our Nominating and Governance Committee seek to achieve a diversity of occupational and personal backgrounds on the Board, including with respect to gender and racial/ethnic diversity, and actively include women and racially/ethnically diverse candidates in the pool from which Board nominees are chosen. We assess the effectiveness of our efforts in this respect during the annual Board and Board committee evaluation process coordinated by our Nominating and Governance Committee. In addition, our Nominating and Governance Committee seeks to recommend director candidates who will enhance the quality of our Board’s deliberations and decisions, take their duties seriously, and promote the values and ethics to which we subscribe. Our Board also believes there are certain attributes every director should possess, which are described in the How We Select Our Director Nominees section below. In evaluating incumbent directors for re-nomination to our Board, the members of our Nominating and Governance Committee consider a variety of factors. These include each director’s independence, financial literacy, personal and professional accomplishments, tenure on and contributions to our Board, and experience in light of our business goals.

Board Evaluation and Refreshment

Our Nominating and Governance Committee oversees efforts to evaluate the effectiveness of our Board and its Committees. Each Committee conducts an annual self-evaluation, and our full Board conducts an annual self-evaluation during an executive session of independent directors without management present. Our Nominating and Governance Committee leads the process of evaluating the performance of our Board, and taking steps to ensure new voices are brought in periodically to refresh our Board. Among other things, the tenure of our existing directors is considered during the re-nomination process. While several of our directors have relatively long tenures, we value their long-term perspectives, particularly given the lengthy nature of our business plans, including our research and development programs. As a result, our refreshment process is focused on bringing on new directors every few years, as opposed to focusing on arbitrary retirement requirements. We have engaged with shareholders regarding our board refreshment process and received favorable feedback.

2023 Proxy Statement     17

Our Corporate Governance

How We Select Our Director Nominees

Succession Planning
Our Nominating and Governance Committee considers current and long-term needs of our evolving business and seeks potential director candidates in light of emerging needs, our current Board structure, tenure, skills, diversity, and experience

Identification of Candidates
Our Nominating and Governance Committee engages in a search process for director candidates, led by its Chair, and actively includes women and racially/ethnically diverse candidates in the candidate pool
Our Nominating and Governance Committee considers candidates recommended by members of our Board, executive officers, shareholders, and other sources, and evaluates shareholder nominees using the same criteria as it uses to evaluate all other candidates
A shareholder who wishes to recommend a prospective nominee for our Nominating and Governance Committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary at the address set forth under Shareholder Communication with Directors below

Qualifications Sought
To be considered, each director candidate must meet the following minimum criteria:
●Personal and professional integrity
●A record of exceptional ability and judgment
●Ability and willingness to participate fully and work constructively in Board activities, including active participation in meetings of our Board and any committees to which they are assigned
●Interest, capacity, and willingness, in conjunction with the other members of our Board, to serve the interests of our shareholders
●Reasonable knowledge of our field of operations, as well as familiarity with the principles of good corporate governance
●Expertise needed to serve on one or more committees of our Board
●Independence, including the absence of any personal or professional relationships that would adversely affect the candidate's ability to serve our best interests and those of our shareholders
In addition, our Nominating and Governance Committee is interested in candidates who possess the following skills:
●The ability to contribute to the variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other characteristics that differ among members of our Board
●A desire to contribute positively to the existing tone and collaborative culture among our Board members
●Professional and personal experiences and expertise relevant to achievement of our strategic objectives

Meeting with Candidates
Once our Nominating and Governance Committee identifies a potential director nominee, it screens the candidate, performs reference checks, and conducts interviews with the assistance of our General Counsel and our Chairperson and Chief Executive Officer
If the outcome of that process is favorable, our Nominating and Governance Committee may recommend the candidate to our Board for consideration

Decision and Nomination
Our Nominating and Governance Committee recommends, and our full Board approves, the director candidates who are best qualified to serve the interest of our shareholders. Our Nominating and Governance Committee’s evaluation of director nominees considers their ability to contribute these qualities and skills to our Board

Election
Each year, shareholders consider and elect directors at our Annual Meeting of Shareholders. In addition, our Board may appoint directors to fill vacancies upon the recommendation of our Nominating and Governance Committee during the year

18     United Therapeutics, a public benefit corporation

Our Corporate Governance

Re-Nomination Process
Our Nominating and Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions.
In considering whether to recommend re-nomination of a director for election at our Annual Meeting, our Nominating and Governance Committee conducts a detailed review, considering factors such as:
●The extent to which the director’s judgment, skills, qualifications, and experience (including those gained due to tenure on our Board) continue to contribute to our Board’s success
●Attendance and participation at, and preparation for, Board and committee meetings
●Independence
●Shareholder feedback, including the support received by those director nominees elected at our most recent Annual Meeting
●Outside board and other affiliations, including any actual or perceived conflicts of interest
●The extent to which the director continues to contribute to our Board’s diversity

Board Diversity and Skills

We believe it is important that our Board is composed of individuals reflecting the diversity represented by our employees, our patients, and our communities. In recent years, our Nominating and Governance Committee has taken this priority to heart in its nominations process, and the diversity of our Board has grown significantly. With the addition of Dr. Linda Maxwell in 2020, we have continued to expand the diversity of our Board, which is among the most diverse of our peers. Below, we provide details concerning the diversity and skillset of our Board members.

Knowledge, Skills and Experience
Public Board Experience*
Executive Management Experience
Financial Acumen
Legal
Government / Regulatory Experience
International
Science / Medicine
Healthcare Industry Experience
Environmental, Social, and Governance
Gender
Male
Female
Race / Ethnicity
African American or Black
Alaskan Native or American Indian
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White
LGBTQ+
*	Denotes experience serving on the board of directors of one or more public companies other than United Therapeutics

2023 Proxy Statement     19

Our Corporate Governance

Public Company Board Experience (non-UT)		International
	6/12		7/12
Executive Management Experience		Science / Medicine
	8/12		6/12
Financial Acumen		Healthcare Industry Experience
	10/12		7/12
Legal		Environmental, Social, and Governance
	4/12		11/12
Government / Regulatory Experience
5/12

Board Skill	Why This Skill is Important to Our Board
Public Company Board Experience	Public companies face heightened public scrutiny and legal, regulatory, and accounting requirements unlike those faced by private companies
Executive Management Experience	Management of large organizations such as United Therapeutics can be extremely complex and challenging, and experience with executive management can help provide the context needed for overseeing our executive officers
Financial Acumen	It is extremely important that we manage our company in a fiscally conservative manner, and present our financial results in a clear, accurate, and reliable manner, navigating the complexity of evolving accounting standards and regulatory requirements
Legal	In our business we encounter extremely complex legal issues and challenges, including threatened and actual litigation, and compliance with a myriad of laws and regulations
Government / Regulatory Experience	There are fewer industries more heavily regulated than the biopharmaceutical and medical device industries. Regulatory expertise helps ensure appropriate oversight of our compliance and regulatory functions, which are critical to our success
International	While most of our operations are U.S.-based, we conduct clinical trials and commercial distribution of our products worldwide
Science / Medicine	Our success is heavily dependent on our ability to successfully conduct insightful research and development efforts often involving cutting-edge technologies, and to manufacture our products using highly complex technologies
Healthcare Industry Experience	The healthcare sector presents unique challenges, and given our patient-centric mission experience in the healthcare field is extremely valuable
Environmental, Social, and Governance	We believe that ESG issues present important challenges, as well as the opportunity to build sustainable value for shareholders and other key stakeholders. We are committed to pursuing critically important ESG goals and fulfilling our PBC purpose, while also delivering excellent financial performance for our shareholders

The following chart provides diversity information related to our Board in accordance with Nasdaq requirements.

Board Diversity Matrix (as of April 28, 2023)
Board Size:
Total Number of Directors	12
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	7	5	0	0
Number of directors who identify in any of the categories below:
African American or Black	1	1	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	6	5	0	0
Two or More Races or Ethnicities	0	2	0	0
LGBTQ+	1
Undisclosed	0

20     United Therapeutics, a public benefit corporation

Our Corporate Governance

Proxy Access

We amended our bylaws in 2015 to implement proxy access, which allows shareholders to nominate and include in our Proxy Statement their own director nominees, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our bylaws. Our Board carefully considered feedback we received from our shareholders in creating a thoughtfully designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our shareholders, while affording a meaningful proxy access right. Shareholders who wish to nominate directors for inclusion in our Proxy Statement in accordance with the procedures in our bylaws should follow the instructions under Other Matters—Shareholder Proposals and Director Nominations in this Proxy Statement.

Majority Voting

In June 2015, as part of our Board’s ongoing review of our corporate governance policies, we amended our bylaws to provide that director nominees are elected by a majority of votes cast in uncontested director elections. A majority of votes cast means that the number of votes cast for the director nominee’s election must exceed the number of votes cast against that director nominee’s election. In connection with this bylaw amendment, our Board also adopted the director resignation policy set forth in our Corporate Governance Guidelines, providing that any director who is not elected by a majority of the votes cast is expected to tender their resignation to our Nominating and Governance Committee. Our Nominating and Governance Committee will recommend to our Board whether to accept or reject the resignation offer, or whether other action should be taken, considering all factors that our Nominating and Governance Committee believes are relevant. Our Board will act on our Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Any director who tenders their resignation pursuant to our director resignation policy will not participate in the proceedings of either our Nominating and Governance Committee or our Board with respect to their own resignation offer.

Policy on Overboarding

In 2020, we updated our Corporate Governance Guidelines to reduce our overboarding limit, such that directors are not permitted to serve on more than four public company boards (including our Board). This limit is below the limit of five boards contained in the guidelines of major proxy advisory firms, and satisfies the proxy voting criteria of our largest shareholders. In fact, this action was taken in direct response to feedback received during our shareholder outreach process in 2019. All of our directors satisfy our current overboarding policy.

Board Declassification

At our 2020 Annual Meeting of Shareholders, our shareholders approved an amendment to our Amended and Restated Certificate of Incorporation to eliminate the classification of our Board. As a result, the classified nature of our Board is being phased out, and the declassification will be completed at our 2023 Annual Meeting when our entire Board will be nominated for election to one-year terms.

Stock Ownership Guidelines

In 2011, our Board adopted Stock Ownership Guidelines applicable to our directors and our NEOs in order to further align the financial interests of our directors and NEOs with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. For non-employee members of our Board, our Stock Ownership Guidelines provide an ownership target equal to the lesser of 5,000 shares or a value equivalent to five times the annual cash Board retainer. The policy includes procedures for granting exemptions in the case of hardship. Ownership targets for our NEOs (including those serving on our Board) are described below under Executive Compensation—Compensation Discussion and Analysis—Other Executive Compensation Policies and Practices—Stock Ownership Guidelines.

2023 Proxy Statement     21

Our Corporate Governance

Board of Directors and Nominees

The following presents information concerning persons nominated for election as directors at our Annual Meeting, including their age as of the date of this Proxy Statement, membership on committees of our Board, principal occupations or affiliations during the last five years or more, director qualifications, and certain other directorships held. For additional information concerning the director nominees, including stock ownership and compensation, see the section entitled Non-Employee Director Compensation and the Other Matters—Beneficial Ownership of Common Stock table below.

Nominees for Election at our 2023 Annual Meeting of Shareholders

Mr. Causey, Mr. Giltner, Professor Klein, Mr. Kurzweil, Dr. Maxwell, Professor Mesa, Dr. Olian, Dr. Rothblatt, and Dr. Sullivan were each previously elected by shareholders at our 2022 Annual Meeting to serve a one-year term. Professor Dwek, Mr. Patusky, and Governor Thompson were each previously elected by shareholders at our 2020 Annual Meeting to serve a three-year term as Class III directors. All twelve of our directors have been re-nominated for re-election at our 2023 Annual Meeting to serve a one-year term.

Christopher Causey, M.B.A.
Age: 60	Committees:
Director Since: 2003	Nominating and Governance (Chair) Audit
Background
Mr. Causey served as the Principal of the Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, from 2002 until his retirement in 2021. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare companies. From 2001 to 2002, Mr. Causey served as Chief Marketing Officer for Definity Health Incorporated. He was also a member of the board of directors of Data Sciences International, Inc., a private company that develops wireless physiological monitoring solutions, from 2008 to 2013. Mr. Causey currently serves on the Board of Trustees of The College of Wooster. Mr. Causey received his bachelor's degree in psychology from The College of Wooster, and his M.B.A. from The George Washington University.
Director Qualifications
Drawing upon nearly 30 years of experience in strategic planning and marketing for health care delivery, financing, and biotechnology organizations, including as Principal of Causey Consortium, Mr. Causey brings to our Board substantial experience in the health care and biotech industries. Our Board benefits from Mr. Causey’s extensive leadership experience as a senior health care marketing executive. Our Board has determined that Mr. Causey meets the financial sophistication requirements of Nasdaq’s listing standards for Audit Committee members.

22     United Therapeutics, a public benefit corporation

Our Corporate Governance

Raymond Dwek, C.B.E., F.R.S.
Age: 81	Committees:
Director Since: 2002	Compensation
Background
Professor Dwek is a Fellow of the Royal Society, London, and served as Director of the Glycobiology Institute at the University of Oxford from 1988 to 2021. He also served as Professor of Glycobiology at the University of Oxford from 1988 through 2009, and currently serves as Professor Emeritus. He was President of the Institute of Biology (a professional organization) from 2008 through 2010. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly-traded on the London Stock Exchange and Nasdaq, and he served as a member of its board of directors until its sale in 2003. He was the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is the founder of glycobiology, the study of the structure, biosynthesis, and biology of sugar chains attached to proteins. Professor Dwek studied Chemistry at Manchester University. After completing his M.Sc., he pursued a DPhil in Chemistry. He holds a D.Sc and M.A from Oxford University. He has been elected Fellow of the Royal Society (FRS), Fellow of the Royal Society of Chemistry (FRSC), and a Honorary Fellow Royal Institute of Physicians (Hon FRCP) and awarded the Commander of the Order of the British Empire (CBE) honour. He has been awarded honorary degrees from numerous universities worldwide.
Director Qualifications
Professor Dwek has extensive scientific experience as both the head of the Department of Biochemistry at the University of Oxford, one of the world’s largest biochemistry departments, and as a biotechnology innovator at organizations such as the Glycobiology Institute and Oxford GlycoSciences PLC. In evaluating existing and potential new programs, our Board benefits from his scientific insight and experience in pharmaceutical research and development.

Richard Giltner
Age: 59	Committees:
Director Since: 2009	Audit (Chair) Nominating and Governance
Background
From 2009 until his retirement in 2010, Mr. Giltner was a portfolio manager at Lyxor Asset Management, an asset management group at the French bank Société Générale. From 2006 until 2009, he served as a managing director of Société Générale Asset Management, an international fund management firm, and head of the European office for its fund of hedge funds group. From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale. He also held various other managerial positions within Société Générale from 1991 until 2003. Mr. Giltner has been a private investor since his retirement from Société Générale in 2010. Mr. Giltner received his bachelor's degree from Northwestern University.
Director Qualifications
Mr. Giltner brings to our Board decades of experience in the financial sector, including international financial markets, financial derivatives, alternative investments, and asset management. As our business continues to grow and expand, our Board benefits from Mr. Giltner’s global business and financial experience and his perspective as an institutional investor, as well as his leadership experience in international finance from his service in various management roles at Société Générale. Our Board has determined that Mr. Giltner is an audit committee financial expert as defined under the rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq’s listing standards for Audit Committee members.

2023 Proxy Statement     23

Our Corporate Governance

Katherine Klein, Ph.D.
Age: 66	Committees:
Director Since: 2014	None
Background
Professor Klein is The Edward H. Bowman Professor of Management at the Wharton School of the University of Pennsylvania, where she has been a member of the faculty since 2004. From 2012 to 2022, she served as the Vice Dean of the Wharton Social Impact Initiative. Prior to joining Wharton, Professor Klein was on the faculty of the University of Maryland and a visiting professor at the Stanford Graduate School of Business. She received her B.A. from Yale University, and her Ph.D. in Community Psychology from the University of Texas at Austin. An award-winning organizational psychologist, Professor Klein has conducted extensive field research regarding a range of topics including leadership succession; organizational diversity, change, climate, and effectiveness; team dynamics and performance; technology implementation; and employee ownership.
She has taught executive education and consulted with and studied a variety of for-profit and non-profit organizations including Charles Schwab, Rohm and Haas, North American Scientific, Medtronic, The Baltimore Shock Trauma Center, Penn Vet, the U.S. Census Bureau, and the Korean Management Association. Her research has been published in numerous top journals including Administrative Science Quarterly, Journal of Applied Psychology, the Academy of Management Journal, and the Academy of Management Review. She is also a former associate editor of the Journal of Applied Psychology and Administrative Science Quarterly. Professor Klein is a Fellow of the Academy of Management, the Society for Industrial and Organizational Psychology, the American Psychological Association, and the Association for Psychological Science.
Director Qualifications
As a professor and former Vice Dean at one of the world’s leading business schools, Professor Klein brings valuable expertise in organizational behavior, social impact, and employee ownership culture, topics that are of vital importance to a growing biotech company like United Therapeutics. As we adapt to the needs of a larger company while balancing our goal of maintaining an entrepreneurial culture designed to foster continued high growth and innovation, Professor Klein provides valuable insight to our Board. Additionally, as the former Vice Dean of the Wharton Social Impact Initiative, Professor Klein is highly qualified to help guide our company's thinking about the social impact and ESG performance of our business operations.

Ray Kurzweil
Age: 75	Committees:
Director Since: 2002	None
Background
Mr. Kurzweil is an inventor, entrepreneur, and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT Lemelson Prize, twenty-one honorary doctorates, a Grammy award for his contributions to music technology, and honors from three U.S. Presidents. In 2002, Mr. Kurzweil was inducted into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. Since January 2013, he has also served as a Director of Engineering and currently serves as Principal Researcher and AI Visionary for Google, a global technology and Internet search company. Mr. Kurzweil previously served on the boards of directors of Inforte Corp. and Medical Manager Corporation, both of which were publicly-traded. Mr. Kurzweil has a B.S. in Computer Science and Literature from the Massachusetts Institute of Technology.
Director Qualifications
Mr. Kurzweil brings to our Board extensive technological experience as an inventor and technology developer. His technical experience in the areas of artificial intelligence, telemedicine, and pharmaceutical research and development, and his experience in building businesses around his inventions, provide our Board with perspective in evaluating current and proposed technologies and business opportunities. Mr. Kurzweil also brings to our Board substantial corporate leadership experience from his role as Chief Executive Officer of Kurzweil Technologies, Inc., as well as public company governance experience through previous directorships.

24     United Therapeutics, a public benefit corporation

Our Corporate Governance

Linda Maxwell, M.D., M.B.A.
Age: 49	Committees:
Director Since: 2020	Audit
Background
Dr. Maxwell has been a head and neck surgeon in private practice since 2006, and is a medical educator, a published scientific author, and a health technology entrepreneur and innovator. Dr. Maxwell is Adjunct Professor of Surgery at the University of Toronto, Distinguished Visiting Professor at Toronto Metropolitan University (formerly known as Ryerson), and Associate Scientist at the Li Ka Shing Knowledge Institute in Toronto. She served as Founding and Executive Director of the Biomedical Zone in 2015—Canada’s only hospital-embedded, physician-led business incubator for emerging health technology companies—and has guided a wide variety of startup companies through clinical development, capitalization, and commercialization. Dr. Maxwell also managed a life sciences tech transfer portfolio at the University of Oxford and the UK National Health Service, executing patent strategy, spin-out company formation, and early-stage capital raising. She has also served as a healthcare innovation expert to various Canadian federal, provincial, and local government entities, as a member of the Department Audit Committee of the Public Health Agency of Canada, and as an advisor to the Canadian Medical Association and the Canadian Space Agency. She is a graduate of Harvard College and Yale Medical School, and holds an MBA from Oxford University. Dr. Maxwell completed surgical training at the University of Toronto and is double board certified in Otolaryngology-Head Neck Surgery and Facial Plastic Reconstructive Surgery. She holds an ICD.D designation, awarded by the Institute of Corporate Directors, University of Toronto, School of Management. She previously served as a member of the board of directors of Profound Medical Inc., a publicly-traded company. Since March 2021, she has been an Operating Partner of DCVC, a Silicon Valley-based based venture capital firm, where she focuses on portfolio company governance and due diligence.
Other Current Public Company Board
●ImmunityBio, Inc.
Director Qualifications
Dr. Maxwell brings to our Board important expertise as a medical doctor, as a health technology entrepreneur and innovator, and as an expert in corporate governance. Her experience in guiding emerging health technology companies through clinical development and commercialization is highly valued to an entrepreneurial biotech company like United Therapeutics. In addition, our Canadian operations have become increasingly important in recent years, so Dr. Maxwell's knowledge of the Canadian regulatory environment is very valuable to us. Our Board has determined that Dr. Maxwell meets the financial sophistication requirements of Nasdaq’s listing standards for Audit Committee members.

2023 Proxy Statement     25

Our Corporate Governance

Nilda Mesa, J.D.
Age: 63	Committees:
Director Since: 2018	Compensation Nominating and Governance
Background
Professor Mesa has had a long and innovative career in environment, energy, and sustainability at the city, state, national, and global levels, and now writes and presents extensively on climate, energy, equity, and urban systems relating to them. From 2014 to 2016, Professor Mesa served as Director of the New York City Mayor’s Office of Sustainability, where she led the pathbreaking OneNYC longterm sustainability plan for the city. As chief sustainability officer for New York City, she oversaw programs in climate, energy, sustainability, air quality and public health, waste, green buildings, transportation, public education, and other initiatives. In 2016, she returned to Columbia University, where she had previously served, as an adjunct professor at the School of International and Public Affairs, as well as Director of the Urban Sustainability and Equity Planning Program with Columbia’s Center for Sustainable Urban Development at the Earth Institute. She was also Adjunct Professor in the Graduate School of Architecture, Planning, and Preservation. In 2006, she founded Columbia’s Office of Environmental Stewardship, one of the first in the United States for a university. She also served as Chief Administrative Officer at the Columbia Journalism School from 2012 to 2014. Before joining Columbia, Professor Mesa served in environmental leadership roles at the White House Council on Environmental Quality, the U.S. Air Force, the U.S. Environmental Protection Agency, and the California Attorney General’s office, and practiced law in both the public and private sectors. Her work has involved extensive international experience, including most recently a 2018 to 2021 appointment as a visiting professor and lecturer at the Paris School of International Affairs at SciencesPo (Paris Institute of Political Studies), an international research university in France. She is the co-author of Collaborating for Climate Resilience (Routledge, 2021), and a contributor to Smarter New York City: How City Agencies Innovate (Columbia University Press, 2019). She is a graduate of Harvard Law School and Northwestern University.
Director Qualifications
Professor Mesa brings to our Board extensive executive leadership experience, particularly in the area of environmental stewardship, energy, and sustainability. As we continue to operate and grow our business in an environmentally sustainable fashion, we expect Professor Mesa’s insights to be extremely valuable. In addition, our Board benefits from her experience working in a variety of scientific, academic, government, legal, and international settings.

26     United Therapeutics, a public benefit corporation

Our Corporate Governance

Judy Olian, Ph.D.
Age: 71	Committees:
Director Since: 2015	Audit
Background
Dr. Olian has served as President of Quinnipiac University since July 2018. Previously, she served as dean of the UCLA Anderson School of Management and the John E. Anderson Chair in Management from 2006 to 2018. Her research and business expertise centers on aligning organizational strategies and design with human resource systems and incentives, and managing top management teams. She began her UCLA appointment after serving as dean and professor of management at the Smeal College of Business Administration at Pennsylvania State University. Earlier, she served in various faculty and executive roles at the University of Maryland and its Robert H. Smith School of Business. Dr. Olian serves or has been a member of various advisory boards (including the U.S. Studies Centre at the University of Sydney, Peking University Business School’s International Advisory Board, the Connecticut Governor’s Workforce Council, the Business-Higher Education Forum, New Haven Promise, and Catalyst, a leading global think tank for women in business) and served as Chair of the Loeb Awards for Business Journalism. Born and raised in Australia, Dr. Olian received her B.S. in Psychology from the Hebrew University, Jerusalem and her M.S. and Ph.D. in Industrial Relations from the University of Wisconsin, Madison. She was the Chair of AACSB International, the premier thought leadership and accreditation organization for leading global business schools, and currently serves on the board of directors of Ares Management, L.P., a publicly-traded global alternative asset management firm, and Mattel, Inc., a publicly-traded multinational toy manufacturing company.
Other Current Public Company Boards
●Ares Management, L.P.
●Mattel, Inc.
Director Qualifications
As the president of a prestigious university and former dean of one of the world’s leading business schools, Dr. Olian brings valuable expertise in managing and leading a large organization. Her academic expertise, which centers on the alignment of organizational strategies with human resource systems and incentives, provides valuable insight to a growing biotech company like United Therapeutics. In addition, her service as a director of Ares Management and Mattel provides valuable public company board experience. Our Board has determined that Dr. Olian meets the financial sophistication requirements of Nasdaq’s listing standards for Audit Committee members.

2023 Proxy Statement     27

Our Corporate Governance

Christopher Patusky, J.D., M.G.A.
Age: 59	Committees:
Director Since: 2002 Vice Chair of the Board Lead Independent Director	Compensation (Chair) Nominating and Governance
Background
Mr. Patusky has more than 30 years of experience in the private, public, and non-profit sectors. After graduating from Harvard Law School, he clerked and practiced law from 1988 to 2000, focusing on litigation, intellectual property, and business startups. His legal work included co-leading a team that obtained the first approval from the Federal Communications Commission and the United Nations' International Telecommunications Union of the use of stratospheric stations for delivery of telecommunication services worldwide. After receiving a master’s degree in governmental administration from the University of Pennsylvania in 2001, Mr. Patusky served from 2002 to 2007 as the Executive Director and member of the faculty of the University of Pennsylvania’s Fels Institute of Government. At Fels, he directed the implementation of a first of its kind performance management system for the 270 schools of the Philadelphia School District, which received an IBM Business of Government Award. From 2007 to 2011, Mr. Patusky was the Director of the Office of Real Estate and a member of the Senior Policy Team at the Maryland Department of Transportation where he served on the Secretary's sustainability committee while focusing his efforts on the Governor's Transit Oriented Development (TOD) policy initiative, including drafting and overseeing passage of the Maryland TOD law and then using the newly-created authority under that law to advance real estate developments adjacent to Maryland's transit stations. Since 2012, Mr. Patusky has served as the founding principal of Patusky Associates, LLC, which serves as a personal investment vehicle, and as an executive manager of Slater Run Vineyards, LLC, his family’s farm-based vineyard and winery. Mr. Patusky received a bachelor of science in history and political science from Northwestern University.
Director Qualifications
Mr. Patusky brings to our Board extensive legal, regulatory, business, governance, financial, and international experience from his varied career. Our Board has determined that Mr. Patusky meets the financial sophistication requirements of Nasdaq’s listing standards for Audit Committee members.

Martine Rothblatt, Ph.D., J.D., M.B.A.
Age: 68	Committees:
Director Since: 1996 Chairperson of the Board Chief Executive Officer	None
Background
Dr. Rothblatt founded United Therapeutics in 1996 and has served as Chairperson and Chief Executive Officer since its inception. Previously, she created the satellite radio company SiriusXM. She is a co-inventor on nine U.S. patents, with additional patents pending. Her pioneering book, Your Life or Mine: How Geoethics Can Resolve the Conflict Between Private and Public Interests in Xenotransplantation, anticipated the need both for global virus bio-surveillance and a greatly expanded supply of transplantable organs. Dr. Rothblatt has also analyzed the socio-ethical issues of human-like cyber competencies, as are emerging from large language models, in her 2014 book Virtually Human.
Director Qualifications
Dr. Rothblatt brings to our Board extensive leadership and business experience at technology companies, as well as in depth knowledge of our company from her service as our founder, Chairperson, and Chief Executive Officer. She also has substantial knowledge of medical ethics, having obtained her Ph.D. in medical ethics from the University of London.

28     United Therapeutics, a public benefit corporation

Our Corporate Governance

Louis Sullivan, M.D.
Age: 89	Committees:
Director Since: 2002	Compensation Nominating and Governance
Background
Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989, served as President again from 1993 to 2002, and has served as President Emeritus since 2002. Dr. Sullivan was also one of the founders and served as Chair of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of Little League of America. Dr. Sullivan served as Secretary of the U.S. Department of Health and Human Services from 1989 to 1993. He is a physician certified in internal medicine with a sub-specialty certification in hematology. Dr. Sullivan currently serves on the board of directors of Emergent BioSolutions, Inc. (since 2005), a publicly-traded company. He also serves as Co-Chair of the Henry Schein Cares Foundation. Dr. Sullivan previously served on the boards of directors of a wide range of public companies, including General Motors Company, BioSante Pharmaceuticals, Inc., Bristol Myers Squibb Company, Cigna Corporation, 3M Company, Henry Schein, Inc., Household International (now HSBC), Equifax, and Georgia Pacific Corporation. Dr. Sullivan received his bachelor's degree from Morehouse College, and his medical degree from Boston University.
Other Current Public Company Board
●Emergent BioSolutions, Inc.
Director Qualifications
Dr. Sullivan brings to our Board extensive experience in the healthcare industry as a public official from his service as Secretary of the U.S. Department of Health and Human Services, a physician certified in internal medicine, and as President of Morehouse School of Medicine. He also has substantial public company board experience.

Tommy Thompson, J.D.
Age: 81	Committees:
Director Since: 2010	Audit
Background
Before entering the private sector in 2005, Governor Thompson enjoyed a long and distinguished career in public service. As Secretary of the U.S. Department of Health and Human Services from 2001 to 2005, he was a leading advocate for the health and welfare of all Americans. He also served four terms as Governor of Wisconsin from 1987 to 2001. Governor Thompson served as Interim President of the University of Wisconsin System from July 2020 through March 2022. Governor Thompson served as a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. from 2005 until January 2012, and as an Adjunct Senior Advisor from 2017 to 2020. From 2005 to 2009, he also served as the Independent Chair of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges. He currently serves on the boards of directors of Physicians Realty Trust, Scilex Holding Company, and TherapeuticsMD, Inc., each of which is publicly-traded. He previously served on the boards of various other public companies, including Cancer Genetics Inc., CareView Communications, Inc., Centene Corporation, CNS Response, Inc., C.R. Bard, Inc., Cytori Therapeutics, Inc., SpectraScience, Tyme Technologies, Inc., and X Shares Advisors, and as the Chair of the board of directors of AGA Medical Holdings, Inc. from 2005 to 2010. Governor Thompson earned his bachelor and juris doctor degrees from the University of Wisconsin–Madison.
Other Current Public Company Boards
●Physicians Realty Trust
●Scilex Holding Company
●TherapeuticsMD, Inc.
Director Qualifications
Governor Thompson brings to our Board significant experience in the healthcare industry, both as a public official (former Secretary of the U.S. Department of Health and Human Services) and in the private sector (Deloitte Center for Health Solutions), as well as public company board experience and knowledge of legislative affairs. Governor Thompson’s legal experience from his private practice at Akin Gump also is useful in our Board’s oversight of our legal and regulatory compliance. Our Board has determined that Governor Thompson meets the financial sophistication requirements of Nasdaq’s listing standards for Audit Committee members.

2023 Proxy Statement     29

Our Corporate Governance

Director Independence

Our Board has made the following independence determinations:

●	General Independence: Christopher Causey, Raymond Dwek, Richard Giltner, Katherine Klein, Ray Kurzweil, Linda Maxwell, Nilda Mesa, Judy Olian, Christopher Patusky, Louis Sullivan, and Tommy Thompson are independent in accordance with the Nasdaq listing standards
●	Management Director: Martine Rothblatt is not independent due to her employment as our Chief Executive Officer
●	Audit Committee Standards: Christopher Causey, Richard Giltner, Linda Maxwell, Judy Olian, and Tommy Thompson meet the heightened independence standards for audit committee members set forth in rules promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act)
●	Compensation Committee Standards: Raymond Dwek, Nilda Mesa, Christopher Patusky, and Louis Sullivan meet the heightened independence standards for compensation committee members under the Nasdaq listing standards
●	Nominating and Governance Committee Standards: Christopher Causey, Richard Giltner, Nilda Mesa, Christopher Patusky, and Louis Sullivan meet the independence standards for nominating committee members under the Nasdaq listing standards

Board Structure

Board Leadership

Our Board believes that it is important to evaluate and determine the most appropriate Board leadership structure so that our Board can both provide effective, independent oversight of management and facilitate its understanding of our business. To carry out this responsibility, our Corporate Governance Guidelines empower our Board to periodically evaluate and determine the appropriate leadership structure for our Board. In doing so, our Board has the flexibility to consider our specific circumstances and evolving needs at any given time.

Our Board has determined that at this time, the leadership structure best suited to support the dynamic demands of our business is to have Dr. Rothblatt, who founded our company, serve as Chairperson of our Board and Chief Executive Officer, and to appoint a Lead Independent Director with robust, well-defined responsibilities. Our Board believes that Dr. Rothblatt serving in the combined roles of Chairperson and Chief Executive Officer provides an efficient and effective leadership model for a growing entrepreneurial company like ours, as it fosters clear accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairperson and Chief Executive Officer roles that facilitates our Board’s guidance of management. The Board will continue to monitor the appropriateness of this structure.

Our Board also believes that independent leadership is an important aspect of our Board’s leadership structure. As a result, the independent directors on our Board have designated Mr. Patusky as Lead Independent Director.

Lead Independent Director

●	Our Lead Independent Director is selected annually by the independent directors
●	Among other responsibilities, our Lead Independent Director:
●	coordinates the activities of our independent directors;
●	approves Board meeting schedules and agendas;
●	chairs all meetings of our Board when the Chairperson is not present, including executive sessions of our independent directors; and
●	serves as principal liaison between our independent directors and our Chairperson and senior management
●	Our Lead Independent Director also has the authority to call executive sessions of the independent directors and is available for consultation and communication with major shareholders

A more detailed description of the responsibilities of the Lead Independent Director is included in our Corporate Governance Guidelines, which are available on our website at ir.unither.com/corporate-governance

30     United Therapeutics, a public benefit corporation

Our Corporate Governance

Committees of our Board of Directors

Our Board has three standing committees. A summary of each committee’s duties and each committee’s current composition can be found below. Additional detail on each committee’s duties can be found in each committee’s charter. Each committee’s charter provides that it may delegate responsibilities to subcommittees if it determines such a delegation would be in the best interest of our company. Committee charters can be found on our website at ir.unither.com/corporate-governance.

Audit Committee
Members: Richard Giltner (Chair) Christopher Causey Linda Maxwell Judy Olian Tommy Thompson Meetings in 2022: 5

Primary Responsibilities

●Representing and assisting our Board in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements, and system of internal controls over financial reporting, including the integrity of our financial statements, and the qualifications and independence of Ernst & Young LLP, our independent registered public accounting firm
●Retaining and terminating our independent auditors
●Approving in advance all audit and non-audit services to be performed by our independent auditors
●Approving related party transactions
●General oversight of risks related to our financial statements, internal controls, financial reporting processes, information technology, cybersecurity, and compliance with federal securities laws

For additional information regarding the processes and procedures used by our Audit Committee, see the section entitled Report of our Audit Committee below.

Compensation Committee
Members: Christopher Patusky (Chair) Raymond Dwek Nilda Mesa Louis Sullivan Meetings in 2022: 5

Our Compensation Committee oversees our compensation plans and policies, reviews and approves compensation for our executive officers, oversees the administration of our equity incentive and share tracking awards plans and our Supplemental Executive Retirement Plan, and reviews and approves grants of equity awards to our executive officers and the methodology and formulae for granting stock options and restricted stock units to other employees. Our Compensation Committee may delegate its responsibilities to subcommittees of the Compensation Committee if it determines such delegation would be appropriate.

Primary Responsibilities

●Creating a system for awarding long-term and short-term performance-oriented incentive compensation to attract and retain senior management, and reviewing our compensation plans to confirm that they are appropriate, competitive, and properly reflect our goals and objectives while managing risk
●Assisting our Board in discharging its responsibilities regarding compensation of our executive officers
●Evaluating our CEO and setting our CEO's compensation
●Overseeing human capital management and diversity, equity, and inclusion matters

For additional information regarding the processes and procedures used by our Compensation Committee, see the section entitled Compensation Discussion and Analysis below.

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Our Corporate Governance

Nominating and Governance Committee
Members: Christopher Causey (Chair) Christopher Patusky Richard Giltner Nilda Mesa Louis Sullivan Meetings in 2022: 6

Primary Responsibilities

In addition to the responsibilities described in the section entitled How We Select Our Director Nominees above, our Nominating and Governance Committee’s primary responsibilities include:

●Proposing nominees for election to our Board
●Proposing nominees to fill vacancies on our Board and newly created directorships
●Reviewing candidates for election to our Board recommended to us by our shareholders
●Recommending committee membership and committee chairs
●Reviewing executive management succession plans
●Overseeing the performance and the process for conducting evaluations of the Board and its committees
●Evaluating and overseeing issues and developments with respect to corporate governance, and making recommendations to our Board regarding corporate governance
●Overseeing our compliance program and our enterprise risk management program
●Overseeing our ESG disclosure program, and PBC oversight and reporting
●Overseeing company policies and practices regarding political contributions
●Overseeing compliance with stock ownership guidelines

Corporate Governance Guidelines and Committee Charters

Upon the recommendation of our Nominating and Governance Committee, our Board maintains Corporate Governance Guidelines as a framework for the governance of our company. These guidelines are reviewed annually by our Nominating and Governance Committee, which recommends any changes to be submitted to the full Board for approval. In 2021, we updated our Corporate Governance Guidelines to, among other things, address PBC-specific obligations, and in 2023, we further updated our Corporate Governance Guidelines to, among other things, (1) make clear that our Nominating and Governance Committee actively includes women and racially/ethnically diverse candidates in the pool from which new Board members are chosen (and instructs any search firm the Nominating and Governance Committee engages to do so); (2) require our Board to conduct an annual self-evaluation to assess the performance the Board and its committees, overseen by the Nominating and Governance Committee; and (3) following consultations with shareholders, affirmatively state that we will not, subject to certain limitations, require, without prior shareholder approval, shareholders submitting director nominations or proposals of other business under the advance notice provisions of our bylaws to disclose the identities of certain holders of economic interests in such shareholders, plans to nominate candidates to other public company boards of directors, or director nominations or shareholder proposals privately submitted to other public companies. The foregoing description is qualified in its entirety by reference to our Corporate Governance Guidelines, which, along with the charter for each Board committee, are available electronically in the Corporate Governance section of the Investors page of our website, located at ir.unither.com/corporate-governance, or by writing to us at United Therapeutics Corporation, Attention: Corporate Secretary, 1735 Connecticut Avenue N.W., Washington, D.C. 20009.

32     United Therapeutics, a public benefit corporation

Our Corporate Governance

Board Roles and Responsibilities

Risk Oversight

Our Board is responsible for overseeing the risks facing our company. Our Board works directly with our executive officers and other members of our senior management team in carrying out its risk oversight function. Our directors take a proactive, interested, and detailed approach to their service on our Board and set expectations to promote our success through the achievement of business objectives while maintaining high standards of responsibility and ethics.

BOARD OF DIRECTORS
●	At its regularly scheduled meetings, our Board receives reports from our Chairperson and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and General Counsel, and may also receive reports from the Committee Chairs, outside consultants, and other members of senior management, among others. These presentations often include identification and assessment of risks our company currently faces or may face in the future. On an annual basis, they receive presentations from our Chief Compliance Officer and the head of our Risk Management Department
●	Our Board asks questions, discusses and provides guidance to management on the risks presented, as well as any risks identified by our Board
●	Our Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board
AUDIT COMMITTEE
●	Our Audit Committee’s responsibilities include general oversight of our company’s risks related to matters involving or impacting financial statements, internal controls, federal securities laws, financial reporting processes, information technology, and cybersecurity. Our Audit Committee coordinates with our Nominating and Governance Committee concerning oversight of risk assessment and risk management
COMPENSATION COMMITTEE
●	Our Compensation Committee’s duties include overseeing an assessment of the incentives and risks arising from or related to our compensation policies and practices, including but not limited to those applicable to our executive officers, and evaluating whether those incentives and risks are appropriate (see Compensation Risk Assessment below)
NOMINATING AND GOVERNANCE COMMITTEE
●	Our Nominating and Governance Committee’s responsibilities include oversight of our company’s practices with respect to legal and regulatory compliance risk, as well as oversight of our enterprise risk management program. Our Chief Compliance Officer regularly meets with our Nominating and Governance Committee (at least semi-annually) to review the state of our compliance program and our compliance risk assessment and mitigation plan, and also meets with our full Board on an annual basis. In addition, the head of our Risk Management Department meets with our Nominating and Governance Committee semi-annually, and with our full Board annually, to review the top risks identified through our enterprise risk management program, and the effectiveness of our risk mitigation strategies.
MANAGEMENT
●	Our senior management team is responsible for assessing risk on a daily basis. Our Board expects that our senior management team continually identifies, assesses, and manages the short-term and long-term risks faced by our company. If members of our senior management team identify risks that are material to United Therapeutics, our Board may convene a special meeting to discuss, assess, and address such risks

Cybersecurity Risk Oversight

Our Audit Committee is responsible for overseeing the management of risks associated with cybersecurity threats. The Chair of the Audit Committee receives quarterly reports from our Director of IT Security, Risk & Compliance and our Chief Information Officer, and the full Audit Committee discusses cybersecurity matters on an annual basis with these same individuals. We have procedures in place for immediate escalation of material cybersecurity events to the Chair of the Audit Committee.

Compensation Risk Assessment

In April 2023, our Compensation Committee reviewed a risk assessment conducted by management and our Compensation Committee’s independent compensation consultant to determine whether the design of our employee compensation programs and the amounts and

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Our Corporate Governance

components of employee compensation might create incentives for excessive risk taking by our employees. Based on this review, our Compensation Committee concluded that the risks arising from our employee compensation programs are not reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that our compensation programs encourage employees, including our executives, to remain focused on an appropriate balance of the short-term and long-term operational and financial goals of our company, thereby reducing the potential for actions that involve an excessive level of risk. See the section entitled Compensation Discussion and Analysis below for information regarding certain risk mitigating features of our compensation programs.

34     United Therapeutics, a public benefit corporation

Our Corporate Governance

Shareholder Engagement

How We Engage

Investor Relations and Senior Management
We provide investors with many opportunities to provide feedback to our Board and senior management. We participate in investor conferences throughout the year and regularly meet with our shareholders.

Board Involvement
Directors regularly and actively engage with our shareholders. For several years, our Compensation Committee Chair has actively sought to engage with our top 25+ shareholders at least once, and usually twice, per year. Our Nominating and Governance Committee Chair also engages with our shareholders on other governance topics.

2022 Engagement
We offered to meet with shareholders before our 2022 Annual Meeting, reaching out to 36 of our largest shareholders that collectively held over 70% of our outstanding shares. Most investors declined a conversation at that time, because they had already confirmed satisfaction with our response to their feedback following our 2020 Annual Meeting, and had no further questions upon review of our 2022 Proxy Statement. Only one shareholder (holding 1% of our outstanding shares) accepted our engagement offer, where we engaged in dialogue about governance topics.
We also sought to engage with our shareholders following the 2022 Annual Meeting, again offering to meet with shareholders that collectively held over 70% of our outstanding shares (37 of our largest shareholders), and held a discussion with one shareholder (holding 9% of our outstanding shares) that accepted our offer. That conversation focused on our PBC conversion and other governance topics.
Outcomes from Shareholder Engagement
Each year, we consider shareholder feedback carefully, and have modified our governance practices, executive compensation program, and disclosures in light of this feedback. Some of the actions we have taken in response to shareholder feedback over the past several years include:
Governance
●	Adoption of majority voting (2015)
●	Adoption of proxy access (2015)
●	Board declassification (2020)
●	Stricter overboarding limits for directors (2020)
●	Restrictions on certain advance notice bylaws absent shareholder approval (2023)
ESG
●	Commenced ESG disclosure program, resulting in the creation of our corporate responsibility website and our first annual corporate responsibility report (2020)
●	Launched effort to become the first-ever public biopharmaceutical company organized as a public benefit corporation (2021)
Executive Compensation
●	Renegotiated our Chief Executive Officer’s employment agreement to eliminate her entitlement to an annual stock option grant based on a market capitalization formula, and to eliminate an excise tax gross-up provision (2015)
●	Shifted to 100% performance-based equity compensation program for our NEOs (2017)
●	Reduced annualized total direct compensation for our CEO to approximately the 50th percentile of our peer group (2019)
●	Reduced compensation for our CEO by 89% in 2020, compared to 2019 (2020); by 92% in 2021, compared to 2019 (2021); and by 88% in 2022, compared to 2019 (2022)
●	Addressed 2020 Say-on-Pay voting result through responsive changes and disclosures (2021)
●	Changed design of CEO long-term incentive compensation for 2023 in response to shareholder feedback (2023)
Enhanced Disclosure
●	Complete revamp of our proxy statement, to enhance readability (2020)
●	Added significant additional disclosure concerning our executive compensation decisions, and how they tie into our business strategy (2020 and 2021)
●	Enhanced disclosure concerning Board skills and diversity (2021 and 2022)

2023 Proxy Statement     35

Our Corporate Governance

Board Education

Our Board participates in a number of educational activities. Key members of management regularly provide scientific and business presentations to our Board to increase its understanding of the science behind our pipeline and our business activities. Experts regularly provide training sessions on key topics, particularly in complex legal, regulatory, and compliance areas. We provide directors memberships with the National Association of Corporate Directors, and encourage our Board members to take advantage of its numerous educational resources and programs.

Board Meetings and Board Member Attendance at our Annual Meetings of Shareholders

Our full Board held five meetings during 2022. In addition, during 2022, our Audit Committee held five meetings, our Compensation Committee held five meetings, and our Nominating and Governance Committee held six meetings. Every director attended 100% of the total number of meetings of our Board and the committees on which they served during 2022. In accordance with applicable Nasdaq listing standards, the independent members of our Board met without management present four times during 2022.

Our Board encourages all of its members to attend our Annual Meeting of Shareholders, although attendance is not mandatory. 11 of our directors attended our 2022 Annual Meeting of Shareholders.

Shareholder Communication with Directors

Shareholders are encouraged to address any director communications to our Corporate Secretary by overnight or certified mail, signature acceptance or return receipt required, at: United Therapeutics Corporation, Attention: Corporate Secretary, 1735 Connecticut Avenue N.W., Washington, D.C. 20009. Our Corporate Secretary has the authority to disregard or take other reasonable action with respect to any inappropriate shareholder communications. After confirming the stock ownership of the author of the communication, our Corporate Secretary will review the appropriateness of a shareholder communication based on the relevance of the communication to Board duties and responsibilities. If deemed an appropriate communication, our Corporate Secretary will submit the shareholder communication to our Lead Independent Director, who may share it with our Nominating and Governance Committee or our full Board.

36     United Therapeutics, a public benefit corporation

Our Corporate Governance

Non-Employee Director Compensation

Overview

In 2022, our non-employee director compensation program was comprised of three main elements:

●	an annual cash retainer (payable quarterly) for service as a member of our Board
●	additional annual cash retainers (payable quarterly) for service on Board committees and for service as Lead Independent Director
●	stock options or restricted stock units (in either case, granted initially upon joining our Board, and thereafter on an annual basis) for service as a member of our Board

Directors may also be compensated for special assignments from our Board, although no such assignments occurred during 2022. Employee directors do not receive any compensation for service on our Board in addition to their regular compensation as employees.

Our Compensation Committee generally reviews non-employee director compensation levels approximately once every two years, and final decisions with respect to any changes in non-employee director compensation levels are made by our Board upon the recommendation of our Compensation Committee. In 2021, our Compensation Committee’s independent consultant reviewed the market competitiveness of our non-employee director compensation program relative to our compensation peer group and did not recommend any changes. Our current non-employee director compensation levels were established by our Board in February 2016. The following table outlines the non-employee director compensation levels in effect for 2022:

		Value of Equity Based Awards(3)
	Annual Cash	Initial	Annual
Board Membership	$60,000	$400,000	$400,000
Lead Independent Director(1)	$35,000	—	—
Committee Chair(2):
Audit Committee	$25,000	—	—
Compensation Committee	$25,000	—	—
Nominating and Governance Committee	$25,000	—	—
Committee Membership(2):
Audit Committee	$15,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$15,000	—	—
(1)	Compensation for service as Lead Independent Director is paid in addition to amounts paid for membership on our Board and for any committee chair or membership
(2)	Committee chairs receive the compensation indicated for committee chair in lieu of the compensation for committee membership. Compensation for committee chair and committee membership is paid in addition to amounts paid for Board membership
(3)	Annual awards are generally granted once per year on the date of the first meeting of our Board following our Annual Meeting of Shareholders or for newly appointed directors, on or shortly following appointment to our Board

2023 Proxy Statement     37

Our Corporate Governance

Equity-Based Awards

Non-employee directors are eligible to receive equity-based awards under the United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (the 2015 SIP), as follows:

●
Form of Awards: Initial grants and annual grants are paid in the form of stock options, restricted stock units (RSUs), or a combination of the two. For each grant, directors may elect to receive awards in any one of the following forms:

●	100% stock options
●	100% RSUs
●	50% stock options / 50% RSUs
●
Value of Awards: The aggregate value of each director’s annual equity-based award is $400,000. The aggregate value of an initial equity-based award upon joining our Board is $400,000, plus a pro rata portion of the annual equity-based award value based on the number of months remaining in our Board service year at the date of grant.

●
Deferral for RSUs: For directors who elect to receive RSUs, our Compensation Committee has implemented a deferral program enabling directors to defer delivery of shares of common stock until a date of their choosing following vesting of the RSUs in accordance with the terms and conditions of the program.

●
Calculation Methodology: Our Compensation Committee also sets the methodology for determining the precise numbers of stock options and/or RSUs for each grant. For the annual grants, which are generally made in June or July of each year, the following applies (subject to modification by our Compensation Committee in its discretion):

●
Stock Options: The number of stock options is calculated by dividing the equity value ($400,000, or $200,000, if the director has elected to receive 50% options and 50% RSUs) by the fair value of each stock option, calculated in accordance with the Black-Scholes-Merton methodology utilized in calculating share-based compensation for financial reporting purposes. Black-Scholes-Merton inputs are the same as those used in our most recent Quarterly Report on Form 10-Q, except that the stock price input is the average closing price of our common stock over a recent time period prior to the date of grant.

●
RSUs: The number of RSUs is calculated by dividing the equity value ($400,000, or $200,000, if the director has elected to receive 50% options and 50% RSUs) by the average closing price of our common stock over a recent time period prior to the date of grant.

●	Rounding: The resulting number of stock options or RSUs, calculated as above, is rounded to the nearest ten shares.

The grant-date fair value of RSUs and stock options reported in the Non-Employee Director Compensation table each year often varies from the $400,000 target for each director, because the methodology used to calculate the number of RSUs and/or stock options delivered is based on an average stock price over a specified, predetermined one-month period prior to the date of grant, whereas the amount reported in the table represents the grant date fair value of the RSUs and stock options on the date of grant. See 2022 Non-Employee Director Compensation below.

●
Exercise Price: Stock options granted to non-employee directors have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, or on the preceding trading day if the award is granted on a date when the Nasdaq is not open.

●	Grant Timing:
●
The date of grant for a new non-employee director’s initial award, consisting of the initial membership award and a prorated amount of the annual award for the remainder of the board service year, is the date of a director’s appointment or election to our Board.

●	The date of grant for annual awards is the date of the first meeting of our Board following our Annual Meeting of Shareholders in the year of grant.
●
Vesting: Non-employee director awards fully vest on the one year anniversary of the grant date, but only if the director attends at least 75% of the regularly scheduled meetings of our Board and their committee meetings from the date of grant until the date of our next Annual Meeting of Shareholders.

38     United Therapeutics, a public benefit corporation

Our Corporate Governance

2022 Non-Employee Director Compensation

The following table lists the compensation earned in 2022 by each non-employee director:

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Units(2)	Stock Options(2)	Total
Christopher Causey	$100,000	$420,350	$—	$520,350
Raymond Dwek	$75,000	$420,350	$—	$495,350
Richard Giltner	$100,000	$420,350	$—	$520,350
Katherine Klein	$60,000	$211,376	$213,991	$485,367
Ray Kurzweil	$60,000	$211,376	$213,991	$485,367
Linda Maxwell	$75,000	$—	$427,981	$502,981
Nilda Mesa	$90,000	$211,376	$213,991	$515,367
Judy Olian	$75,000	$420,350	$—	$495,350
Christopher Patusky	$135,000	$—	$427,981	$562,981
Louis Sullivan	$90,000	$211,376	$213,991	$515,367
Tommy Thompson	$75,000	$211,376	$213,991	$500,367
(1)	Includes (as applicable) annual cash retainer and fees for serving on our Board, the committees of our Board, as a committee chair, and as Lead Independent Director
(2)	On July 7, 2022, each of our non-employee directors was granted stock options and/or RSUs. Each stock option had an exercise price of $240.20 per share and a grant date fair value of $85.94 per share, and each RSU had a grant date fair value of $240.20 per share. Amounts shown in these columns represent the aggregate grant date fair value of the stock options and RSUs granted in 2022, which were the only awards granted to non-employee directors in 2022, computed in accordance with applicable accounting standards. For a discussion of the valuation assumptions for stock options, see Note 8—Share-Based Compensation to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022
The grant-date fair value of RSUs and stock options presented in this table differs from the $400,000 target for each director due to the methodology used to calculate the number of RSUs and/or stock options delivered, which is based on an average stock price over a specified one-month period prior to the date of grant

Each non-employee director held the following number of stock options, awards under our 2011 United Therapeutics Corporation Share Tracking Awards Plan (collectively with its predecessor plan adopted in 2008, the STAP), and RSUs as of December 31, 2022:

Name	Stock Options	STAP Awards	RSUs
Christopher Causey	27,770	—	1,750
Raymond Dwek	15,000	17,000	1,750
Richard Giltner	15,000	20,000	1,750
Katherine Klein	65,960	29,375	880
Ray Kurzweil	45,930	15,000	880
Linda Maxwell	30,110	—	—
Nilda Mesa	23,750	—	880
Judy Olian	19,620	—	1,750
Christopher Patusky	56,260	10,000	—
Louis Sullivan	27,980	—	880
Tommy Thompson	52,230	25,000	880

2023 Proxy Statement     39

EXECUTIVE COMPENSATION

2	Advisory Resolution to Approve Executive Compensation
We are asking our shareholders to vote on an advisory resolution, commonly known as a “Say-on-Pay” proposal, to approve executive compensation as reported in this Proxy Statement. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and the value provided, while also promoting long term retention, motivation, and alignment with the long-term interests of our shareholders.
As described elsewhere in this Proxy Statement, we have evolved our compensation practices significantly in recent years, in large part in response to shareholder feedback. We were therefore very pleased with the overwhelming shareholder support received for our 2022 Say-on-Pay proposal.
In connection with your vote on this proposal, we urge you to read the Compensation Discussion and Analysis section of this Proxy Statement, the Summary Compensation Table, and other related compensation tables and narratives that follow, which provide detailed information on the compensation of our NEOs. Our Compensation Committee and our Board of Directors believe that the policies and procedures articulated in these sections of this Proxy Statement are effective in achieving our goals, and that the compensation of our NEOs reported in this Proxy Statement has supported and contributed to both our recent and long term success.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of United Therapeutics Corporation (our “Company”) approve, on an advisory basis, the compensation of our company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our company’s 2023 Annual Meeting of Shareholders.
This advisory resolution is not binding on our Board of Directors. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Based on the results of our 2017 shareholder advisory vote on the preferred frequency of holding future advisory votes to approve executive compensation, our Board of Directors has adopted a policy providing for an annual advisory resolution to approve executive compensation. Unless our Board modifies its policy on the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will be held at our 2024 Annual Meeting of Shareholders. Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of all shares of stock entitled to vote thereon, present in person or by proxy, at our Annual Meeting. Abstentions have the same effect as an “against” vote. Broker non-votes, if any, have no impact on the vote.
Our Board of Directors recommends that you vote FOR the advisory resolution to approve executive compensation.

40     United Therapeutics, a public benefit corporation

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation objectives and policies set by our Compensation Committee for our NEOs, including executive pay decisions and processes and all elements of our executive compensation program. In this Compensation Discussion and Analysis and elsewhere in this Proxy Statement, the term Compensation Committee refers to the Compensation Committee of our Board of Directors, and the terms we and our refer to United Therapeutics.

Overview

Below is a summary of introductory highlights regarding key 2022 compensation outcomes, performance metrics, and other achievements.

Industry-Leading TSR ●2022 total shareholder return (TSR) of 29% ●Compared to 2022 Nasdaq Biotechnology Total Return Index (XNBI) TSR of -10%	Pipeline execution ●Approval and commercial launch of Tyvaso DPI ●Launched TETON studies of Tyvaso in IPF ●Historic, first ever xenotransplantation of a porcine heart into a human
Continued revenue growth trajectory
Continued to strengthen our commitment to diversity and inclusion at the Board level and throughout our company, with leadership by our Compensation Committee
●Board-level diversity—five of 12 directors are women; three of 12 identify as racially/ethnically diverse
●51% of our employees are women, and 36% identify as racially/ethnically diverse
●Our employees in management-level positions and above are 46% women and 29% identify as racially/ethnically diverse

15% revenue growth overall in 2022 compared to 2021
44% growth for Tyvaso revenues (nebulized Tyvaso and Tyvaso DPI) in 2022 compared to 2021
Achieved approximately $2 billion revenue run rate by year-end 2022
●Established $4 billion run rate goal by end-2025 ●Record number of U.S. treprostinil patients on therapy at year-end 2022
Industry-leading profitability in 2022 ●38% net income margin, 57% EBITDASO margin* ●EBITDASO margin was first among our compensation peer group	Continued to evolve our ESG transparency program, issuing our first combined Corporate Responsibility and Public Benefit Report
$1.97 million revenue per employee ●Second highest in our compensation peer group
Shareholder Engagement & Results
●Extensive shareholder outreach before and after the 2022 Annual Meeting (reached out to holders of 70% of our outstanding shares)
●Compared to 2019, the last year in which we granted an equity award to our CEO (which was intended to compensate our CEO over a four-year period), 88% reduction in reported CEO compensation
●Met commitment not to make any additional NEO equity awards until 2023
●2023 equity awards to NEOs are aligned with all commitments made to shareholders in 2021—and they are 100% performance-based, exceeding our commitment that the 2023 equity awards would be at least 50% performance-based

*	EBITDASO margin is a non-GAAP measure. A reconciliation of this non-GAAP measure and other information relating to this measure can be found in Annex B to this Proxy Statement.

CEO Compensation at a Glance

●	Our CEO's target total direct compensation is predominantly at-risk, performance-based (89.3%), when the 2019 four-year equity grant is viewed on an annualized basis
●	Actual reported CEO compensation was reduced by approximately 88% for 2022, when compared to 2019, the last year in which we made an equity grant to our CEO and which was intended to compensate our CEO over a four-year period
●	2022 total target direct compensation remained positioned at the 50th percentile, when the value of the four-year grant awarded in 2019 is viewed on an annualized basis
●	During 2022, our CEO received:
●	A modest increase in base salary of 3.7%, below the average salary increase for the rest of our company
●	No change in her cash incentive target
●	A new Patient Multiplier metric added as a new stretch goal aligned with our PBC objectives, which modifies her cash incentive program elements. The addition of this metric also increased the cap under the plan from 150% of target to 300% of target
●	No new equity grants in 2022

2023 Proxy Statement     41

Executive Compensation

Our Named Executive Officers

Our 2022 Named Executive Officers (or NEOs) are:

Martine Rothblatt, Ph.D., J.D., M.B.A. 68, Founder Chairperson, Chief Executive Officer, and Director
Dr. Rothblatt founded United Therapeutics in 1996 and has served as Chairperson and Chief Executive Officer since its inception. Previously, she created the satellite radio company SiriusXM. She is an inventor or co-inventor on nine U.S. patents, with additional applications pending. Her pioneering book, Your Life or Mine: How Geoethics Can Resolve the Conflict Between Private and Public Interests in Xenotransplantation, anticipated the need both for global virus bio-surveillance and a greatly expanded supply of transplantable organs. Dr. Rothblatt has also analyzed the socio-ethical issues of human-like cyber competencies, as are emerging from large language models, in her 2014 book Virtually Human.

Michael Benkowitz 51, President and Chief Operating Officer
Mr. Benkowitz joined United Therapeutics in 2011 as our Executive Vice President, Organizational Development, and was promoted to President and Chief Operating Officer in 2016. He is responsible for all of our commercial, medical affairs, and corporate compliance activities, most company-wide administrative functions, including human resources and information technology, many of our business development efforts, and several of our key business alliances and partnerships.

James C. Edgemond 55, Chief Financial Officer and Treasurer
Mr. Edgemond joined United Therapeutics in January 2013 as Treasurer and Vice President, Strategic Financial Planning. Mr. Edgemond was promoted to Chief Financial Officer and Treasurer in March 2015. Prior to joining United Therapeutics, he was Vice President, Corporate Controller, and Treasurer of Clark Construction Group from 2008 through January 2013. He also served in a variety of roles at The Corporate Executive Board Company from 1998 to 2008, including as Executive Director, Finance from 2005 to 2008. He began his career as a public accountant at KPMG Peat Marwick LLP, from 1990 through 1998, where he served in a variety of roles, including as a Senior Manager prior to his departure.

Paul A. Mahon, J.D. 59, Executive Vice President, General Counsel, and Corporate Secretary
Mr. Mahon has served as General Counsel and Corporate Secretary of United Therapeutics since its inception in 1996. In 2001, Mr. Mahon joined United Therapeutics full-time as Senior Vice President, General Counsel and Corporate Secretary. In 2003, Mr. Mahon was promoted to Executive Vice President, General Counsel, and Corporate Secretary. Prior to 2001, he served United Therapeutics, beginning with its formation in 1996, in his capacity as principal and managing partner of a law firm specializing in technology and media law.

42     United Therapeutics, a public benefit corporation

Executive Compensation

2022 Performance Highlights

2022 continued the strategic transformation for United Therapeutics with several important milestones for our patients and our shareholders, including:

$1.936 billion in revenues, continuing a trend of revenue growth despite generic competition and COVID-19. $1.97 million in revenue per employee, which ranked second out of companies in our compensation peer group

We advanced our key pipeline programs during 2022, including:
●Obtained FDA approval for, and successfully launched, Tyvaso DPI for patients with PAH and PH-ILD
●Progressed six phase 3/4 clinical studies:
●TETON 1 and TETON 2 studies of Tyvaso in IPF
●ADVANCE OUTCOMES and ADVANCE CAPACITY studies of ralinepag in PAH
● Phase 3 study of CLES EVLP service
●ARTISAN, a phase 4 study to evaluate early and rapid treprostinil therapy in PAH
● Filed an investigational new drug application for RemoPro, a less painful form of Remodulin for subcutaneous delivery

We reached record numbers of PAH patients in the United States being treated with our treprostinil-based therapies—once again reaching more patients than ever before
29% TSR, compared to -10% TSR for the XNBI

2022 Shareholder Outreach

At our 2022 Annual Meeting, our shareholders overwhelmingly approved our Say-on-Pay proposal, with over 98% of the votes cast in favor of the proposal. We therefore did not make any changes to our compensation programs directly as a result of our 2022 Say-on-Pay vote.

In the spring of 2022, we reached out to 36 shareholders that collectively held approximately 70% of our outstanding shares, but only one shareholder, holding approximately 1% of our outstanding shares, accepted our invitation, with the conversation focused on governance topics. Most shareholders declined our invitation, in large part because actions taken with respect to our compensation program had been very responsive to concerns underlying our negative 2020 Say-on-Pay outcome, and no further discussion was warranted at that time.

Following our 2022 Annual Meeting, we also offered to engage with shareholders that collectively held approximately 70% of our outstanding shares (37 shareholders), and held a discussion with one shareholder (holding 9% of our outstanding shares) that accepted our offer, with the focus of that conversation on our PBC conversion and other governance topics.

Meetings with shareholders in 2022 were led by Christopher Patusky, our Lead Independent Director and Compensation Committee Chair, with participation from Christopher Causey, our Nominating and Governance Committee Chair. Where appropriate, participants also included representatives of our human resources, investor relations, and legal departments. The purpose of these meetings was to gather feedback regarding our executive compensation and corporate governance policies and our 2021 PBC conversion.

2023 Proxy Statement     43

Executive Compensation

Overview of our 2022 Executive Compensation Program

Compensation Program Objectives

Our executive compensation program is designed to retain and motivate our executive team, while achieving four critical objectives: pay-for-performance (with at-risk pay representing approximately 89% of overall Chief Executive Officer pay and approximately 82% of our other NEOs’ pay, when the 2019 four-year grant is viewed on an annualized basis); incentivize alignment with shareholder interests based on delivering operating performance and stock appreciation; balancing incentives over the short-term and long-term; and market competitiveness.

Sustainable, Long-Term Shareholder Value Creation

Pay-for-Performance	Shareholder Alignment	Balance Short- and Long-Term Perspectives	Market Competitiveness

Pay Program Elements

We accomplish these objectives through the following compensation elements, as summarized below:

Objective
Compensation Element	Pay-for- Performance	Shareholder Alignment	Balance Short- and Long-Term Perspectives	Market Competitiveness
Base Salary				✓
Cash Incentive Awards	✓	✓	✓	✓
Long-Term Incentives (Stock Options)	✓	✓	✓	✓
Benefits / Perquisites				✓
Supplemental Executive Retirement Plan			✓
Severance / Change-of-Control Benefits			✓	✓
Stock Ownership Guidelines		✓	✓	✓

44     United Therapeutics, a public benefit corporation

Executive Compensation

Pay Element Overview

Our compensation program is comprised of three elements: base salary, annual short-term incentive (cash bonus), and a long-term incentive program. A significant portion of target total direct compensation (TDC) for our CEO and other NEOs is structured as “at risk” compensation, comprised of the annual short-term incentive cash bonus and long-term incentives in the form of stock options. In March 2019, our CEO and other NEOs were granted a one-time, four-year equity award which covered all equity awards for the years 2019-2022. We did not grant any additional equity awards to our NEOs during this four-year period, which included no equity grants to our NEOs in 2022. The below chart displays the breakdown of fixed and at-risk pay based on the annualized value of the four-year stock award granted in March 2019.

Element / Percent of TDC		Why We Pay This Element	Key Characteristics	How We Determine Amount
Base Salary		●Provides market competitive levels of fixed pay to attract and retain our NEOs	●Cash ●Annual	●Market rate, internal pay equity, experience and critical skills
CEO	Other NEOs
Cash Bonus
●Provides competitive incentives to achieve difficult, annual performance goals
●Pay-for-performance
●Shareholder alignment
●Strategic alignment balancing a focus on patients through manufacturing and inventory performance, and advancement of clinical programs with driving revenue and profitability
			●Cash ●Performance-based ●Annual	●50% Financial ●25% Cash Profits ●25% Revenues ●50% Operational ●25% Manufacturing ●25% R&D ●Addition of the Patient Multiplier in 2022 ●Payout 0-300% of target
CEO	Other NEOs
Stock Options		●Strategic alignment incentivizing achievement of four-year business plan toward multiple-fold increase in revenues, driving shareholder value. ●Pay-for-performance ●Shareholder alignment
●At-risk
●Performance-based
●Four-year grant covering 2019-2022, with no other equity awarded during this period
●50% premium-priced cliff vesting at year 4
●50% market-priced ratable vesting at years 2, 3, and 4
●No intrinsic value unless stock price grows
●Market rate, internal pay equity, experience and critical skills ●Substantial reduction in market positioning on an annualized basis
CEO	Other NEOs

The following charts illustrate the extent to which pay for our Chief Executive Officer and our other NEOs is at risk, as payout levels are based entirely on performance. For each chart, the amounts shown represent 2022 base salary (on an annualized basis, following the March 2022 salary increases), 2022 target cash bonus, and the annualized grant-date fair value of long-term incentive awards granted in March 2019, which were granted 50% in the form of premium-priced performance stock options and 50% in the form of market-priced stock options.

2023 Proxy Statement     45

Executive Compensation

CEO Target Pay Mix	Other NEO Target Pay Mix

24.1%
Short-Term
10.7%
Base Salary
13.4%
Annual Cash Incentive Bonus at Target
75.9%
Stock Options
75.9%
Long-Term
10.7% Fixed
89.3% Variable/At-Risk

31.8%
Short-Term
18.2%
Base Salary
13.6%
Annual Cash Incentive Bonus at Target
68.2%
Stock Options
68.2%
Long-Term
18.2% Fixed
81.8% Variable/At-Risk

2022 Compensation Decisions

Summary of 2022 Compensation

The components of our NEOs’ target total direct compensation are base salary and variable compensation, including cash incentives and long-term incentive compensation in the form of stock options. In 2022, we kept our commitment not to grant any additional equity to our CEO or other NEOs, based on the March 2019 grant which was designed to cover the 2019-2022 time period (a four-year equity grant).

Summary of 2022 Target Total Direct Compensation

NEO	2022 Base Salary(1)	% Increase Over 2021 Base Salary	2022 Cash Incentive Bonus Target as % of Base Salary	Change in Cash Incentive Bonus Target %(2)	2022 Long-Term Incentive Award Target(3)	2022 Total Target Direct Compensation
Martine Rothblatt	$1,415,000	3.7%	125%	0%	$—	$3,183,750
James Edgemond	$750,000	3.4%	75%	0%	$—	$1,312,500
Michael Benkowitz	$980,000	3.7%	85%	0%	$—	$1,813,000
Paul Mahon	$940,000	3.3%	65%	0%	$—	$1,551,000
(1)	Reflects increases in annual base salaries effective March 6, 2022 and first reflected in pay on March 25, 2022
(2)	Represents the difference in cash incentive award target as a percentage of salary between 2021 and 2022
(3)	Reflects the fact that no equity was awarded in 2022 to our NEOs

Base Salary

Base salary is the fixed element of the compensation packages for our NEOs. Our Compensation Committee reviews and establishes base salary levels for our NEOs each year taking into consideration one or more of the following factors, depending on the circumstances: (1) a qualitative evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (2) our overall performance, financial condition, and prospects; (3) the annual compensation received by executives holding comparable positions at our peers; (4) our annual company-wide budget for salary increases; and (5) the input of our Chief Executive Officer (in the case of the other NEOs). Base salaries are also typically reviewed when there is a material change in the executive’s responsibilities during the year.

In early 2022, our Compensation Committee approved salary increases for our NEOs, as shown in the table above, effective March 2022. Salary increases were determined based on a review of competitive pay positioning, taking into consideration internal pay equity among NEOs, and approximate the company-wide salary increases for our employees.

Cash Incentive Award Program

Each year, our Compensation Committee establishes cash incentive award targets for each of our NEOs, taking into consideration the same factors it uses to determine base salaries (other than our company-wide budget for salary increases). For 2022, our Compensation Committee established cash incentive award targets for our NEOs as a percentage of base salary, at the levels shown in the Summary of 2022 Target Total Direct Compensation table above. There were no changes to cash incentive targets for our NEOs from 2021 to 2022.

46     United Therapeutics, a public benefit corporation

Executive Compensation

In 2022, we added a new element to our Cash Incentive Award Program, a modifier called the "Patient Multiplier." The addition of the Patient Multiplier strongly aligns with both our pay-for-performance philosophy and our public benefit purpose, creating a balanced metric that complements our financial goals by synergistically balancing our long-term goal of reaching 25,000 patients by the year 2025 with our revenue and profitability objectives, so that our programs align with both shareholder and patient interests. The addition of the Patient Multiplier brings the maximum earning opportunity for our NEOs from 150% of their respective target cash bonuses in 2021, to 300% of their respective cash bonus targets in 2022, based on above target performance on our cash profit and revenue-based Milestones, and increasing the number of patients on our therapies. This also improves the competitive position of our cash incentive program, as our previous maximum attainment of 150% was well below that of many companies within our peer group.

These stated incentive targets are comparable to those of executives holding similar roles and levels of responsibility at our peer group companies. Cash incentives are earned for achieving our Company-Wide Milestones (described below) and three of our four Milestones are subject to a threshold, or minimum, level of performance before earning credit for those Milestones. We believe that by setting a threshold level of performance as well as a maximum under the plan we have aligned these policies with market norms and have also responded to feedback from our shareholders.

Each of our NEOs had the opportunity to earn up to 300% of their respective target cash incentive award for 2022, based on above target performance on our cash profit and revenue-based Milestones, and performance against our Patient Multiplier.

2022 Company-Wide Milestone Program

The Milestones (or performance goals) under our 2022 Company-Wide Milestone Program are intended to create company-wide incentives relating to significant corporate objectives, falling into two categories: (1) financial metrics, consisting of revenue and profitability targets; and (2) operational metrics, tied to manufacturing and research and development (R&D) objectives. Our Compensation Committee approved the specific goals and weightings based on management input at the beginning of the year and a desire to reflect core performance measures and priorities for the business for the fiscal year, including our commitment to compliance, and to set goals that translate most directly into short-, medium- and long-term value growth.

The goal-setting process for 2022 was rigorous, involving lengthy discussions and a review of multiple data points, including analyst consensus, product expectations, and overall market potential. The Milestone performance targets are difficult to meet and require significant leadership and execution excellence on the part of our NEOs. Based on these factors, our Compensation Committee established the following Company-Wide Milestones and weightings for 2022:

2022 Company-Wide Milestones	Weighting
Milestone 1—Financial Performance-Cash Profits*: Achieve cash profits in the top quintile of our peer group as measured by a 50% cash profit margin	25%
Milestone 2—Financial Performance-Revenue: Superior financial performance as evidenced by achieving the net revenues for 2022 included in our long-range business plan (a target of $1.85 billion)	25%
Milestone 3—Manufacturing: Adequate manufacturing capabilities, evidenced by a two-year inventory of Remodulin, Tyvaso (nebulized), and Orenitram finished drug product and passing all GMP-related FDA inspections at our facilities without any issues that prevent the use or approval of any of our drug products	25%
Milestone 4—Research & Development: Conduct insightful research and development programs, taking into account regulatory approvals, label extensions and the quantity and quality of trials that support our business goals	25%
*	Cash profit margin is defined as cash profit divided by net revenues. Cash profit is defined as net income for 2022 as reported in our Annual Report on Form 10-K for the year ended December 31, 2022, adjusted to add the following expenses, net of relevant benefits (or subtracted, to the extent the expense item is a net benefit):
●	Interest expense
●	Non-cash charges (including, without limitation, amortization, and depreciation)
●	Tax expense (including penalties and interest)
●	Extraordinary, non-recurring and unusual items (including without limitation, license fees, Milestone payments, gains/losses on acquisition/ disposal of assets, asset impairments, restructuring costs, foreign currency adjustments, and discontinued operations)
●	Legal expenses related to (1) intellectual property prosecution and defense; (2) litigation and government investigation and enforcement proceedings; and (3) amounts paid to settle/resolve legal disputes, litigation and government investigations and enforcement proceedings
●	Share-based compensation expense

Our Compensation Committee carefully crafted these Milestones, which represent rigorous, objective standards by which to measure company and executive officer performance. Our Compensation Committee believes that all four Milestones are strategically important to our continued success and therefore should be weighted equally in determining incentive awards. Cash profits and revenue objectives are important to maintaining industry-leading financial performance. Our 2022 goals are tied to our long-term strategic objectives, which include aggressive revenue targets over near-term, medium-term, and long-term time horizons, and are designed to achieve profitability at the top quintile of our peers. Our financial performance goal was established based on many factors, including market opportunity for each product, analyst expectations, and historical individual product performance. Our Compensation Committee also considered the

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Executive Compensation

continued impact of generic competition for Adcirca and Remodulin in setting revenue goals. Our total revenue goal for 2022 was set at $1.85 billion, which was well above our 2021 actual revenue performance and set to incentivize significant year-over-year revenue growth. In fact, our threshold level of revenue performance for 2022 was set at $1.7 billion, which was also above our 2021 actual revenue performance. This meant our executives would not receive any bonus from revenue performance in 2022 unless our revenues exceeded 2021 actual revenue performance. As a condition to receiving any credit for the Patient Multiplier, as described below, we were also required to achieve at least our threshold level of net revenue performance, therefore exceeding actual 2021 revenue. Our cash profit margin performance Milestone is set at a very high bar, incentivizing top-quintile performance relative to our peers and thoughtful and disciplined budget and spend management. Our manufacturing Milestone is intended to incentivize a continuous supply of our treprostinil-based therapies, which generate the vast majority of our revenues. Our R&D Milestone was intended to drive a robust pipeline of products capable of delivering future revenues sufficient to drive industry-leading growth.

The details of our framework for determining 2022 Milestone performance are provided below. As a general matter, under the terms of our Company-Wide Milestone Program, our Compensation Committee has the authority to exercise negative (downward) discretion in the event of partial attainment under any of the Milestones. The financial targets (cash profits and revenues) are set considering the market opportunity for our existing products, potential entrance of generic competition into the market during the performance period, analyst expectations, and our broader business plans.

Financial Performance—Cash Profit Margin

Below Threshold 0% credit	At Threshold 50% credit	Target 100% credit	Stretch/Maximum 125% credit*

Financial Performance—Revenues

Below Threshold 0% credit	At Threshold 50% credit	Target 100% credit	Stretch/Maximum 125% credit*

*	Stretch goal to provide additional credit for above profit performance is applied as discussed under Financial Multiplier below

Manufacturing

We award pro rata credit based on the number of quarters for which: (1) pre-specified inventory levels are achieved (i.e., two-year supply of Orenitram, Remodulin, and nebulized Tyvaso); and (2) we pass any GMP-related FDA inspections at our facilities without any issues that prevent the use or approval of any of our drug products. Meeting the goals for a minimum of two quarters is a threshold condition for any credit under this Milestone. Achievement of this Milestone requires operational and manufacturing excellence across multiple interrelated functions. Notably, our objective of maintaining a two-year supply of our treprostinil-therapies has emerged as a critical competency as we successfully navigated the impacts of the COVID-19 pandemic, ensuring the patients we serve did not experience a disruption in drug supply.

Research & Development

Performance under the R&D Milestone is based on a system of R&D points, where expected points (i.e., the goal) are determined at the beginning of the year based on our pipeline, and progress is measured at the end of the year.

Award pro rata credit	100% credit (at target)
< 100% of Goal	100%+ of Goal

Financial Multiplier

For 2022, above-target cash incentive awards were possible (up to 150% of target) through the application of a Financial Multiplier, which is based only on the achievement of financial performance against the pre-established revenue and cash profit margin target and stretch/maximum goals, as follows:

	Range (Target to Stretch/Maximum)
Cash Profit Margin Performance	50%	55%
Revenue Performance	$1.85 billion	$2.0 billion
Multiplier for each Metric*	0%	25%

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*	The Financial Multiplier is calculated independently for each metric, using linear interpolation between performance levels. Aggregate multiplier of up to 50% is applied to the entirety of the Milestone program attainment after determining individual performance for each individual Milestone

Patient Multiplier

In 2022, we added a new element to our cash incentive program for NEOs—the Patient Multiplier—which is an additional modifier that applies to cash incentive targets after Milestone attainment and is in addition to the Financial Multiplier, in determining final cash incentive awards. The Patient Multiplier aligns with both our pay-for-performance philosophy and our patient-focused public benefit purpose, and is based on the achievement of a pre-established patient growth target. The patient target was set to incentivize patient growth in furtherance of our objective to reach 25,000 patients on our therapies by the year 2025. This added modifier balances our revenue and profitability goals, intending to incentivize reaching additional patients with our therapies, while maintaining focus on our rigorous revenue and cash profit goals for 2022, including a requirement that we achieve a minimum revenue of $1.7 billion before the Patient Multiplier could be applied. For 2022, the patient threshold/target and stretch/max goal was determined by considering the number of patients on our therapies at the end of 2021, and the number of patients we would need to add to our therapies in 2022 in order to achieve our long-term objectives. The goal, and associated multiplier, was set as follows:

	Range (Threshold/Target to Stretch/Maximum)
Patient Goal	12,000	13,000
Multiplier*	0%	100%
*	The Patient Multiplier is calculated using linear interpolation between performance levels. A multiplier of up to 100% is applied to the entirety of the Milestone program attainment and Financial Multiplier

2022 Milestone and Patient Multiplier Performance

For 2022, our Compensation Committee determined that 100% of the Milestones were achieved, plus an additional 139% multiplier for exceeding our revenue target (but not reaching our maximum), and above-maximum performance under our cash profit Milestone. Additionally, our Compensation Committee determined that our Patient Multiplier was achieved at 159%, and would apply to the determination of the final bonus award for our NEOs, as we exceeded the target number of patients on our therapies in 2022. Performance attainment is shown below:

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Milestone	Performance	Attainment Level % (A)	Weighting (B)	% of Award Earned (A × B)
1 (Cash Profit Margin)	2022 cash profit margin was 63%, representing 126% performance against the target of 50%. Because performance also exceeded the maximum 55% threshold, the full milestone achievement was awarded including a 25% financial multiplier.	100%	25%	25%
2 (Revenue)	2022 net revenues were $1.936 billion, exceeding our target of $1.85 billion. Because performance exceeded target, full milestone achievement was awarded and a 14% financial multiplier.	100%	25%	25%
3 (Mfg)	Maintained greater than two-year inventory of all strengths of Remodulin, nebulized Tyvaso, and Orenitram and passed all FDA inspections at our facilities without any issues that prevent the use or approval of any of our drug products. Full Milestone achievement was awarded.	100%	25%	25%
4 (R&D)	Achieved 35 R&D points against a goal of 25 (details provided below).	100%	25%	25%
Total Milestone Attainment				100%
Financial Multiplier	Cash profit performance exceeded maximum at 63% (25% financial multiplier) and revenue performance exceeded target but did not achieve maximum performance (14% financial multiplier) resulting in total Financial Multiplier of 139%			139%
Milestone Attainment x Financial Multiplier				139%
Patient Multiplier	We completed 2022 with 12,592 patients on our therapies, exceeding our threshold/ target of 12,000 patients, resulting in a 159% Patient Multiplier to be awarded.			159%
Total	Milestone Attainment x Financial Multiplier x Patient Multiplier			221%

A word about our financial performance goals

●	Revenue. Our revenue goal for 2022 was set well above actual 2021 revenue performance. In fact, the 2022 revenue goal threshold, set at $1.7 billion, was set above our 2021 revenue performance and was a minimum level of revenue performance required before our Patient Multiplier would apply. As a result, our NEOs would not receive any bonus for 2022 revenue performance, and would not have the opportunity for above target bonus awards based on performance against our patient multiplier, unless our revenues were higher in 2022 than in 2021. In 2022, amid persistent challenges navigating the ongoing impact of the COVID-19 pandemic, and continuing pressure from generic competition for both Adcirca and Remodulin, our team stepped up with innovation and determination, achieving a nearly 15% increase in revenues over 2021.

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●	Cash Profit. We have always focused on market- and peer-leading profitability. These elements emerged as a key area of strength during the COVID-19 pandemic, as our strong free cash flow ensured that we maintained a healthy balance sheet even in the face of the challenges brought by the pandemic, and reinforced the importance of this metric as one of our core milestones. Our cash profit margin is a somewhat unique metric, in that it is designed to ensure we adhere closely to a carefully-crafted budgeting algorithm whereby our cash budget each year is set at no more than 50 percent of the prior year’s net revenue. This algorithm helps ensure a disciplined approach to setting R&D and other priorities at our company. This correlates to our 50 percent cash profit margin goal set for 2022. This budgeting algorithm has historically led to top-quintile profitability. For comparative purposes, we have included the chart below to show how our budget discipline translated into top-quintile profitability in 2022. Because not all companies report the same non-GAAP financial measures, the chart below shows how our cash profit performance led to top-quintile performance in 2022 based on a uniform profitability metric: EBITDASO margin, or earnings before interest, taxes, depreciation, amortization, and share-based compensation expense, divided by revenues. In 2022, we had the highest EBITDASO margin in our peer group. The chart below shows EBITDASO margin for all companies within our compensation peer group except for two companies who were acquired in 2021. Additionally, nine companies whose EBITDASO margin was a negative number are displayed below as 0%.

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Additional detail regarding our R&D performance

In evaluating performance under Milestone 4 (Research and Development), our Compensation Committee reviewed the clinical and registration-stage products being developed within our pipeline, the unmet medical needs they are intended to address, and the significance of potential revenues if approved. For 2022, we measured performance against our R&D milestone by awarding a set number of points for each accomplishment (eight points for each approval or label expansion, four points for each phase 3 or phase 4 study commenced or progressed, two points for each phase 1 or phase 2 study commenced or progressed, and one point for each IND filed on a new product candidate or indication). The following is a list of these programs, several of which represent multi-billion-dollar revenue opportunities:

●	FDA Approvals: Eight points awarded for achieving one key FDA approval, the approval of Tyvaso DPI for PAH and PH-ILD
●	Late-Stage Clinical Programs: 24 points awarded for progressing six registration-stage programs, listed below:
●	TETON 1, a phase 3 study of Tyvaso for idiopathic pulmonary fibrosis (U.S. and Canada)
●	TETON 2, a phase 3 study of Tyvaso for idiopathic pulmonary fibrosis (outside U.S. and Canada)
●	ADVANCE OUTCOMES, a phase 3 event-based study of ralinepag in PAH patients
●	ADVANCE CAPACITY, a phase 3 study of the effect of ralinepag on exercise capacity in PAH patients
●	Registration study of ex-vivo lung perfusion technology to increase the utilization of donated lungs for transplantation
●	ARTISAN, a phase 4 study to evaluate early and rapid treprostinil therapy in PAH patients
●	Earlier-Stage Clinical Program: Two points awarded for progressing one early stage development program:
●	AMETHYST, a study evaluating the safety and efficacy of mesenchymal stem cells for the treatment of septic shock
●	New Product Candidates: One point was awarded for filing an investigational new drug application in 2022
●	RemoPro, a less painful form of Remodulin being developed for subcutaneous delivery

2022 Cash Incentive Awards under our Company-Wide Milestone Program

The cash incentive awards earned by our NEOs and approved by our Compensation Committee for the 2022 performance year were as follows:

NEO	2022 Base Salary (A)	2022 Cash Incentive Award Target as % of Base Salary (B)	2022 Milestone Attainment (C)	2022 Financial Multiplier (D)	2022 Patient Multiplier (E)	Total Cash Incentive Bonus Earned (A × B x C x D x E)
Martine Rothblatt	$1,415,000	125%	100%	139%	159%	$3,909,114
James Edgemond	$750,000	75%	100%	139%	159%	$1,243,181
Michael Benkowitz	$980,000	85%	100%	139%	159%	$1,841,013
Paul Mahon	$940,000	65%	100%	139%	159%	$1,350,371

Long-Term Incentive Compensation

2022 Long-Term Incentive Compensation

In light of the equity grants awarded in March 2019 intended to provide long-term equity incentive compensation to our NEOs for the period from 2019-2022, no equity was awarded to our CEO or other NEOs in 2022.

2019-2022 Long-Term Incentive Compensation

Our long-term incentive compensation program is structured to support our pay-for-performance and shareholder alignment objectives. As previously disclosed, we implemented a long-term incentive compensation program in 2019 designed to motivate and retain our executive leadership team, while carefully and thoughtfully integrating shareholder feedback and alignment. We awarded a four-year grant of stock options to our NEOs, intended to cover four years of equity awards for the performance years 2019 through 2022, aligning with our then-current four-year business plan, execution of which was expected to yield significant revenue growth.

With the four-year grant in 2019, we committed to our shareholders that we would not grant new equity to our CEO or other current NEOs during the time period this grant is intended to cover (2019-2022). We honored this commitment and did not grant any equity to our NEOs in 2020, 2021, or 2022.

The four-year grant consisted of two forms of stock options. One-half of these awards was in the form of premium-priced performance stock options, with an exercise price equal to 115% of our closing stock price on the date of grant. The vesting of the four-year awards was heavily weighted toward the end of the four-year period covered by the grant, with no vesting occurring during 2019 or 2020.

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2023 Equity Incentive Compensation Program

Based on feedback provided by shareholders during our 2020 shareholder engagement both before and after our 2020 Annual Meeting, in 2021 we committed that our next NEO equity incentive awards would meet the following criteria:

●	Will be an annual award (i.e., granting one year of equity in 2023)
●	Will be at least 50% performance-based
●	Will include one or more performance conditions other than stock price appreciation
●	Will include a mix of equity vehicles, including the use of performance shares

In March 2023, we granted our first equity awards to NEOs since the 2019, four-year grant. These awards met or exceeded the commitments we made to shareholders as described above. In particular, our 2023 NEO equity awards have the following features:

●	The award was an annual award (not a front-loaded grant)
●	100% of the 2023 equity award is performance-based
●	The 2023 equity award is comprised of performance stock units and performance stock options
●	The performance metrics for these awards are based on:
●	revenue growth over a three-year performance period;
●	cash profit margin performance over a three-year performance period; and
●	research and development achievements over a three-year period

2022 Compensation Program Design

Roles of Management, Compensation Committee, and Compensation Consultant

Role of Our Compensation Committee and Management

Our Compensation Committee is composed entirely of independent directors, as defined by Rule 6505(a)(2) of the Nasdaq listing standards. Our Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. Our Compensation Committee also has the authority to take certain actions by written consent of all members. In 2022, our Compensation Committee met five times. Our Compensation Committee reviews and oversees our compensation policies, plans, and programs and reviews and determines the compensation to be paid to our NEOs, with the input and advice from its independent compensation consultant. Our Compensation Committee also considers the input of our Chief Executive Officer in making compensation decisions related to our other NEOs.

Role of Independent Compensation Consultant

Our Compensation Committee has the authority to engage advisors to assist it in carrying out its responsibilities. In accordance with this authority, our Compensation Committee directly engaged Aon's Human Capital Solutions practice, a division of Aon plc (Aon) as its compensation consultant during 2022 to provide advice to our Compensation Committee on our executive and non-employee director compensation practices and policies. Our Compensation Committee, in its discretion, may replace its independent compensation consultant or hire additional consultants at any time. Aon performed additional services during 2022, namely consulting services for non-executive employee compensation matters and broad-based compensation survey data, and was paid fees for these services totaling approximately $24,650. In addition, Aon affiliates (Aon plc and its related entities) performed actuarial services relating to our SERP, insurance advisory services, and retirement plan advisory services, along with risk management consulting and insurance brokerage services for United Therapeutics during 2022, for which we paid approximately $594,471 during 2022. Additional insurance premiums and related fees were paid to Aon plc and passed through to insurance companies not affiliated with Aon plc. Our Compensation Committee approved these services and determined that they did not impair Aon’s independence. Our Compensation Committee considered the independence of Aon in light of SEC rules regarding conflicts of interest involving compensation consultants and Nasdaq listing standards regarding compensation consultant independence. Based on its review, our Compensation Committee determined that Aon was independent, and that Aon's work did not raise any conflicts of interest. In making the foregoing determination, our Compensation Committee considered the following six factors, as well as other factors it deemed relevant: (1) the provision of other services to us by Aon; (2) the amount of fees Aon received from us, as a percentage of Aon's total revenue; (3) the policies and procedures of Aon that are designed to prevent conflicts of interest; (4) the absence of any business or personal relationships of the Aon consultants with any member of our Compensation Committee; (5) the absence of any United Therapeutics stock owned by the Aon consultants performing services for our Compensation Committee; and (6) the absence of any business or personal relationships of the Aon consultants or Aon itself with any of our executive officers. During 2022, we paid Aon $284,775 in fees for determining or recommending the amount and form of compensation to our directors and executive officers.

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Executive Compensation

Our Compensation Committee engaged Aon during 2022 to review and advise our Compensation Committee on all principal aspects of executive and non-employee director compensation. This included base salaries, cash incentive awards, and long-term incentive awards for our executive officers. Aon performed the following tasks for our Compensation Committee in 2022, among others:

●	Reviewing and advising on the structure of our compensation arrangements for our Chief Executive Officer and our other NEOs
●	Reviewing and advising on the structure of our compensation arrangements for our non-employee directors
●	Providing recommendations regarding the composition of our peer group
●	Analyzing publicly available proxy data for companies within our peer group and survey data relating to executive compensation
●	Conducting pay and performance analyses relative to our peer group
●
Updating our Compensation Committee on industry trends and best practices with respect to executive long-term incentive compensation program design, including types of long-term incentive compensation awards, size of long-term incentive compensation grants, and aggregate long-term incentive compensation grant usage

●	Reviewing our equity incentive awards against our design/cost targets and against industry norms
●	Reviewing the Compensation Discussion and Analysis and other compensation-related disclosures in this Proxy Statement
●	Advising our Compensation Committee in connection with its risk assessment relating to our compensation programs
●	Preparing for shareholder engagement sessions
●	Working on special or ad hoc projects for, or at the request of, our Compensation Committee as they arose

In the course of fulfilling these responsibilities, Aon regularly communicated with our Compensation Committee Chair outside of and prior to most Compensation Committee meetings. Our Compensation Committee regularly invites its independent compensation consultant to attend its meetings. In 2022, Aon representatives attended each of our Compensation Committee’s five meetings.

While our Compensation Committee considered its independent consultant’s recommendations in 2022, our Compensation Committee’s decisions, including the specific amounts paid to our executive officers and directors, were its own and may reflect factors and considerations in addition to the information and recommendations provided by its independent consultant.

Compensation Peer Group

On an annual basis, our Compensation Committee reviews NEO compensation levels relative to a peer group of industry and labor market competitors. For 2022, we defined our peer group as the top 25 companies other than United Therapeutics, ranked by revenue, in the Nasdaq Biotechnology Index, which is consistent with the peer group selection methodology used for 2021. Our 2022 peer group was selected in July 2021, and was used to develop market data as an input into our compensation program for 2022. This peer group includes only companies that are U.S.-based or based in jurisdictions with similar compensation disclosure requirements as U.S. companies, and excludes companies with no product revenues (e.g., companies whose revenues consist of royalties) and companies with a business focus dissimilar from ours (e.g., companies focused on animal health products). Our methodology for selecting compensation peers uses an objective metric, which our Compensation Committee believes results in a peer group that includes biopharmaceutical and biotechnology companies that are similar to us in terms of financial performance, shareholder value creation, and drug development and commercialization, and generally reflects the universe of companies from which we recruit, and against which we retain, executive talent.

Each year, a number of peers are added or removed from the list and replaced with other companies for various reasons, including merger and acquisition activities. We have provided below for reference the profile of our compensation peer group for 2022, showing changes made from our 2021 peer group. For clarity, the 2021 peer group was selected in 2020 and used for setting 2021 compensation policies. The 2022 peer group was selected in 2021 and used for setting 2022 compensation policies.

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2021 PEER GROUP	ADDITIONS FOR 2022
Alexion Pharmaceuticals Alkermes Amarin Amgen Biogen BioMarin Pharmaceutical Bio-Techne Endo International Exelixis Gilead Sciences Horizon Therapeutics Illumina Incyte
Ionis Pharmaceuticals
Ironwood Pharmaceuticals
Jazz Pharmaceuticals
Myriad Genetics
Neurocrine Biosciences
Opko Health
Pacira Biosciences
PRA Health Sciences
Regeneron
Seattle Genetics
Syneos Health
Vertex
	BeiGene Blueprint Medicines	Moderna

DELETIONS FOR 2022
	Bio-Techne Ironwood Pharmaceuticals	Pacira Biosciences

2022 PEER GROUP
Alexion Pharmaceuticals	Blueprint Medicines	Ionis Pharmaceuticals	Regeneron
Alkermes	Endo International	Jazz Pharmaceuticals	Seattle Genetics
Amarin	Exelixis	Moderna	Syneos Health
Amgen	Gilead Sciences	Myriad Genetics	Vertex
BeiGene	Horizon Therapeutics	Neurocrine Biosciences
Biogen	Illumina	Opko Health
BioMarin Pharmaceutical	Incyte	PRA Health Sciences

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The following chart shows how United Therapeutics ranks within its 2022 peer group on a variety of metrics. These metrics were based on available data at the time the peer group was approved, generally reflecting the trailing twelve-month period ending March 31, 2021.

	United Therapeutics ($ in millions)	Percentile	Rank
Revenue	$1,506.1		18th of 26
Operating Income	$362.1		13th of 26
Adjusted Operating Income(1)	$489.9		13th of 26
Net Income	$405.4		12th of 26
Return on Invested Capital	10.1%		10th of 26
Return on Equity	12.7%		14th of 26
Return on Assets(1)	7.1%		12th of 26
Market Cap Per Employee(2)	$8.85		10th of 26
(1)
Adjusted Operating Income is a non-GAAP figure, which in the case of United Therapeutics was calculated by adjusting operating income (the most closely comparable GAAP figure) to (i) add back $113.4 million of in-process research and development (IPR&D) impairments; (ii) add back $17.0 million of property, plant, and equipment (PP&E) impairments; and (iii) deduct $2.6 million of SERP-related expenses. We do not use Adjusted Operating Income for operational purposes, but we do think it provides our Compensation Committee and our shareholders useful information in evaluating the reasonableness of our peer group selection criteria. Return on Assets has been calculated using Adjusted Operating Income

(2)	Market capitalization per employee as of June 11, 2021

Our Compensation Committee’s approach to peer group selection is to apply an objective external measure for selecting companies. This results in a number of peers being larger than United Therapeutics based on revenue as well as a number of peers being smaller. Our goal each year is to place our company within the peer group statistics of the 25th to 75th percentile for revenue as close to the median as possible while managing changes each year due to sector volatility, industry consolidation, and differences in business and organization models. Furthermore, our Compensation Committee views it as critical to measure ourselves against industry-leading peers (including those that are both larger and smaller than we are) because, in addition to being companies with which we compete for talent, many of these larger and smaller companies are also our business competitors. We believe this approach results in a peer group that reflects companies of similar scope and complexity to ours.

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Key Governance Features of our Executive Compensation Program

Our Compensation Committee periodically assesses the effectiveness of our compensation policies and practices in achieving its pay-forperformance objective while aligning the interests of executive officers with those of shareholders, balancing short-term and long-term elements, and maintaining market competitiveness. Our Compensation Committee also reviews risk mitigation and governance items, which are designed to help ensure that our compensation programs are functioning to achieve such objectives. In conjunction with this assessment and review, we have adopted the following best practices:

✔	WHAT WE DO	✖	WHAT WE DON’T DO
●Design our executive compensation program to align pay and performance
●Maintain an appropriate balance between short-term and long-term compensation, which discourages short-term risk taking at the expense of long-term results
●Grant performance-based long-term incentive awards with multi-year metrics
●Maintain stock ownership guidelines to align executive officer and share ownership with that of our directors and our shareholders
●Prohibit hedging and pledging by executives and directors*
●Employ a compensation recovery, or clawback, policy**
●Conduct annual risk assessments of our compensation policies and practices
●Hold Compensation Committee executive sessions without management
●Engage an independent compensation consultant who reports directly to our Compensation Committee

●No backdating of stock options
●No repricing of stock options without shareholder approval
●No liberal share recycling under 2015 Stock Incentive Plan
●No vesting prior to the first anniversary of grant, subject to limited exceptions
●No discounted or reloaded stock options
●No excessive perquisites
●No excise tax gross ups
●No guaranteed bonus payments

*
Pursuant to our insider trading policy, directors, officers, and employees are prohibited from purchasing our securities on margin, engaging in “short” sales of our common stock, or buying or selling puts, calls, futures contracts, or other forms of derivative securities relating to our securities. In addition, our Board has adopted a policy prohibiting our directors and executive officers from pledging of shares of our common stock

**
Our Board has the authority, to the extent permitted by governing law, to make retroactive adjustments to any cash award or equity awardbased incentive compensation paid to our NEOs and certain other senior managers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement

Other Executive Compensation Policies and Practices

Equity Incentive Awards Grant Timing Policy

Our equity incentive award grant timing is designed so that equity-based awards are granted after the market has had an opportunity to react to our announcement of annual earnings. As such, as a general matter, equity-based awards to our employees and NEOs are typically granted on March 15th each calendar year (or the preceding trading day if markets are not open on March 15th). We also believe this timing helps us avoid broad internal communication of highly confidential financial results prior to public announcement of our annual financial results. Our Compensation Committee may also approve equity-based awards at other times, in connection with significant personnel events, such as new hire, promotion, new directorship, achievement of a significant corporate objective, or appointment to a Board committee. In addition, our Compensation Committee has the flexibility to grant awards on the 15th day of any month (or the preceding trading day if markets are not open on the 15th).

All equity incentive awards granted to our NEOs and other employees have an exercise price equal to at least the closing price of our common stock on the Nasdaq on the date of grant or, if the award is granted on a date when the Nasdaq is not open, an exercise price equal to at least the closing price of our common stock on the Nasdaq on the preceding trading day.

Benefits and Perquisites

The benefits offered to our NEOs are substantially the same as those offered to all employees, with the exception of the supplemental executive retirement plan (SERP) discussed in the section entitled Supplemental Executive Retirement Plan below. We provide a taxqualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under our 401(k) plan, all employees are permitted to contribute up to the maximum amount allowable under applicable law (i.e., $20,500 in 2022 or $27,000 for eligible participants who are age 50 or older). We make matching contributions equal to 40% of eligible employee contributions with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the 401(k) plan. Therefore, once an employee completes three years of service, their account is fully vested,

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and any future matching funds will vest immediately. The 401(k) plan and other generally available benefits programs allow us to remain competitive for executive talent. We also provide limited perquisites to our NEOs, including participation in either our vehicle lease program, which covers the monthly lease payment and cost of insurance and maintenance on vehicles, or a monthly car allowance of up to $1,300. Our Compensation Committee believes that the availability of these benefit programs generally enhances executive recruitment, retention, productivity, and loyalty to us.

For additional details on certain benefits and perquisites received by our NEOs, see the Summary Compensation Table below.

Supplemental Executive Retirement Plan

We maintain our SERP for select executives to enhance the long-term retention of individuals who have been and will continue to be vital to our success. Currently, only our NEOs and one other member of senior management participate in the SERP. The SERP provides participants with a lifetime annual payment after retirement (or at their election, a lump-sum payment) of up to 100% of final average three-year gross salary less estimated social security benefit, provided that they are employed by us or one of our affiliates until age 60. Participants in the SERP are prohibited from competing with us or soliciting our employees for a period of twelve months following their termination of employment or, if earlier, upon attainment of age 65. Violation of this covenant will result in forfeiture of all benefits under the SERP.

Additional details regarding the SERP, including provisions in connection with a participant’s death or disability or change in control, are provided under the Pension Benefits in 2022 table below.

Post-Employment Obligations to Named Executive Officers

Each of our NEOs is eligible for certain severance payments in the event their employment terminates under specified circumstances, including in connection with a change in control, as provided in their employment agreements as well as the terms of the SERP, the 1997 United Therapeutics Corporation Amended and Restated Equity Incentive Plan (EIP), the 2015 SIP, and the STAP. These payments vary based on the type of termination but may include cash severance, stock option and STAP vesting acceleration, SERP vesting acceleration, and/or continuation of health and other benefits.

Our Compensation Committee approved these arrangements in order to promote the loyalty and productivity of our NEOs and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of our shareholders and our other constituents without undue concern about whether the transaction may jeopardize their employment. Our Compensation Committee wants our NEOs to be free to think creatively and promote the best interests of our company without worrying about the impact of those decisions on their employment.

Details regarding severance and change in control arrangements for our NEOs are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

Stock Ownership Guidelines

As noted above under Our Corporate Governance—Selecting Directors—Stock Ownership Guidelines, in 2011, our Board adopted Stock Ownership Guidelines in order to further align the financial interests of our directors and NEOs with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. Our Stock Ownership Guidelines set targets for each NEO according to the lesser of a multiple of base salary or fixed number of shares of common stock as follows:

Title of NEO	Ownership Target
Chairperson and Chief Executive Officer	Lesser of 6x base salary or 100,000 shares
President and Chief Operating Officer	Lesser of 3x base salary or 30,000 shares
Chief Financial Officer and Treasurer	Lesser of 3x base salary or 20,000 shares
Executive Vice President and General Counsel	Lesser of 3x base salary or 30,000 shares

The policy provides procedures for granting exemptions in the case of hardship.

Policy Regarding Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code (the Code), a limitation exists on the deductibility of compensation paid to certain "covered employees", including all of our NEOs, in excess of $1 million per year and thus, we are unable to deduct compensation payable to NEOs in excess of such limit.

While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of our business objectives. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate.

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Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by the Compensation Committee:

CHRISTOPHER PATUSKY (Chair)
RAYMOND DWEK
NILDA MESA
LOUIS SULLIVAN

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Compensation Tables

Summary Compensation Table

The following table shows compensation information for 2020, 2021, and 2022 for our NEOs, calculated in accordance with SEC regulations.

Name and Principal Position	Year	Salary(1) ($)		Stock Options(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Martine Rothblatt Chairperson and Chief Executive Officer	2022	1,402,290	(7)	—	3,909,114	—	10,800	5,322,204
	2021	1,367,858	(7)	—	2,132,813	—	10,400	3,511,071
	2020	1,352,435	(6)(7)	—	1,873,080	1,575,757	10,400	4,811,672
James Edgemond Chief Financial Officer and Treasurer	2022	745,192		—	1,243,181	—	17,411	2,005,784
	2021	721,154		—	679,688	481,573	20,800	1,903,215
	2020	722,115	(6)	—	677,250	1,790,415	20,000	3,209,780
Michael Benkowitz President and Chief Operating Officer	2022	973,269		—	1,841,013	—	14,153	2,828,435
	2021	940,385		—	1,004,063	355,353	16,691	2,316,492
	2020	944,423	(6)	—	1,003,298	3,160,903	16,994	5,125,618
Paul Mahon Executive Vice President and General Counsel	2022	934,231		—	1,350,371	—	24,600	2,309,202
	2021	905,385		—	739,375	—	22,400	1,667,160
	2020	908,077	(6)	—	737,880	2,432,869	22,400	4,101,226
(1)	Increases in base salaries for each of our NEOs became effective on February 24, 2020, February 22, 2021, and March 6, 2022
(2)	No equity awards were granted to our NEOs during the 2020-2022 period
(3)	Amounts shown for each year represent the total cash awards earned by each NEO under our Company-Wide Milestone Program for the respective year, although the awards were not paid until March of the following year. The payouts were determined based on our attainment of specific, pre-established performance metrics. For example, the amounts reported for 2022 reflect cash earned in respect of 2022 performance but paid in March 2023. In addition, amounts shown for 2022 reflect the new Patient Multiplier in effect for 2022, which did not exist in 2020 or 2021. For information on the amounts earned for 2022, see the section entitled Cash Incentive Award Program in the Compensation Discussion and Analysis above
(4)	Amounts shown represent the change in the actuarial present value of retirement benefits under the SERP, calculated in accordance with GAAP under SEC requirements. The assumptions used in calculating the change in the actuarial present value of SERP benefits are described in the footnotes to the Pension Benefits in 2022 table below. The change in pension value from year to year as reported in the table will vary based on these assumptions and may not represent the value that a NEO will accrue or receive under the SERP. For each NEO, the value in the table is reported as zero in accordance with SEC rules. The actual 2022 change for Dr. Rothblatt, Mr. Edgemond, Mr. Benkowitz, and Mr. Mahon was ($3,394,428), ($1,273,998), ($2,903,809), and ($2,968,622), respectively.
(5)	The amounts shown represent the aggregate incremental cost that can be attributed to lease, insurance, and maintenance payments made on vehicles used by a NEO or for monthly automobile allowances, travel expenses for family members to our functions (collectively, the perquisites), and “matching contributions” under our 401(k) Plan equal to 40% of each participant’s qualifying salary contributions. The 2022 amounts shown include a 401(k) match of $10,800 for each of Dr. Rothblatt, Mr. Edgemond, and Mr. Mahon and $7,862 for Mr. Benkowitz. Additionally, the 2022 amounts include personal usage of a company leased vehicle of $6,611 and $6,291 for Mr. Edgemond and Mr. Benkowitz, respectively, and a car allowance of $13,800 for Mr. Mahon
(6)	There were 27 actual pay dates in 2020 rather than 26, which resulted in an increase in reported wages
(7)	Our Canadian subsidiary paid a portion of Dr. Rothblatt’s total base salary in Canadian dollars. The value of this portion in U.S. dollars has been estimated for the purposes of disclosure by using the average exchange rate for each respective year. In 2020, 2021, and 2022, our Canadian subsidiary paid the equivalent of US $281,984, US $238,274, and US $271,773 of Dr. Rothblatt’s total base salary, respectively

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Grants of Plan-Based Awards in 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Stock Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock Option Awards(2) ($)
Name	Grant Date	Threshold(1) ($)	Target(1) ($)	Maximum(1) ($)
Martine Rothblatt	N/A (1)	663,281	1,768,750	5,306,250	—	N/A	N/A
James Edgemond	N/A (1)	210,938	562,500	1,687,500	—	N/A	N/A
Michael Benkowitz	N/A (1)	312,375	833,000	2,499,000	—	N/A	N/A
Paul Mahon	N/A (1)	229,125	611,000	1,833,000	—	N/A	N/A
(1)	Actual cash incentive awards earned under the program in 2022 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” While there are threshold performance criteria and payout levels for 75% of the cash incentive program (based on the Milestones related to cash profits, revenues, and manufacturing), the R&D Milestone does not contain threshold / minimum performance criteria. The amount reported under the column entitled "Threshold" shows the amount that would be earned if no credit was awarded under the R&D Milestone and the remaining three Milestones were achieved at threshold / minimum levels
(2)	In light of the four-year equity grant of stock options in March 2019 covering the 2019-2022 period, no equity-based awards were granted to the NEOs in 2022

Narratives to Summary Compensation Table and Grants of Plan-Based Awards in 2022 Table

Named Executive Officer Employment Agreements

The material terms of each NEO’s employment agreement are described below.

Dr. Rothblatt

In April 1999, we entered into an employment agreement with Dr. Rothblatt. This agreement was amended from time to time and we entered into an Amended and Restated Executive Employment Agreement with Dr. Rothblatt effective January 1, 2009, in order to clarify the effectiveness of certain prior amendments, and to make other immaterial amendments. This agreement was further amended effective January 1, 2015, to remove her entitlement to an annual grant of stock options based on a market capitalization growth formula and to provide us flexibility to grant her incentive-based compensation in a variety of forms at our Compensation Committee’s discretion. The amendment also eliminated Dr. Rothblatt’s right to an Internal Revenue Code Section 280G excise tax gross up payment, among other changes.

Dr. Rothblatt’s employment agreement provides for an initial five-year term, which is automatically extended for an additional year at the end of each year unless either party gives at least six months’ notice of termination. If either party provided such a notice of termination, it would result in a four-year remaining term. We note that this rolling five-year term has no bearing on potential severance payments upon termination, which are described under Potential Payments Upon Termination or Change in Control.

Dr. Rothblatt’s compensation in 2022 was paid pursuant to this employment agreement, which entitles her to a minimum base salary of $180,000, annual cash and long-term incentive compensation, and participation in employee benefits generally available to other executives. The level of Dr. Rothblatt’s base salary is subject to annual review and increase by our Compensation Committee. Her annual salary was reviewed in early 2022, and beginning March 6, 2022, was set at $1,415,000. Her employment agreement also requires us to pay the cost of leasing, maintaining, and insuring an automobile for Dr. Rothblatt.

Dr. Rothblatt’s employment agreement prohibits her from engaging in activities competitive with us for five years following her last receipt of compensation from us. She is also subject to a permanent confidentiality obligation. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control table below.

Mr. Edgemond, Mr. Benkowitz, and Mr. Mahon

We have entered into employment agreements with each of Messrs. Edgemond, Benkowitz, and Mahon. The agreement for Mr. Mahon provides for an initial five-year term, which is automatically extended for an additional year at the end of each year. Either party may terminate the agreement a certain time period prior to an annual renewal, which would result in a four-year remaining term. The agreements for Messrs. Benkowitz and Edgemond provide an initial term of three years, following which the agreement continues from year to year for one-year terms unless either party provides written notice to terminate a certain time period prior to the end of the then current term. Each employment agreement provides for an annual minimum base salary, which is subject to annual review and increase by our Compensation Committee. Annual salaries for each of these executives were reviewed in early 2022, with raises becoming effective March 6, 2022. The following table outlines these details for each executive:

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Name	Month/Year of Agreement	Minimum Base Salary under Agreement	Base Salary as of March 6, 2022
James Edgemond	March 2015	$400,000	$750,000
Michael Benkowitz	June 2016	$650,000	$980,000
Paul Mahon	June 2001	$300,000	$940,000

Under these agreements, each executive is eligible to participate in our broad-based employee benefit plans. In accordance with our executive automobile policy, Messrs. Edgemond, Benkowitz, and Mahon each receives either a monthly car allowance of up to $1,300 per month or the use of a company owned or leased vehicle.

Each of these employment agreements prohibits the executive from accepting employment, consultancy, or any other business relationships with an entity that directly competes with us or from engaging in the solicitation of our employees on behalf of a competitor for a period of time following his last receipt of compensation from us (two years in the case of Mr. Mahon and one year in the case of Mr. Edgemond and Mr. Benkowitz). Each agreement includes an obligation of confidentiality for three years after termination of the executive’s employment.

Messrs. Edgemond and Benkowitz are each party to a change in control severance agreement providing benefits in the event of his termination following a change in control. In particular, these benefits include a cash severance payment equal to two times base salary, plus two times the highest of (1) the cash incentive award paid to the individual for the year immediately preceding the year in which the change in control occurs; (2) the cash incentive award payable to the individual for the year immediately preceding the year in which the termination of employment occurs; or (3) the individual’s annual target cash incentive award. This cash severance would become payable in lieu of any severance payment under the respective employment agreements unless severance under the employment agreement would result in a greater benefit. The change in control severance agreement also provides for continuation of medical benefits for 24 months following termination, and outplacement benefits with a value of $10,000.

For further information regarding severance and change in control arrangements for these NEOs, see the text following the Potential Payments Upon Termination or Change in Control table below.

Summary of Terms of Plan-Based Awards

Stock Options under the 2015 SIP

In March 2019, our NEOs were granted stock options under our 2015 SIP. No equity-based awards were granted to our NEOs in 2020, 2021, or 2022.

Stock options granted under the 2015 SIP in 2019 cover four years of equity compensation (2019 through 2022), and have been designed such that: (1) overall equity compensation expense on an annualized basis, and overall dilution, are both expected to be lower than if we had continued with the previous equity compensation program for four additional years; (2) the NEO will be incented to achieve our business objectives over the four-year period; and (3) vesting is heavily weighted toward the end of the four-year period, in order to aid in retention over that timeframe. 50% of the 2019 option grant was granted with an exercise price equal to the closing price of our common stock on the date of grant, and vested in equal installments on March 15, 2022, 2022 and 2023. The other 50% has an exercise price equal to 115% of the closing price of our common stock on the date of grant, and cliff vested (100%) on March 15, 2023. All of the 2019 stock options have an expiration date of the eighth anniversary of the date of grant. For information regarding acceleration of vesting upon certain employment termination events, see the text following the Potential Payments Upon Termination or Change in Control table below.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information regarding unexercised stock options or STAP awards held by each of our NEOs as of December 31, 2022.

		Number of Securities Underlying Unexercised Options or STAP Awards		Option or STAP Award Exercise Price ($)	Option or STAP Award Expiration Date
Name and Grant Date	Award Type	(#) Exercisable	(#) Unexercisable
Martine Rothblatt
12/31/2013	Stock Option (1)	664,000	—	113.08	12/31/2023
12/31/2014	Stock Option (1)	723,869	—	129.49	12/31/2024
03/15/2016	Stock Option (2)	294,000	—	120.26	03/15/2026
03/15/2017	Stock Option (3)	240,000	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	100,000	—	146.03	03/15/2027
03/15/2017	Stock Option (6)	150,288	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	244,122	—	146.03	03/15/2027
03/15/2018	Stock Option (5)	285,103	—	111.00	03/15/2028
03/15/2018	Stock Option (6)	213,827	—	111.00	03/15/2028
03/15/2019	Stock Option (7)	—	500,000	135.42	03/15/2027
03/15/2019	Stock Option (8)	333,333	166,667	117.76	03/15/2027
James Edgemond
03/13/2015	STAP Award (2)	25,000	—	163.30	03/13/2025
03/13/2015	STAP Award (2)	15,160	—	163.30	03/13/2025
03/15/2016	Stock Option (2)	49,000	—	120.26	03/15/2026
03/15/2017	Stock Option (3)	45,000	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	18,750	—	146.03	03/15/2027
03/15/2017	Stock Option (6)	32,205	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	52,312	—	146.03	03/15/2027
03/15/2018	Stock Option (5)	75,349	—	111.00	03/15/2028
03/15/2018	Stock Option (6)	56,512	—	111.00	03/15/2028
03/15/2019	Stock Option (7)	—	162,500	135.42	03/15/2027
03/15/2019	Stock Option (8)	108,333	54,167	117.76	03/15/2027
Michael Benkowitz
03/13/2015	STAP Award (2)	32,200	—	163.30	03/13/2025
03/15/2016	Stock Option (2)	39,200	—	120.26	03/15/2026
06/24/2016	Stock Option (2)	52,500	—	102.11	06/24/2026
03/15/2017	Stock Option (3)	63,000	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	26,250	—	146.03	03/15/2027
03/15/2017	Stock Option (6)	42,940	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	69,750	—	146.03	03/15/2027
03/15/2018	Stock Option (5)	85,531	—	111.00	03/15/2028
03/15/2018	Stock Option (6)	64,148	—	111.00	03/15/2028
03/15/2019	Stock Option (7)	—	187,500	135.42	03/15/2027
03/15/2019	Stock Option (8)	125,000	62,500	117.76	03/15/2027
Paul Mahon
03/13/2015	STAP Award (2)	116,250	—	163.30	03/13/2025
03/15/2016	Stock Option (2)	80,500	—	120.26	03/15/2026

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		Number of Securities Underlying Unexercised Options or STAP Awards		Option or STAP Award Exercise Price ($)	Option or STAP Award Expiration Date
Name and Grant Date	Award Type	(#) Exercisable	(#) Unexercisable
03/15/2017	Stock Option (3)	75,000	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	31,250	—	146.03	03/15/2027
03/15/2017	Stock Option (6)	42,940	—	146.03	03/15/2027
03/15/2017	Stock Option (4)	69,750	—	146.03	03/15/2027
03/15/2019	Stock Option (7)	—	150,000	135.42	03/15/2027
03/15/2019	Stock Option (8)	100,000	50,000	117.76	03/15/2027
(1)	These stock options were fully vested upon grant pursuant to Dr. Rothblatt’s employment agreement
(2)	These stock options or STAP awards vested in one-fourth increments on each of the first four anniversaries of the date of grant
(3)	These stock options vested in one-third increments on each of the first three anniversaries of the date of grant
(4)	These stock options were subject to a three-year (2017-2019) performance threshold tied to average cash profit margin. These stock options were fully earned as of December 31, 2019 and vested at March 15, 2020
(5)	These stock options were subject to a three-year (2018-2020) performance threshold tied to average cash profit margin. These stock options were fully earned as of December 31, 2020 and vested at March 15, 2021
(6)	These stock options were subject to a one-year performance threshold tied to Company-Wide Milestone Performance. Once earned, shares vested in equal installments over a three-year period. The number of shares shown reflects the number of shares earned based on actual performance
(7)	These stock options cliff vest (100%) on the fourth anniversary of the date of grant
(8)	These stock options vest in one-third increments on the second, third, and fourth anniversaries of the date of grant

Option Exercises and Stock Vested in 2022

The following table shows (1) the number of shares of our common stock acquired upon exercise of stock options; and (2) the number of STAP awards exercised by each of our NEOs during the year ended December 31, 2022. We did not have any stock awards that vested in 2022. Stock option exercise activity for our CEO in 2022 was largely related to stock options nearing their expiration dates.

	Option Awards		STAP Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of STAP Awards Exercised (#)	Value Realized on Exercise ($)(1)
Martine Rothblatt	357,579	56,145,352	—	—
James Edgemond	—	—	7,411	1,487,706
Michael Benkowitz	—	—	45,000	7,832,730
Paul Mahon	130,552	13,200,417	—	—
(1)	Represents the difference between the exercise price of the stock options or STAP awards and the fair market value of our common stock on the date of exercise, multiplied by the number of options or STAP awards exercised. STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price and the closing price of our common stock on the date of exercise

Pension Benefits in 2022

The table below describes the present value of the accumulated benefit for our NEOs under the SERP. No payments were made under the SERP to our NEOs during 2022.

Name	Plan Name	Number of Years of Credited Service(1)	Actual Years of Service(2)	Present Value of Accumulated Benefit ($)(3)
Martine Rothblatt	SERP	15.0	26.5	14,812,171
James Edgemond	SERP	10.0	10.0	5,027,614
Michael Benkowitz	SERP	11.8	11.8	6,623,086
Paul Mahon	SERP	15.0	21.6	11,773,115

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(1)	Reflects the number of years (up to the maximum of 15 years under the terms of the SERP) since each NEO commenced employment with us, through December 31, 2022
(2)	Reflects the number of years since each NEO commenced employment with us, through December 31, 2022
(3)	The present values of accumulated benefits are based on assumptions used in the financial disclosures for the year ended December 31, 2022 including a discount rate of 4.95% and a lump sum interest rate of 5.00%. The present value represents the lump sum value of the accrued benefit which is based on service and earnings as of December 31, 2022, and assumes payment at age 60, the normal retirement date under the SERP. No preretirement death, disability, or termination is assumed. For a discussion of valuation assumptions, see Note 11—Employee Benefit Plans to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022

Supplemental Executive Retirement Plan

In 2006, our Compensation Committee approved our SERP, which is a non-qualified supplemental defined benefit retirement plan for select key executives intended to enhance the long-term retention of individuals that have been and will continue to be vital to our success. Participants in the SERP generally must remain in the employ of United Therapeutics or one of its affiliates until age 60 to receive a benefit except in the event of death, disability, or a change in control. If a participant terminates employment with us for any reason prior to age 60 (other than due to death, disability, or a change in control), no benefit will be paid. The benefit to be paid under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eligible for an unreduced benefit under the plan after 15 years of service. Upon a change in control before a participant reaches age 60, they will immediately vest in and receive a prorated benefit based on years of service to date.

The SERP is administered by our Compensation Committee. Currently, our NEOs and one other member of our senior management participate in the SERP. Each of our NEOs is eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over their last 36 months of active employment (the Final Average Compensation), reduced by the participant’s estimated social security benefit (determined as provided under the SERP), for the remainder of the participant’s life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, the retirement benefit is generally calculated as 100% of the final three year average gross base salary reduced by the estimated social security benefit they would receive in retirement, multiplied by a fraction (not to exceed one) the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). This means that for participants who have less than 15 years of service with us, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age 60, all current participants will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant’s beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a disability and as soon as administratively practicable in the event of death. All of our NEOs have elected to receive their benefit in the form of a lump sum distribution, although they were also offered a choice of a single life annuity or an actuarially equivalent joint or survivor annuity.

In the event of a change in control, as defined in the SERP, a participant who is actively employed on the date of the change in control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant’s Final Average Compensation, reduced by the participant’s estimated future social security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant’s years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the change in control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a change in control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the change in control) will be made in a lump sum distribution as soon as administratively practicable following such change in control. Participants in the SERP will be prohibited from competing with us or soliciting its employees for a period of twelve months following their termination of employment (or, earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

Rabbi Trust

In December 2007, our Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (Rabbi Trust Document), providing for the establishment of a trust (Rabbi Trust), the assets of which will be contributed by us and used to pay benefits under the SERP. We entered into the Rabbi Trust Document with Wilmington Trust Company, which serves as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

Currently, the Rabbi Trust does not contain any assets. Generally, we may contribute additional assets to the Rabbi Trust at our sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a potential change in control (as defined in the Rabbi Trust Document), or if earlier, at least five days prior to the occurrence of a change in control (as defined in the Rabbi Trust Document), we will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the change in control occurred. The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

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Executive Compensation

Potential Payments Upon Termination or Change in Control

Each of our NEOs is eligible to receive certain payments and benefits if their employment is involuntarily terminated without “Cause”, terminated by the executive for “Good Reason”, terminated by the executive voluntarily with continued status as a “Senior Advisor” to us, terminated due to disability or death, or terminated in connection with a “Change in Control” of our company in accordance with the applicable terms of their respective employment agreements, change in control severance agreements, the SERP, our equity compensation plans (the EIP and 2015 SIP) and related stock option agreements, as reported in the Potential Payments Upon Termination or Change in Control table below and described in the narrative table that follows. The summary of these benefits is qualified in its entirety by the specific language of the various agreements and plans that have been filed with the SEC. The amounts shown in the Potential Payments Upon Termination or Change in Control table below are estimates of the value of these payments and benefits, assuming that such termination or triggering event was effective as of December 31, 2022 (except as otherwise noted below with respect to those NEOs who terminated during the year). The actual compensation to be paid to a NEO can only be determined at the time such NEO’s employment is terminated and may vary based on factors such as the timing during the year of any such event, our stock price, the NEO’s age, and any changes to our benefit arrangements and policies. In addition to the benefits described below, our NEOs will be eligible to receive any benefits accrued under our broad-based benefit plans, such as distributions under life insurance and disability benefit plans.

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause/Resignation for Good Reason/ Resignation While Continuing as Senior Advisor(1)		Disability	Death	Termination upon a Change in Control	Change In Control without Termination of Employment
Martine Rothblatt
Salary and cash incentive	$12,776,252		$1,415,000	$1,415,000	$12,776,252	$—
Stock option vesting acceleration(2)	$98,056,720		$98,056,720	$98,056,720	$98,056,720	$98,056,720
Supplemental Executive Retirement Plan	$14,812,171	(3)	$14,812,171	$10,311,091	$14,812,171	$14,812,171
Health and other benefits(4)	$128,304		$—	$—	$128,304	$—
Total	$125,773,447		$114,283,891	$109,782,811	$125,773,447	$112,868,891
James Edgemond
Salary and cash incentive	$147,945		$—	$—	$2,859,376	$—
Stock option vesting acceleration(2)	$—		$31,868,470	$31,868,470	$31,868,470	$31,868,470
Supplemental Executive Retirement Plan	$—		$5,247,280	$3,602,825	$5,241,426	$5,241,426
Health and other benefits(5)	$—		$—	$—	$76,177	$—
Total	$147,945		$37,115,750	$35,471,295	$40,045,449	$37,109,896
Michael Benkowitz
Salary and cash incentive	$475,233		$—	$—	$3,968,126	$—
Stock option vesting acceleration(2)	$—		$36,771,250	$36,771,250	$36,771,250	$36,771,250
Supplemental Executive Retirement Plan	$—		$4,763,565	$3,002,057	$6,505,246	$6,505,246
Health and other benefits(5)	$—		$—	$—	$76,177	$—
Total	$475,233		$41,534,815	$39,773,307	$47,320,799	$43,276,496
Paul Mahon
Salary and cash incentive	$3,358,750		$—	$—	$3,358,750	$—
Stock option vesting acceleration(2)	$29,417,000		$29,417,000	$29,417,000	$29,417,000	$29,417,000
Supplemental Executive Retirement Plan	$—		$11,656,006	$7,867,176	$11,994,512	$11,994,512
Total	$32,775,750		$41,073,006	$37,284,176	$44,770,262	$41,411,512
(1)	Benefits upon termination while continuing as a senior advisor are applicable only to employment agreements with Dr. Rothblatt and Mr. Mahon
(2)	The value shown is based on the positive difference between the aggregate exercise price of all accelerated stock options and/or STAP awards and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31,

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2022, $278.09. With respect to the four-year stock option grants in March 2019, both Dr. Rothblatt and Mr. Mahon have waived their contractual provision providing for stock option vesting acceleration if they resign while continuing as a senior advisor
(3)	Dr. Rothblatt’s employment agreement provides for SERP benefits upon reaching age 65, including three additional years of service. Given Dr. Rothblatt has attained retirement age and has already reached the maximum number of years of service under the SERP, this additional benefit is no longer applicable. As a result, the value included in this table represents the normal benefits Dr. Rothblatt would receive upon retirement, in accordance with the terms of the SERP
(4)	Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services for 12 months, and the fair value of one currently leased vehicle
(5)	Represents the estimated value of continued health care benefits for a two-year period after termination and outplacement services equal to $10,000

Severance and Change in Control Payments to Named Executive Officers

Provision	Terms Applicable to Chairperson and CEO	Terms Applicable to Mr. Mahon
Payments Upon Involuntary Termination without Cause, or Resignation for Good Reason, or Resignation while Continuing as Senior Advisor
●Lump sum prorated cash incentive and incentive payment*
●Lump sum payment equal to 3.0 times base salary + 3.0 times annual cash incentive award*
●Continuation of health care benefits for 36 months, outplacement services for 12 months and the transfer of one currently leased vehicle
●Immediate vesting of unvested stock options**
●Lump sum payment equal to 2.0 times: (1) current base salary; plus (2) annual cash incentive award* ●Immediate vesting of unvested stock options and STAP awards**
Payments Upon Disability	●Continued payment of current base salary through the end of the calendar year following such disability ●Acceleration of SERP benefits ●Immediate vesting of unvested stock options	●Immediate vesting of unvested stock options and STAP awards ●Acceleration of SERP benefits
Payments Upon Death
●Continued payment of current base salary through the end of the calendar year following such death to Executive’s legal representatives
●Acceleration of SERP benefits
●Immediate vesting of unvested stock options
●Immediate vesting of unvested stock options and STAP awards ●Acceleration of SERP benefits
Payments Upon Termination Following Change in Control	●Same as Payments Upon Involuntary Termination, etc., except that payment of SERP benefits occurs immediately, and is calculated as described above under Supplemental Executive Retirement Plan	●Same as Payments Upon Involuntary Termination, etc. ●Acceleration of SERP benefits
Payments Upon Change in Control without Termination	●Acceleration of SERP benefits ●Immediate vesting of unvested stock options (if not assumed)	●Immediate vesting of unvested stock options and STAP awards (if not assumed) ●Acceleration of SERP benefits
*	Payment is equal to greater of payment for the prior year, or the average of such payments for the prior two years
**	Provision has been waived with respect to the 2019-2022 four-year stock options granted to Dr. Rothblatt and Mr. Mahon

Provision	Terms Applicable to Mr. Edgemond and Mr. Benkowitz
Payments Upon Involuntary Termination without Cause	●Lump sum payment equal to base salary through the remainder of the agreement term
Payments Upon Disability	●Continued payment of current base salary through date of termination ●Immediate vesting of unvested stock options and STAP awards ●Acceleration of SERP benefits
Payments Upon Death	●Immediate vesting of unvested stock options and STAP awards ●Acceleration of SERP benefits

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Executive Compensation

Provision	Terms Applicable to Mr. Edgemond and Mr. Benkowitz
Payments Upon Termination Following Change in Control
●Payment of a lump sum cash amount equal to 2.0 times the sum of (x) base salary plus (y) the highest of (1) the cash incentive paid to the individual for the year immediately preceding the year in which the change in control occurs; (2) the cash incentive award payable to the individual for the year immediately preceding the year in which the termination of employment occurs; or (3) the individual’s annual target cash incentive award
●Immediate vesting of unvested stock options and STAP awards
●Acceleration of SERP benefits
●Continuation of medical benefits for 24 months
●Outplacement benefits with a value of $10,000

Payments Upon Change in Control without Termination	●Acceleration of SERP benefits ●Immediate vesting of unvested stock options and STAP awards (if not assumed)

As used in the tables above, the following terms are generally defined as follows:

Cause:

●	In the case of Dr. Rothblatt, her willful and continued failure to substantially perform her duties, or willfully engaging in gross misconduct that is materially injurious to us
●	In the case of the other NEOs, (1) failure to perform any of the material terms or provisions of his employment agreement; (2) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (3) employment- or profession-related misconduct; (4) conviction of a crime involving a felony, fraud, or embezzlement; or (5) misappropriation of our funds or misuse of assets

Good Reason:

●	In the case of Dr. Rothblatt, the occurrence of any of the following without her consent: (1) the assignment of any duties that are inconsistent with her position as Chairperson and Chief Executive Officer; (2) a material adverse change in her reporting responsibilities, titles, or offices; (3) failure to re-elect her to any position she held with us; (4) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (5) relocation of 25 miles or more or additional substantially more burdensome travel requirements; (6) failure to continue her as a participant in any bonus or other incentive plans in which she was participating; (7) failure to keep in effect certain benefit plans and arrangements; (8) failure to obtain a successor entity’s assumption of the employment agreement; (9) failure to abide by certain provisions in the employment agreement; or (10) any other material breach of the employment agreement
●	In the case of Mr. Mahon, the material diminishment of his authority and responsibilities without cause

Change in Control: Transfer of control of our company (generally, as a result of an acquisition, merger, hostile takeover, or any other reason)

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (sometimes referred to as CAP) to our principal executive officer (PEO) and other NEOs, and certain financial performance indicators for our company.

	Summary Compensation Table Total for PEO (1) (b)		Average Summary Compensation Table Total for Non-PEO NEOs (3) (d)	Average Compensation Actually Paid to Non-PEO NEOs (4) (e)	Value of Initial Fixed $100 Investment Based on:
Year (a)		Compensation Actually Paid to PEO (2) (c)			Total Share- Holder Return (5) (f)	Peer Group Total Share- Holder Return (6) (g)	Net Income ($ in millions) (7) (h)	Revenue ($ in millions) (8) (i)
2022	$5,322,204	$41,188,180	$2,381,140	$15,387,032	$315.72	$153.08	$727.3	$1,936.3
2021	$3,511,071	$50,428,496	$1,962,289	$18,294,614	$245.32	$137.47	$475.8	$1,685.5
2020	$4,811,672	$49,919,731	$4,145,541	$17,608,882	$172.33	$110.52	$514.8	$1,483.3
[1]	The dollar amounts reported in column (b) are the amounts reported for Martine Rothblatt, Chairperson and Chief Executive Officer, for each of the corresponding years in the “Total” column of the in our Summary Compensation Table. Refer to the Summary Compensation Table above
[2]	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Dr. Rothblatt, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Dr. Rothblatt. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant

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Compensation Actually Paid to PEO	2022	2021	2020
Summary Compensation Table Total	$5,322,204	$3,511,071	$4,811,672
Less, value of Stock Options reported in Summary Compensation Table	—	—	—
Less, Change in Pension Value reported in Summary Compensation Table	—	—	$1,575,757
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	—	—	—
Plus, fair value as of vesting date of equity awards granted and vested in the year	—	—	—
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$41,115,001	$42,020,090	$46,738,027
Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	$(5,249,025)	$4,897,335	$(54,211)
Less, prior year-end fair value for any equity awards forfeited in the year	—	—	—
Plus dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—	—	—
Plus pension service cost for services rendered during the year	—	—	—
Compensation Actually Paid to Martine Rothblatt, Chairperson and CEO	$41,188,180	$50,428,496	$49,919,731
[3]	The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Dr. Rothblatt) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: James Edgemond, Chief Financial Officer and Treasurer; Michael Benkowitz, President and Chief Operating Officer; and Paul Mahon, Executive Vice President and General Counsel
[4]	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Rothblatt), as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant

Average Compensation Actually Paid to Non-PEO NEOs	2022	2021	2020
Average Summary Compensation Table Total	$2,381,140	$1,962,289	$4,145,541
Less, average value of Stock Options reported in Summary Compensation Table	—	—	—
Less, average Change in Pension Value reported in Summary Compensation Table	—	$278,975	$2,461,396
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	—	—	—
Plus, average fair value as of vesting date of equity awards granted and vested in the year	—	—	—
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$13,705,000	$14,006,697	$14,907,728
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	$(1,749,675)	$1,464,630	$69,866
Less, prior year-end fair value for any equity awards forfeited in the year	—	—	—
Plus dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—	—	—
Plus average pension service cost for services rendered during the year	$1,050,567	$1,139,973	$947,143
Average Compensation Actually Paid to Non-PEO NEOs	$15,387,032	$18,294,614	$17,608,882
[5]	Total Shareholder Return (TSR) is calculated by dividing (a) the difference between our share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) our share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019
[6]

The peer group used for this purpose is the following published industry index: Nasdaq U.S. Benchmark Pharmaceuticals TR Index. This is the peer group that is used in our five-year performance graph that is disclosed in Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2022

[7]	The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year
[8]	Revenue was chosen from the five most important performance measures we use to link compensation actually paid to the PEO and other NEOs in each applicable year to our company’s performance

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Executive Compensation

Description of Certain Relationships between Information Presented in the Pay Versus Performance Table

While we use several performance measures to align executive compensation with our performance, all of those measures are not presented in the Pay Versus Performance table. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid, Cumulative TSR, and Peer Group TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid and Company-Selected Measure (Revenue)

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Performance Measures

The most important financial and operational performance measures we use to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

●	Number of Patients
●	Revenue
●	Cash Profit Margin
●	R&D Performance
●	Manufacturing Performance

Pay Ratio

As required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the 2022 compensation of our principal executive officer to that of our median compensated employee.

During 2022, our principal executive officer was our Chief Executive Officer, Dr. Martine Rothblatt. For purposes of this pay ratio disclosure, Dr. Rothblatt’s 2022 annual total compensation was $5,340,055, and the 2022 total annual compensation for our median employee, identified as discussed below, was $190,214, resulting in a pay ratio of approximately 28:1. Dr. Rothblatt’s total compensation for purposes of this disclosure differs from the total annual compensation reflected in the Summary Compensation Table because we included the value of employer paid non-discriminatory health and welfare benefits and basic life insurance premiums, which are not required to be disclosed in the Summary Compensation Table, but which we include here to give a more complete picture of our median employee’s total rewards compensation.

There have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculations of this pay ratio and require us to identify a new median employee, therefore we are using one of the employees near the median employee whose compensation was reported in our prior year pay ratio disclosure. Last year’s reported median employee experienced a change in circumstances due to a promotion in 2022, resulting in compensation that we reasonably believe is not representative. Therefore, consistent with SEC rules, for 2022, we chose to use a substitute employee that was identified near the median and who was viewed as more representative of our median employee. In accordance with Item 402(u) of Regulation S-K, we identified our employee population as of October 1, 2020 and determined the median employee by (1) aggregating for each applicable employee (a) annual base salary determined as of October 1, 2020 for salaried employees (or hourly rate as of the same date, multiplied by estimated hours worked in 2020, for hourly employees); and (b) the target cash incentive, commissions, and overtime earned in 2020; and (2) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees except as disclosed in the following paragraph, excluding Dr. Rothblatt, whether employed on a full time, part time, or seasonal basis.

For purposes of identifying the median employee, all employees located outside of the United States as of October 1, 2020, totaling 16 individuals, were excluded from the determination of the median employee pursuant to the so-called de minimis exemption, which permits us to exclude foreign employees, up to 5% of our total employee population of 948, on a whole country basis. As of October 1, 2020, these employees were located in the following countries: Canada (9), Germany (2) and United Kingdom (5). Applying this de minimis exemption, as of October 1, 2020, we considered a total of 931 U.S.-based employees (excluding our CEO) and no employees located outside of the United States. Irrespective of the de minimis exemption, on this same date we had 931 U.S.-based employees (excluding our CEO) and 16 employees located outside of the United States.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation, allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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Executive Compensation

3	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to cast an advisory vote on whether future advisory votes to approve executive compensation of the nature reflected in Proposal No. 2 above should occur every year, every two years, or every three years (or abstain).
After careful consideration, our Board of Directors has determined continuing to hold an advisory vote on executive compensation every year is the most appropriate policy for our company at this time, and recommends that shareholders vote for future advisory votes to approve executive compensation to occur every year. While our executive compensation programs are designed to promote a long term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually and believes that holding an annual advisory vote to approve executive compensation provides our company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote to approve executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. An annual advisory vote to approve executive compensation also is consistent with annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors.
We understand that our shareholders may have different views as to what is an appropriate frequency for conducting future advisory votes to approve executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove our Board’s recommendation. This advisory vote on the frequency of future advisory votes to approve executive compensation is not binding on our Board of Directors. In addition, notwithstanding our Board’s recommendation and the outcome of the shareholder vote, our Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
Approval of any one option requires the affirmative vote of the holders a majority of the voting power of all shares of stock entitled to vote thereon, present in person or by proxy, at our Annual Meeting. Abstentions have the same effect as a “against” vote. Broker non-votes, if any, will have no impact on the vote.
However, because this proposal has multiple options, if none of the options receives a majority of the votes cast, then we will consider shareholders to have selected the option selected by a plurality of the votes cast.
Our Board recommends that you vote to conduct future advisory votes to approve executive compensation every ONE YEAR.

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4	Approval of The Amendment and Restatement of The United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan
We are asking our shareholders to approve an amendment and restatement (the 2023 Restatement) of the United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (the Plan). On April 29, 2015, our Board of Directors unanimously adopted and approved the Plan. Our shareholders subsequently approved the Plan at our 2015 Annual Meeting of Shareholders. Our shareholders subsequently approved an amendment and restatement of the Plan at each of our 2018, 2019, 2020, 2021, and 2022 Annual Meetings of Shareholders. We refer to the 2022 amendment and restatement of the Plan as the 2022 Restatement.
Our Board of Directors adopted and approved the Plan to stimulate the efforts of non-employee directors, officers, employees, and other service providers, in each case who are selected to be participants in the Plan, by heightening the desire of such persons to continue working toward and contributing to our success and progress. The Plan allows grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and stock awards, any of which may be performance-based, and for cash incentives.
We believe that a comprehensive equity compensation program serves as a necessary and powerful tool to attract, retain, and incentivize individuals essential to our financial success and accordingly benefits all of our shareholders by allowing us to retain individuals who are expected to make significant contributions to the creation of shareholder value.
The 2023 Restatement makes the following changes to the 2022 Restatement of the Plan:
●Increases the maximum number of shares of our common stock that may be issued under the Plan by 1,000,000 shares
●Extends the expiration date of the Plan to April 20, 2033
Approval of the 2023 Restatement requires the affirmative vote of the holders of a majority of the voting power of all shares of stock entitled to vote thereon, present in person or by proxy, at our Annual Meeting. Abstentions have the same effect as an “against” vote. Broker non-votes, if any, have no impact on the vote.
Our Board of Directors recommends that you vote FOR the approval of the amendment and restatement of the United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan.

Why You Should Vote For the 2023 Restatement of the Plan

Our Board of Directors recommends that our shareholders approve the 2023 Restatement of the Plan.

●	Reasonable Share Request. At the current burn rate for our equity awards, we expect that the existing limit of 11,500,000 shares available for issuance under the 2022 Restatement of the Plan may be insufficient to fund the annual issuance of awards to our employees and executives in March 2025.
●	Market Competitiveness and Broad-Based Usage. We offer equity-based compensation to all of our full-time employees, executive officers, and non-employee directors. Like other similarly-situated biotech and pharmaceutical companies, many of which we compete with for talent, equity is an important part of our compensation program. Our ability to continue granting equity-based awards is crucial to ensure that we can attract, retain, motivate, and reward key talent so that we can continue to deliver exceptional performance.

If the 2023 Restatement is not approved, we may need to grant cash-based or other awards in order to remain competitive; these awards may not align the interests of our key employees and non-employee directors as closely with those of our shareholders as equity awards. In addition, the use of cash resources to deliver competitive pay would divert cash from use in running other aspects of our business and investing in future product development.

Promotion of Good Corporate Governance Practices

Our company and our Board of Directors have designed the Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, employees, and other service providers and shareholders’ interests. These provisions include, but are not limited to:

●	the Plan allows for awards to be granted with performance-based vesting conditions;
●	stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;
●	no award may vest prior to the first anniversary of grant, subject to limited exceptions for death, disability, or a change in control;
●	the share pool under the Plan is not subject to liberal “recycling” provisions (among other things, shares used to pay the exercise price for stock options do not again become available for grant under the Plan);

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●	at any time when the exercise price of a stock option or stock appreciation right is above the market value of our common stock, we cannot, without shareholder approval, directly or indirectly “reprice” those awards;
●	stock options granted under the Plan cannot be subject to a “reload” feature;
●	we have the authority under the Plan to cancel outstanding awards (vested or unvested) in the event the applicable plan participant engages in an “act of misconduct” (as such term is defined in the Plan);
●	no participant may receive dividends in respect of an unvested award; and
●	the Plan specifies limits on cash and equity compensation that may be provided annually to our non-employee directors.

Key Data

The following table includes information regarding all of our outstanding equity awards (under all of our equity-based compensation plans under which shares of common stock may be issued, other than our Employee Stock Purchase Plan) and shares available for future awards under the Plan as of March 17, 2023:

Total shares underlying all outstanding stock options	6,572,995
Weighted average exercise price of outstanding stock options	$134.96
Weighted average remaining contractual life of outstanding stock options	4.14 years
Total shares of common stock outstanding	46,618,538
Total shares underlying all outstanding and unvested performance shares	148,290
Total shares underlying all outstanding and unvested restricted stock (excluding performance shares)	811,474
Shares available for future awards that could be issued under Prior Plan(1)	0
Shares available for future awards that could be issued under the 2015 Stock Incentive Plan(2)	1,848,245
Shares available for future awards that could be issued under the 2019 Inducement Stock Incentive Plan(3)	74,279
(1)	Certain outstanding stock options were issued under our Amended and Restated Equity Incentive Plan (the Prior Plan), which was approved by security holders in 1997. Information regarding this plan is contained in Note 8—Share Based Compensation to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. No further awards may be granted pursuant to the Prior Plan following shareholder approval of the Plan in June 2015 (but outstanding awards under the Prior Plan will continue to be governed by the Prior Plan). Any shares subject to awards that are forfeited under the Prior Plan will not become available for the issuance of future awards under either the Plan or the Prior Plan
(2)	This is the Plan being amended and restated and does not include the additional shares to be made available for issuance if the 2023 Restatement is approved. The fungible share ratio of 1.35:1 will apply to full-value awards granted under the 2023 Restatement
(3)	The fungible share ratio of 2.14:1 will apply to full value awards granted under the 2019 Inducement Stock Incentive Plan

The potential dilution from the additional 1,000,000 shares to be made available for issuance under the Plan is approximately 2.1% (calculated as the additional shares requested divided by shares outstanding as of March 17, 2023). Our Board of Directors has considered this potential dilution level in the context of competitive data from our peer group and believes that the resulting dilution levels would be within normal competitive ranges. Actual dilution from the Plan will depend on several factors, including the type of awards made under the Plan. This is because the Plan uses a fungible share design, under which each share issued pursuant to a stock option or stock appreciation right will reduce the number of shares available under the Plan by one share, and each share issued pursuant to other awards will reduce the number of shares available by 1.35 shares. If all of the shares available under the Plan were to be granted in the form of restricted stock units, the total potential dilution from the Plan would be approximately 1.6% as of March 17, 2023 (calculated as the additional shares requested divided first by 1.35 and then by the total shares outstanding as of March 17, 2023).

We manage our long-term dilution goal by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation plans and is defined as the number of shares granted under our equity incentive plans divided by the weighted average number of common shares       outstanding at the end of the year. We have calculated the burn rate under the Plan for the past three years, as set forth in the following table:

	Options Granted(1)	Full-Value Shares Granted(1)	Total Granted = Options+ Full-Value Shares	Weighted Average Number of Common Shares Outstanding	Burn Rate
Fiscal 2022	40,029	683,280	723,309	45,451,063	1.6%
Fiscal 2021	43,653	188,378	232,031	44,860,950	0.5%
Fiscal 2020	78,559	284,303	362,862	44,224,671	0.8%
Three-Year Average	54,080	385,320	439,401	44,845,561	1.0%
(1)	These figures reflect time-based full-value awards granted during the applicable fiscal year and both time-based and performance-based stock option awards granted during the applicable fiscal year

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An additional metric that we use to measure the cumulative impact of our equity program is overhang (the number of shares subject to equity awards outstanding but not exercised or settled, plus the number of shares available to be granted, divided by the sum of the total number of shares of our common stock outstanding, plus the number of shares subject to equity awards outstanding but not exercised or settled, plus the number of shares available to be granted). Of the shares subject to outstanding awards under our equity plans as of March 17, 2023, approximately 22,410 shares, or approximately 0.3% of the total shares subject to outstanding awards, were subject to stock options with exercise prices greater than $219.73. If the Plan is approved, our overhang calculated on this basis would increase to approximately 18.3%, and then would be expected to decline as awards are exercised and/or become vested.

When considering the Plan, our Board of Directors also reviewed, among other things, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, with the 1,000,000 additional shares to be made available under the Plan, the 2023 Restatement of the Plan is expected to satisfy our equity compensation needs for approximately two to three years of similar levels of awards based on current utilization levels. Our Board of Directors is committed to effectively managing the number of shares reserved for issuance under the Plan while minimizing shareholder dilution.

Plan Summary

The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete statement of the Plan, which is set forth in Annex A to this Proxy Statement.

Administration

The Plan will be administered by our Compensation Committee. Subject to the express provisions of the Plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan. All decisions, determinations, and interpretations by our Compensation Committee regarding the Plan and awards granted under the Plan will be final and binding on all participants and other persons holding or claiming rights under the Plan or an award under the Plan. Our Compensation Committee may authorize one or more of our officers to perform any or all things that the administrator is authorized and empowered to do or perform under the Plan. Our Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more of our officers or employees, and/or to one or more agents.

Participants

Any person who is a current or prospective officer or employee of United Therapeutics or of any subsidiary may be eligible for selection by the administrator for the grant of awards under the Plan. In addition, non-employee directors and any service providers who have been retained to provide consulting, advisory or other services to us may be eligible for the grant of awards under the Plan. Options intended to qualify as “incentive stock options” (ISOs) within the meaning of Section 422 of the Code may be granted only to our employees. Approximately 1,006 officers and employees and 11 non-employee directors currently qualify to participate in the Plan.

Stock Options and RSUs Granted under the Plan

No awards made under the Plan prior to the date of the Annual Meeting were granted subject to shareholder approval. The number and types of awards that will be granted under the Plan in the future are not determinable, as our Compensation Committee will make these determinations in its discretion. Notwithstanding the foregoing, in accordance with our non-employee director compensation policy, annual equity awards in the form of stock options and/or RSUs with a grant date fair value equal to $400,000 are generally granted once per year on the date of the first meeting of our Board following our Annual Meeting of Shareholders and thus we expect each non-employee director will receive such a grant subject to continued service at such time. The following table sets forth information with respect to the number of stock options and RSUs that have been granted to our NEOs, directors, and the specified groups set forth below under the Plan as of March 17, 2023. No other award types have been granted under the Plan. On March 17, 2023, the closing price of the underlying shares of our common stock traded on the Nasdaq was $219.73 per share.

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Name and Principal Position	Stock Options		Restricted Stock Units(1)
Martine Rothblatt	2,767,864		74,160
Chairperson and Chief Executive Officer
James Edgemond	719,327		20,760
Chief Financial Officer and Treasurer
Michael Benkowitz	927,411	(2)	35,580
President and Chief Operating Officer
Paul Mahon	843,224		17,790
Executive Vice President and General Counsel
All executive officers as a group (4 persons)(3)	5,257,826		148,290
All non-executive directors as a group (11 persons)	445,400		124,600
Each associate of the above-mentioned directors or executive officers	—		—
Each other person who received or is to receive 5% of such options, warrants or rights	—		—
All employees (other than current executive officers) as a group (2,495 persons)(4)	1,717,558		1,623,875
(1)	Reflects the actual number of shares of common stock subject to restricted stock units, without applying the fungible share ratio of 1.35:1 or 2.14:1, as applicable
(2)	Of these awards, 827,691 are held indirectly by trusts
(3)	Excludes former executive officers
(4)	Includes current and former employees and former executive officers

Registration of Securities. We intend to file a registration statement on Form S-8 to register the additional shares requested in August 2023.

Shares Subject to the Plan and to Awards

Subject to changes in our capitalization, the aggregate number of shares of our common stock issuable pursuant to all awards under the Plan will not exceed 12,500,000 shares; provided that (1) any shares granted under options or stock appreciation rights will be counted against this limit on a one-for-one basis; (2) any shares granted prior to March 17, 2020, as awards other than options or stock appreciation rights will be counted against this limit as 2.14 shares for every one share subject to such award; and (3) any shares granted on or after March 17, 2020, as awards other than options or stock appreciation rights shall be counted against this limit as 1.35 shares for every one share subject to such award. The shares issued pursuant to awards granted under the Plan may be shares that are authorized and unissued or issued shares that were reacquired by us, including shares purchased in the open market.

For purposes of determining the share limits described in the paragraph above, the aggregate number of shares issued under the Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the Plan may not again be made available for issuance under the Plan if such shares are: (1) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right; (2) shares used to pay the exercise price of an option; (3) shares delivered to or withheld by us to pay the withholding taxes related to an award; or (4) shares repurchased on the open market with the proceeds of an option exercise.

Shares subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the Plan. Any shares that were subject to options or stock appreciation rights and that again become available for awards under the Plan will be added as one share for every one share subject to such options or stock appreciation rights. Any shares that were subject to awards other than options or stock appreciation rights that again become available for awards under the Plan shall: (1) prior to March 17, 2020 be added as 2.14 shares for every one share subject to such awards; and (2) from and after March 17, 2020, be added as 1.35 shares for every one share subject to such awards.

Subject to certain adjustments, the aggregate number of shares subject to awards granted under the Plan during any calendar year to any one participant will not exceed 1,000,000 and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the Plan will not exceed 12,500,000. The maximum amount payable pursuant to that portion of a cash incentive award granted in any calendar year to any participant under the Plan will not exceed $5 million.

In addition, the aggregate dollar value of awards (based on the aggregate accounting value on the date of grant) granted pursuant to the Plan during any calendar year to any non-employee director may not exceed $400,000 for annual equity grants (plus, for the year an individual first becomes a non-employee director (x) an initial equity grant valued at $400,000, plus (y) a pro-rata portion of the $400,000 annual equity-based award value based on the number of months remaining in the Board of Directors service year at the date of grant). The annual equity award may be payable in options, restricted stock units, or a combination, as elected by the non-employee director. The Plan further provides that the cash compensation paid or payable to a non-employee director with respect to any calendar year may not exceed $60,000 (with additional cash compensation of $35,000 for the lead independent director, $25,000 for each committee chair, and

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$15,000 for each other committee membership), plus a pro-rated portion of the aggregate cash compensation for the roles in which the non-employee director serves for the year an individual first becomes a non-employee director.

Option Awards

The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value (or 110 percent of the fair market value in the case of ISOs granted to individuals who own more than 10 percent of our common stock) of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of ten years from the date of grant (or five years in the case of ISOs granted to individuals who own more than 10 percent of our common stock). Options granted under the Plan may either be ISOs or options which are not intended to qualify as ISOs, or nonqualified stock options (NQSOs). Unless the administrator determines otherwise: (1) upon termination of employment other than due to death, disability, or termination for cause, participants may continue to exercise their options for ninety (90) days (or until the expiration date of the option, if earlier) to the extent that they were exercisable upon the date of termination; (2) upon death or disability, options become fully vested and remain exercisable for one year (or until the expiration date of the option, if earlier) following such event; and (3) upon termination of employment for cause, all options are forfeited. Stock options may not include any “reload” feature. In no event shall any stock option fully vest before the first anniversary of the date of grant; provided that, if so determined by the administrator, an option may fully vest before such anniversary in the event of the participant’s death or disability or a change in control. No participant will have any rights as a shareholder with respect to any shares subject to options until such shares have been issued, including, for avoidance of doubt, no voting rights and no rights to receive dividends, distributions, or dividend equivalents in respect of an option or any shares subject to an option until the participant has become the holder of record of such shares.

Stock Appreciation Rights

A stock appreciation right provides the right to receive the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the Plan (tandem SARs) or not in conjunction with other awards (freestanding SARs). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the Plan, and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture, and termination provisions as the award to which they relate. Participants will have no voting rights and will have no rights to receive dividends, distributions, or dividend equivalents in respect of stock appreciation rights or any shares subject to stock appreciation rights until the participant has become the holder of record of such shares.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Notwithstanding the satisfaction of any performance goals, the number of shares granted, issued, retainable, and/or vested under a restricted stock award or restricted stock units because of either financial performance or personal performance evaluations may be reduced, but not increased, by the administrator based on such further consideration as the administrator may determine.

In no event shall any restricted stock or restricted stock units fully vest before the first anniversary of the date of grant; provided that, if so determined by the administrator, restricted stock or restricted stock units may fully vest before such anniversary in the event of the participant’s death or disability or a change in control. Unless the administrator determines otherwise, (1) upon termination of employment for any reason other than death or disability, all restricted stock and restricted stock units still subject to restrictions as of the date of termination will be forfeited; and (2) upon death or disability, the restrictions remaining on a participant’s restricted stock and restricted stock units will lapse.

Unless otherwise determined by the administrator, participants holding shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares during the period of restriction, and participants will have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares in our stock ledger. Participants in whose name restricted stock is granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator. Participants will be entitled to receive dividends or dividend equivalents with respect to shares underlying restricted stock units only to the extent provided by the administrator. However, in no event will dividends, distributions or dividend equivalents be payable with respect to unvested or unearned awards until such awards vest.

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Stock Awards

The administrator may grant stock awards under the Plan, which will be subject to the terms and conditions determined by the administrator. Participants will have all voting, dividend, liquidation, and other rights with respect to shares underlying a stock award, subject to any restrictions on transfer determined by the administrator, provided that in no event will dividends, distributions, or dividend equivalents be currently payable with respect to unvested or unearned stock awards until such awards vest. In no event shall any stock award fully vest before the first anniversary of the date of grant; provided that, if so determined by the administrator, a stock award may fully vest before such anniversary in the event of the participant’s death or disability or a change in control.

Incentive Awards

Each incentive award will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The administrator will establish the performance criteria and level of achievement of these criteria that will determine the target and maximum amount payable under an incentive award, which criteria may be based on financial performance and/ or personal performance evaluations. Notwithstanding the satisfaction of any performance goals, the amount paid under an incentive award because of either financial performance or personal performance evaluations may be reduced, but not increased, by the administrator based on such further consideration as the administrator may determine. Payment of the amount due under an incentive award may be made in cash or in shares, as determined by the administrator, provided that no participant will have any rights as a shareholder with respect to any shares payable in respect of an incentive award until said shares have been issued, including, for avoidance of doubt, no voting rights and no rights to receive dividends, distributions, or dividend equivalents in respect of an incentive award or any shares subject to an incentive award until the participant has become the holder of record of such shares.

Suspension or Termination of Awards

Unless otherwise determined by the administrator, (1) if our Chief Executive Officer or any other person designated by the administrator reasonably believes that a participant may have committed an act of misconduct (as defined in the Plan), then the participant’s rights to exercise any option, vest in any award and/or receive payment for or shares in settlement of an award may be suspended pending a determination of whether an act of misconduct has been committed; and (2) if the administrator, our Chairperson and Chief Executive Officer or any other person designated by the administrator determines that a participant has committed an act of misconduct, then the participant (a) may not exercise any option or stock appreciation right, vest in, have restrictions on an award lapse or otherwise receive payment of an award; (b) will forfeit all outstanding awards; and (c) may be required, at the discretion of the committee, to return or repay any then-unvested shares previously issued under the Plan.

Amendment and Termination

Our Board of Directors may amend, alter or discontinue the Plan, and the administrator may amend or alter any agreement or other document evidencing an award made under the Plan, except that no such amendment may, without the approval of our shareholders: (1) increase the maximum number of shares for which awards may be granted under the Plan; (2) reduce the minimum price set forth in the Plan at which options or stock appreciation rights may be granted; (3) reduce the exercise price of outstanding options or stock appreciation rights; (4) extend the term of the Plan; (5) change the class of persons eligible to be participants; (6) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements (or the listing requirements of any successor exchange that is the primary stock exchange for trading of our shares); or (7) increase the individual maximum limits set forth in the Plan.

No amendment or alteration to the Plan or an award or award agreement may be made that would impair the rights of the holder of an award without such holder’s consent, provided that no such consent will be required if the administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for us, the Plan, or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. In addition, the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code, unless our Board expressly determines to amend the Plan to be subject to Section 409A of the Code.

Change in Control

The administrator may determine the effect of a change in control (as defined in the Plan) on outstanding awards in a manner that is fair and equitable to participants (as determined by the administrator in its reasonable discretion). These effects, which need not be the same for all participants, may include, but are not limited to: (1) substituting for the shares subject to an outstanding award or portion thereof the stock or securities of the surviving corporation or any successor corporation, in which event the aggregate exercise price of the award will remain the same; and/or (2) converting any outstanding award or portion thereof into a right to receive cash or other property following the consummation of the change in control in an amount equal to the value of consideration to be received for one share of our

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common stock in connection with such transaction less the purchase or exercise price of the shares subject to the award, multiplied by the number of shares subject to the award or portion thereof.

Adjustments

The number and kind of shares available for issuance under the Plan, and the number and kind of shares subject to the individual and ISO limits set forth under the Plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend, or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares outstanding. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number, or kind of shares subject to such award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

In the event there is a change in the number or kind of outstanding shares under the Plan as a result of a change of control, other merger, consolidation, or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected. In addition, in the event of such a change, the administrator may accelerate the time or times at which any award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

Transferability

Unless the administrator determines otherwise, awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during their lifetime. To the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

Effective Date and Termination of the Plan

The Plan was initially adopted by our Board on April 29, 2015 and approved by our shareholders at the 2015 Annual Meeting of shareholders. The 2018 Restatement was adopted by our Board on April 25, 2018 and approved by our shareholders at the 2018 Annual Meeting of Shareholders. The 2019 Restatement was adopted by our Board on April 25, 2019 and approved by our shareholders at the 2019 Annual Meeting of Shareholders. The 2020 Restatement was adopted by our Board on April 29, 2020 and approved by our shareholders at the 2020 Annual Meeting of Shareholders. The 2022 Restatement was adopted by our Board on April 26, 2022 and approved by our shareholders at the 2022 Annual Meeting of Shareholders. The 2023 Restatement was adopted by our Board on April 20, 2023 and will become effective upon approval by our shareholders at the 2023 Annual Meeting. The Plan will remain available for the grant of awards until April 20, 2033.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this Proxy Statement of the U.S. federal income tax consequences to us and the participants in the Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local, or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Plan both with respect to federal income tax consequences as well as any foreign, state, or local tax consequences.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs need not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO until the later of two years following the option grant date and one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. Our company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods

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are not satisfied, we will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. We do not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. Our company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). Our company does not receive a deduction for any such capital gain.

Stock Appreciation Rights

Generally, the recipient of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the freestanding SAR is settled in cash, the cash will be taxable as ordinary income to the recipient at the time that it is received. If the freestanding SAR is settled in shares, the recipient will recognize ordinary income equal to the excess of the fair market value of the shares on the day they are received over any amounts paid by the recipient for the shares.

With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to freestanding SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if they had exercised an NQSO (discussed above).

Our company generally is entitled to a deduction with respect to a SAR at the same time the recipient recognizes ordinary income with respect thereto.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction. Dividends (if any) paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Subject to Section 162(m) of the Code, we generally will be entitled to a deduction with respect to restricted stock and restricted stock units at the same time the recipient recognizes ordinary income with respect thereto.

Stock Awards

Grantees of stock awards generally are required to recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are granted over the purchase price (if any) paid for the shares. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction with respect to stock awards at the same time the recipient recognizes ordinary income with respect thereto.

Cash Incentive Awards

A participant will have taxable income at the time a cash incentive award is paid or, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction.

Company Deduction and Section 162(m)

Our company generally will be entitled to a deduction for federal income tax purposes as described above with respect to each type of award. However, pursuant to the Tax Cuts and Jobs Act that was signed into law in December 2017, for taxable years beginning on or after January 1, 2018, the compensation deductible with respect to the Chief Executive Officer, the Chief Financial Officer, and the individuals serving as our officers at the end of such year who are among the three highest compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) for proxy reporting purposes, as well as for individuals who were proxy officers for any taxable year beginning after December 31, 2016, Section 162(m) limits the amount of compensation otherwise deductible by us and our subsidiaries for such year to $1,000,000. The “performance-based compensation” exception to this limitation generally is no longer applicable for awards granted after November 3, 2017 (but may be available for tax deductions for grants made on or prior to that date).

80     United Therapeutics, a public benefit corporation

Executive Compensation

New Plan Benefits

The benefits that will be awarded or paid under the Plan are not currently determinable. Awards granted under the Plan are within the discretion of our Compensation Committee, and our Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal year 2022 under our prior plans to our NEOs can be found in the table under the heading Grants of Plan-Based Awards. As of March 17, 2023, the closing price of a share of our common stock on the Nasdaq was $219.73.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information as of December 31, 2022, regarding our securities authorized for issuance under equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (a)(3)	Weighted average exercise price of outstanding options (b)(4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(5)
Equity compensation plan approved by security holders(1)	7,444,885	$128.21	5,149,288
Equity compensation plans not approved by security holders(2)	4,385	—	73,748
Total	7,449,270	$128.21	5,223,036
(1)	All outstanding stock options were issued under our two equity incentive plans approved by security holders in 1999 (the 1999 Plan) and 2015 (the 2015 Plan). The majority of outstanding restricted stock units (RSUs) were issued under the 2015 Plan. In addition, our employees have outstanding rights to purchase our common stock at a discount as part of our Employee Stock Purchase Plan (ESPP), which was approved by security holders in 2011. No further awards will be issued under the 1999 Plan. Information regarding these plans is contained in Note 8—Share-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	We have one equity incentive plan, the United Therapeutics Corporation 2019 Inducement Stock Incentive Plan (the 2019 Inducement Plan), that has not been approved by our shareholders, as permitted by the Nasdaq Stock Market rules. The 2019 Inducement Plan was approved by our Board of Directors in February 2019 and provides for the issuance of up to 99,000 shares of our common stock in the aggregate under awards granted to newly-hired employees. Information regarding this plan is contained in Note 8—Share-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)	Column (a) includes 6,608,019 shares of our common stock issuable upon the exercise of outstanding stock options issued under the 1999 Plan and 2015 Plan; 836,866 shares issuable upon the vesting of outstanding RSUs issued under the 2015 Plan; and 4,385 shares issuable upon the vesting of outstanding RSUs issued under the 2019 Inducement Plan. The number under column (a) represents the actual number of shares issuable under our outstanding awards without giving effect to the share counting formula described below in footnote 5.
(4)	Column (b) represents the weighted average exercise price of the outstanding stock options only. The outstanding RSUs are not included in this calculation because they do not have an exercise price.
(5)	Column (c) includes 2,540,942, 2,608,346, and 73,748 of shares available for future issuance under the ESPP, the 2015 Plan, and the 2019 Inducement Plan, respectively, including 18,403 shares subject to purchase under the ESPP for the purchase periods in effect as of December 31, 2022. Under the ESPP, employees may purchase shares based upon a six-month offering period at an amount equal to the lesser of (1) 85 percent of the closing market price of the Common Stock on the first day of the offering period, or (2) 85 percent of the closing market price of the Common Stock on the last day of the offering period. Refer to Note 8—Share-Based Compensation—ESPP in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for more information. The 2015 Plan and 2019 Inducement Plan use a share counting formula for determining the number of shares available for issuance under the plans. In accordance with this formula, each RSU granted prior to March 17, 2020 under the 2015 Plan and each RSU granted under the 2019 Inducement Plan depletes the number of shares available for future issuance by 2.14 shares, while each RSU granted on or after March 17, 2020 under the 2015 Plan depletes the number of shares available for future issuance by 1.35 shares. Additionally, if any RSU does not vest, the number of shares available for future issuance will increase by 1.35 and 2.14 under the 2015 Plan and 2019 Plan, respectively, because of the share counting formula described above. Each stock option granted under the 2015 Plan depletes the number of shares available for future issuance by one share and does not use the share counting formula described above.

2023 Proxy Statement     81

AUDIT MATTERS

5	Ratification of The Appointment of Ernst & Young LLP as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2023
The Audit Committee of our Board has appointed Ernst & Young LLP (EY) as our independent registered public accounting firm for the year 2023. Services provided to us and our subsidiaries by EY in 2022 are described under the section entitled Principal Accountant Fees and Services below.
We ask that our shareholders vote to ratify the appointment of EY as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board has chosen to submit the ratification of EY’s appointment to our shareholders as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of EY, such appointment will be reconsidered by our Audit Committee and our Board. Following such reconsideration, our Audit Committee may still appoint EY if it determines doing so to be in the best interests of the company. Even if the appointment of EY is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.
Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of all shares of stock entitled to vote thereon, present in person or by proxy, at our Annual Meeting. Abstentions have the same effect as an “against” vote. If you hold your shares through brokerage accounts, it is expected that brokers may have the discretion to vote on this item in the absence of your instructions.
Representatives of EY are expected to be present at our Annual Meeting to respond to appropriate shareholder questions and to make such statements as they may desire.
Our Board of Directors recommends that you vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2023.

Report of our Audit Committee

As the members of the Audit Committee, we oversee United Therapeutics’ financial reporting process on behalf of our Board of Directors. We are all independent directors under the applicable Nasdaq listing standards and the independence standards set forth in Rule 10A-3(b)(1) under the Exchange Act. Our Board has determined that Richard Giltner, our Audit Committee Chair, is an audit committee financial expert as defined under the rules and regulations of the SEC (based on the relevant experience described in his biography above) and that each member of our Audit Committee meets the financial sophistication requirement of the Nasdaq listing standards. Our Audit Committee operates under a written charter, which we review periodically, and which was adopted by our Board. Our charter is consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the SEC and Nasdaq, as they relate to audit committee requirements.

We have met and held discussions with management and our independent auditors regarding financial reporting. Management is responsible for the financial reporting process and preparation of United Therapeutics’ quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. Our Audit Committee is directly responsible for the appointment, compensation, retention, oversight, and termination of our independent auditors. EY functioned as our independent auditors for 2022 and has served as our auditor since 2003. EY is responsible for expressing an opinion on (1) the conformity of our consolidated financial statements with generally accepted accounting principles; and (2) our internal control over financial reporting. Our Audit Committee does not prepare financial statements or conduct audits.

In conjunction with the December 31, 2022, audited consolidated financial statements, we have:

●	reviewed and discussed United Therapeutics’ 2022 audited consolidated financial statements with our management and EY, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments
●	reviewed and discussed management’s assessments of the effectiveness of internal controls over financial reporting and EY’s related assessments and auditing procedures
●	discussed with EY the overall scope of and plans for our audits and reviews. Our Audit Committee has met with EY, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by EY

82     United Therapeutics, a public benefit corporation

Audit Matters

●	discussed with EY matters that are required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) requirements. EY also provided to our Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with our Audit Committee concerning independence. We also discussed with EY their independence, including any relationships that may have an impact on their objectivity and independence, and satisfied ourselves as to EY’s independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by EY for us
●	met and reviewed with members of senior management and EY the certifications provided by our Chairperson and Chief Executive Officer and our Chief Financial Officer under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC relating to these certifications and the overall certification process

Based on these reviews and discussions, our Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC.

Submitted by the Audit Committee:

RICHARD GILTNER (Chair)
CHRISTOPHER CAUSEY
JUDY OLIAN
LINDA MAXWELL
TOMMY THOMPSON

Principal Accountant Fees and Services

Fees for professional services provided by EY in each of the last two years in each of the following categories were:

	2022	2021
Audit fees	$2,089,249	$2,139,080
Audit-related fees	—	560,400
Tax fees:
Fees for tax compliance services	370,136	338,318
Fees for tax consulting services (including tax advice and tax planning)	26,480	47,442
Total tax fees	396,616	385,760
All other fees	9,082	4,620
	$2,494,947	$3,089,860

Audit fees include the aggregate fees billed for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations, and services in connection with registration statements. Audit-related fees include the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees include the aggregate fees billed for professional services for tax compliance, tax advice, and tax planning. All other fees included license fees for an accounting research online software tool.

The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by EY is compatible with maintaining EY’s independence. Since EY’s appointment as our independent registered public accounting firm, our Audit Committee has pre-approved all of the services performed by EY.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. For audit services, our independent auditor provides an engagement letter to our Audit Committee prior to commencing its second quarter review work, which outlines the scope of the proposed audit and audit-related fees. Our Audit Committee reviews the letter and negotiates with and formally engages the auditor.

For non-audit services, our senior management may from time to time recommend to our Audit Committee that it engage our independent auditor to provide non-audit services, and request our Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to our Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to our Audit Committee along with the request. Our Audit Committee must approve the permissible non-audit services and the budget for such services. Our Audit Committee has delegated authority to our Audit Committee Chair to pre-approve Audit and permissible non-audit services below a certain threshold. Our Audit Committee will be informed periodically as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

2023 Proxy Statement     83

OTHER MATTERS

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

We have adopted a written policy for the review of transactions, arrangements, and relationships between our company and our directors, director nominees, executive officers, greater than 5% shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy requires our Audit Committee to review certain transactions subject to the policy and determine whether to approve or ratify those transactions. In doing so, our Audit Committee considers, among other things, whether the transaction is on terms that are no less favorable to our company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person’s interest in the transaction. The policy also provides the Chair of our Audit Committee with the authority to approve or ratify transactions in which the amount involved is expected to be less than $500,000. Information on transactions approved or ratified by the Chair of our Audit Committee is provided to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to our Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

●	executive officers’ compensation that is subject to required Proxy Statement disclosure or Compensation Committee approval
●	non-employee director compensation that is subject to required Proxy Statement disclosure
●	certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company’s or non-profit organization’s total annual revenues or receipts
●	transactions where all shareholders receive proportional benefits

Related Party Transactions

From time to time, we may employ family members of certain executive officers. During 2022, Dr. Rothblatt’s daughter, Jenesis Rothblatt, was employed as Project Leader, Corporate Telepresence & Robotics, and received total compensation valued at approximately $140,000.

84     United Therapeutics, a public benefit corporation

Other Matters

Beneficial Ownership of Common Stock

The following table sets forth certain information as of April 10, 2023 (unless otherwise noted), with respect to the beneficial ownership of our common stock by: (1) each person or entity who we know beneficially owns more than 5% of the outstanding shares of our common stock; (2) each director and director nominee; (3) each of our NEOs (which include our Chairperson and Chief Executive Officer, our Chief Financial Officer and Treasurer, our President and Chief Operating Officer, and our Executive Vice President and General Counsel); and (4) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our co-headquarters address at 1040 Spring Street, Silver Spring, Maryland 20910. In accordance with SEC rules, the number of shares of common stock beneficially owned and the percentage of outstanding shares shown in this table exclude any STAP awards held by our directors and executive officers because they are cash settled awards that do not involve the issuance of shares of common stock.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)	Vested STAP Awards(3)
Beneficial Owners
BlackRock, Inc.(4)	4,726,986	10.1%	—
50 Hudson Yards
New York, NY 10001
The Vanguard Group(5)	4,480,719	9.6%	—
100 Vanguard Boulevard
Malvern, PA 19355
Avoro Capital Advisors LLC(6)	2,865,000	6.1%	—
110 Greene Street, Suite 800
New York, NY 10012
FMR LLC(7)	2,586,804	5.5%	—
245 Summer Street
Boston, MA 02210
Wellington Management Group LLP(8)	2,569,263	5.5%	—
280 Congress Street
Boston, MA 02210
Renaissance Technologies LLC(9)	2,344,492	5.0%	—
800 Third Avenue
New York, NY 10022
Executive Officers, Directors and Nominees
Martine Rothblatt(10)	4,050,070	8.1%	—
Michael Benkowitz(11)	820,785	1.7%	32,200
James Edgemond(12)	655,597	1.4%	40,160
Paul Mahon(13)	594,039	1.3%	116,250
Tommy Thompson(14)	71,340	*	15,000
Katherine Klein(15)	66,230	*	29,375
Christopher Patusky(16)	54,064	*	6,000
Ray Kurzweil(17)	53,740	*	15,000
Louis Sullivan(18)	35,570	*	—
Christopher Causey(19)	29,605	*	—
Richard Giltner(20)	28,870	*	20,000
Nilda Mesa(21)	27,440	*	—
Judy Olian(22)	26,125	*	—
Linda Maxwell(23)	25,130	*	—
Raymond Dwek(24)	15,000	*	14,000
All directors and executive officers as a group (15 persons)(25)	6,553,605	12.5%	287,985
*	Less than one percent
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights and options currently exercisable or convertible, or exercisable or convertible within 60 days after April 10, 2023. Except where

2023 Proxy Statement     85

Other Matters

indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock
(2)	Ownership percentage is based on 46,744,538 shares of our common stock outstanding on April 10, 2023, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of April 10, 2023, or within 60 days thereafter, through the exercise of stock options or other similar rights
(3)	Represents the number of outstanding, vested STAP awards on April 10, 2023. None of the individuals in the table above have STAP awards scheduled to vest within 60 days after April 10, 2023. Because STAP awards are cash settled and do not involve the issuance of shares of stock, they are excluded from the other columns of this table
(4)	Beneficial ownership information obtained from a Schedule 13G/A filed by BlackRock, Inc. on March 8, 2023, reporting beneficial ownership as of February 28, 2023. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 4,491,045 shares and sole dispositive power over 4,726,986 shares
(5)	Beneficial ownership information obtained from a Schedule 13G/A filed by The Vanguard Group on February 9, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 17,974 shares, sole dispositive power over 4,417,797 shares, and shared dispositive power over 62,922 shares
(6)	Beneficial ownership information obtained from a Schedule 13G/A filed by Avoro Capital Advisors LLC (Avoro) and Behzad Aghazadeh, who serves as the portfolio manager and controlling person of Avoro, on February 14, 2023, reporting beneficial ownership as of December 31, 2022
(7)	Beneficial ownership information obtained from a Schedule 13G/A filed by FMR LLC (FMR) and Abigail P. Johnson on February 9, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G/A, FMR has sole voting power over 2,579,847 shares and FMR and Ms. Johnson each have sole dispositive power over 2,586,804 shares
(8)	Beneficial ownership information obtained from a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP (together, Wellington) on February 6, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G, Wellington has shared voting power over 2,154,634 shares, and shared dispositive power over 2,569,263 shares
(9)	Beneficial ownership information obtained from a Schedule 13G/A filed by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (together, Renaissance) on February 13, 2023, reporting beneficial ownership as of December 30, 2022. According to the Schedule 13G/A, Renaissance has sole voting power and sole dispositive power over 2,344,492 shares
(10)	Includes currently exercisable options held by Dr. Rothblatt to purchase 851,869 shares, and options held by a trust beneficially owned by Dr. Rothblatt to purchase 2,527,340 shares. Also includes 644,183 shares held indirectly by trust, 166 shares held by Dr. Rothblatt’s spouse, 22,333 shares held by charitable organizations and 4,049 shares held in trusts for the benefit of Dr. Rothblatt’s children, over which Dr. Rothblatt has investment and voting power
(11)	Includes currently exercisable options to purchase 818,319 shares held indirectly by trusts
(12)	Includes currently exercisable options to purchase 654,128 shares
(13)	Includes currently exercisable options to purchase 557,440 shares
(14)	Includes currently exercisable options to purchase 49,740 shares. Also includes 5,800 shares held in a limited liability company owned by Governor Thompson's family and 8,200 shares held in a family trust with Governor Thompson as trustee
(15)	Includes currently exercisable options to purchase 63,470 shares
(16)	Includes currently exercisable options to purchase 51,280 shares. Also includes 1,100 shares held in a family trust with Mr. Patusky as trustee
(17)	Includes currently exercisable options to purchase 43,440 shares
(18)	Includes currently exercisable options to purchase 23,390 shares
(19)	Includes currently exercisable options to purchase 26,770 shares
(20)	Includes currently exercisable options to purchase 15,000 shares
(21)	Includes currently exercisable options to purchase 21,260 shares
(22)	Includes currently exercisable options to purchase 19,620 shares
(23)	Includes currently exercisable options to purchase 25,130 shares
(24)	Includes currently exercisable options to purchase 15,000 shares
(25)	Includes currently exercisable options to purchase 5,763,196 shares

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and greater than 10% shareholders to file reports of ownership and changes in ownership of our equity securities with the SEC. We routinely assist our officers and directors in preparing and filing these reports. Based solely on a review of the copies of reports furnished to us and related written representations from reporting persons, we believe that for the fiscal year ended December 31, 2022, all reporting persons filed the required reports on a timely basis under Section 16(a).

86     United Therapeutics, a public benefit corporation

Other Matters

Shareholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement for the 2024 Annual Meeting

Shareholder proposals intended for inclusion in our Proxy Statement and form of proxy for our 2024 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at the address indicated below no later than 5:00 p.m. Eastern Time on December 30, 2023, unless the date of the 2024 Annual Meeting is more than 30 days before or after the anniversary of the Annual Meeting, in which case the deadline is a reasonable time before we begin to print and send our proxy materials. In addition, proposals must otherwise comply with the rules of the SEC for inclusion in our Proxy Statement and form of proxy relating to that meeting. The submission of a shareholder proposal does not guarantee that it will be included in our Proxy Statement and form of proxy.

Director Nominees for Inclusion in the Proxy Statement for the 2024 Annual Meeting

In 2015, we amended our bylaws to implement proxy access, which allows a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of our outstanding voting stock entitled to vote in the election of directors continuously for at least three years, to nominate and include in our Proxy Statement their own director nominees constituting up to 20% of the total number of directors then serving on our Board (or up to 25% if fewer than 10 directors are then serving on our Board), provided that the shareholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of director nominees submitted under these bylaw provisions must include the information required under our bylaws. Such notice must be received by our Corporate Secretary at the address indicated below no earlier than the close of business on November 30, 2023 and no later than the close of business on December 30, 2023 unless the date of the 2024 Annual Meeting is more than 30 days before or 45 days after the anniversary of the Annual Meeting, in which case such notice must be received by our Corporate Secretary no later than the close of business on the later of the 120th day prior to the 2024 Annual Meeting or the close of business on the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.

Other Proposals or Nominees for Presentation at the 2024 Annual Meeting

In order for a shareholder to properly bring other business before the 2024 Annual Meeting of Shareholders, including shareholder proposals and director nominations that are not submitted for inclusion in our Proxy Statement, our bylaws require that the shareholder give timely notice of the proposal or nomination, as applicable, to our Corporate Secretary at the address indicated below in advance of the meeting. Such notice must be delivered to or mailed and received by no less than 90 days nor more than 120 days prior to the anniversary of the Annual Meeting unless the date of the 2024 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the Annual Meeting, in which case notice of a proposal or nomination, as applicable, must be delivered no later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting or the tenth day following the date on which public announcement of the date of the 2024 Annual Meeting of Shareholders is first made. Accordingly, for the 2024 Annual Meeting, notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than March 28 , 2024 and no earlier than February 27, 2024. The notice of such proposal or nomination must provide the information (which includes information required under Rule 14a-19, the SEC’s universal proxy rule) set forth in and meet all other requirements contained in our bylaws. These requirements are separate from the requirements a shareholder must meet to have a proposal or director nomination included in our Proxy Statement. If a shareholder fails to meet these requirements or fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote on any such proposal or nomination in accordance with our best judgment.

All notices of proposals or nominations, as applicable, must be given in writing to our Corporate Secretary by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1735 Connecticut Avenue N.W., Washington, D.C. 20009.

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Other Matters

Other Business

Management knows of no matters to be presented for action at the Annual Meeting other than as described above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of our company.

Shareholders Sharing the Same Address

SEC rules permit the delivery of a single copy of a company’s annual report and Proxy Statement, or Notice of Internet Availability, as applicable, to any household at which two or more shareholders reside. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive, reduces mailing and printing expenses, and benefits the environment.

The bank, broker, trust, or other holder of record for any shareholder who is a beneficial owner, but not the record holder, of United Therapeutics shares may deliver only one copy of our 2022 Annual Report on Form 10-K and this Proxy Statement, or one copy of the Notice of Internet Availability, as applicable, to multiple shareholders who share the same address, unless the bank, broker, trust, or other holder of record has received contrary instructions from one or more of the shareholders. Beneficial owners sharing an address who are receiving multiple copies of the 2022 Annual Report on Form 10-K and this Proxy Statement, or the Notice of Internet Availability, as applicable, and who would prefer to receive a single copy in the future should contact their bank, broker, trust, or other holder of record to request delivery of a single copy in the future.

Our 2022 Annual Report on Form 10-K and this Proxy Statement are available at our website at ir.unither.com/annual-and-proxy. We will deliver promptly upon written or oral request a separate copy of the 2022 Annual Report on Form 10-K and this Proxy Statement, or the Notice of Internet Availability, as applicable, to any shareholder of record at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of these materials, now or in the future, write to: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations. Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, has been delivered or made available concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at our Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. Shareholders may obtain printed copies of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, without charge by mailing a request to United Therapeutics Corporation, Attention: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910. Our copying costs will be charged if copies of exhibits to the Annual Report on Form 10-K are requested. An electronic copy is available on our website: ir.unither.com/ annual-and-proxy.

88     United Therapeutics, a public benefit corporation

INFORMATION ABOUT THE MEETING, VOTING, AND PROXIES

Attending the Annual Meeting

This year’s Annual Meeting will be held solely online as a virtual live audio webcast on Monday, June 26, 2023, beginning at 10:30 a.m. Eastern Time, and will be accessible through the Internet at virtualshareholdermeeting.com/UTHR2023. A virtual format will enable shareholders to participate from any location and at no cost, while safeguarding the health of our shareholders, management, and Board. Information regarding how shareholders can attend the meeting, vote their shares, and submit questions is provided below.

Admission. The Annual Meeting is limited to shareholders of United Therapeutics as of April 27, 2023 (the Record Date) or holders of a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting online, you must enter the 16-digit control number provided in the Notice of Internet Availability, proxy card, or voting instruction form. To avoid any delay due to technical issues, we encourage shareholders to log in to the website and access the webcast 15 minutes before the virtual Annual Meeting’s start time. To attend the meeting online, vote your shares electronically, submit questions, go to virtualshareholdermeeting.com/UTHR2023. Our list of shareholders as of the Record Date will also be available for inspection for the ten days prior to the Annual Meeting. To inspect the list, please email our Investor Relations department at IR@unither.com.

Questions. The Annual Meeting will include a question and answer session, and you may submit appropriate questions before and live during the Annual Meeting. Questions may be submitted in advance at investorvote.com/uthr after logging in with your unique control number provided in your Notice. Questions may also be submitted during the Annual Meeting through virtualshareholdermeeting.com/UTHR2023. We will address questions during the Q&A session portion of the Annual Meeting. We will try to answer as many stockholder-submitted questions that comply with the meeting rules of conduct as time permits. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will summarize such questions and provide a single response to avoid repetition. We will post questions and answers on our website shortly after the Annual Meeting.

Control Number. If you are a shareholder of record (your shares are held directly in your name on our stock records and you have the right to vote your shares yourself or by proxy at the Annual Meeting), your valid control number is a 16-digit control number provided in your Notice of Internet Availability or proxy card. You will need your valid 16-digit control number to login to the virtual annual meeting website at virtualshareholdermeeting.com/UTHR2023, and attend the virtual meeting as a shareholder, including in order to vote and ask questions during the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, you should contact your bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

Technical Support. For help with technical difficulties on the meeting day, phone numbers to call for assistance will be available on the log in page (virtualshareholdermeeting.com/UTHR2023) Technical support will be available starting at 9:45 a.m. Eastern Time and until the meeting has finished.

Future Meetings. Future Annual Meetings may be held virtually or in person in various locations, including without limitation locations where United Therapeutics has operations.

General

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our 2023 Annual Meeting of Shareholders and any adjournment or postponement thereof. Proxy materials or a Notice of Internet Availability of Proxy Materials were first sent to shareholders on or about May 5, 2023.

Record Date and Outstanding Shares

On the Record Date, there were approximately 46,854,538 shares of our common stock outstanding and entitled to vote at our Annual Meeting. Only shareholders of record on the Record Date will be entitled to vote, either online or by proxy, at our Annual Meeting, and each share will have one vote for each director nominee and one vote for each other matter to be voted on.

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Information about the Meeting, Voting, and Proxies

Internet Availability of Proxy Materials

As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On or about May 5, 2023, we sent to many of our shareholders a Notice containing instructions on how to access and review our proxy materials, including our Proxy Statement and our 2022 Annual Report on Form 10-K, and vote online.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials did not receive the Notice and will receive the proxy materials in the format requested.

Solicitation

We will bear the cost of soliciting proxies. Our directors, officers, and employees may solicit proxies in person or by telephone, fax, email, or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees, and other fiduciaries for forwarding to beneficial owners of shares of our common stock held in street name, and normal handling charges may be paid for such forwarding service. We have also retained Georgeson Inc. to assist in soliciting proxies for a fee of approximately $12,000 plus customary expenses.

Voting Rights and Quorum

Shares can be voted at our Annual Meeting only by shareholders who are present online at our virtual Annual Meeting or represented by proxy. Whether or not you plan to attend our Annual Meeting online, you are encouraged to vote your shares. The representation online at the virtual Annual Meeting or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to achieve a quorum for the transaction of business at the Annual Meeting.

If you are a shareholder of record, you may revoke any proxy given pursuant to this solicitation at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of United Therapeutics Corporation at 1735 Connecticut Avenue N.W., Washington, D.C. 20009, a written notice of revocation or a fully executed proxy bearing a later date, voting online before the meeting at proxyvote.com at a date after the date of your previous proxy, or by attending the Annual Meeting and voting during the meeting at virtualshareholdermeeting.com/UTHR2023. See the section entitled Attending the Annual Meeting for information regarding how to attend the Annual Meeting online.

If you are a shareholder of record, your shares will not be voted if you do not provide a proxy or attend the Annual Meeting. However, if you are a beneficial owner of shares held in street name, your broker, bank, trust, or other nominee generally has the authority to vote on certain routine matters without your specific voting instructions. Your broker, bank, trust, or other nominee is prohibited from exercising discretionary authority on non-routine matters. Proposal No. 5 (ratification of the appointment of our independent registered public accounting firm) is expected to be the only proposal with respect to which brokerage firms may be able to exercise discretion. Proposals No. 1, 2, 3, and 4 are not expected to be considered routine matters, and therefore brokers are not expected to be able to exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange.

Abstentions and so-called “broker non-votes” (i.e., shares held by brokers, banks, trusts, or other nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof) will be counted as present in determining whether the quorum requirement is satisfied.

Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank, trustee or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

Proxy

If the enclosed proxy card is properly executed and returned prior to the Annual Meeting, the shares represented by the proxy card will be voted in accordance with the shareholder’s directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted in accordance with our Board’s recommendations as follows: (1) FOR the election of each of the director nominees named on the proxy card; (2) FOR the advisory resolution to approve executive compensation; (3) to hold future advisory votes on executive compensation every ONE YEAR; (4) FOR the amendment and restatement of the United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan; and (5) FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2023. Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf.

90     United Therapeutics, a public benefit corporation

ANNEX A - UNITED THERAPEUTICS CORPORATION AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN

(effective June 26, 2023)

1. Purpose

The purpose of the United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan (this “Plan”) is to advance the interests of United Therapeutics Corporation (the “Company”) by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. This Plan amends and restates, effective June 26, 2023 (the “Effective Date”), the Amended and Restated United Therapeutics Corporation 2015 Stock Incentive Plan, which was approved by stockholders on June 27, 2022. The United Therapeutics Corporation 2015 Stock Incentive Plan was first approved by shareholders on June 26, 2015 (the “Original Effective Date”), and superseded the Company’s Amended and Restated Equity Incentive Plan (as amended effective as of September 24, 2004) (the “Prior Plan”). This Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator. No new awards were to be issued under the Prior Plan following the Original Effective Date, but outstanding awards under the Prior Plan as of the Original Effective Date shall continue to be governed by the Prior Plan. The Plan is hereby amended and restated effective as of the Effective Date to increase the number of Shares issuable pursuant to Awards.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Administrator” means the Administrator of the Plan in accordance with Section 19.

(c)	“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(d)	“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Award or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(e)	“Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(f)	“Board” means the board of directors of the Company.

(g)	“Cause” has the meaning specified in the Participant’s employment agreement (if any) or otherwise means (1) any act of personal dishonesty taken by the Participant in connection with their responsibilities as an employee or other service provider and intended to result in substantial personal enrichment of the Participant; (2) the Participant’s conviction of a felony; (3) an act by the Participant which constitutes willful or gross misconduct and which is demonstrably and materially injurious to the Company; or (4) continued substantial willful violations by the Participant of the Participant’s duties after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed their duties.

(h)	“Change in Control” means, and shall be deemed to have occurred:

(1) if any person or group (as used in Section 13(d) of the Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% of (a) the Shares then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding; or

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

(2) if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority thereof; or

(3) upon the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries unless, following such event, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Company’s common stock or the combined voting power of all voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the Company’s common stock or voting securities, as the case may be, (B) no person (excluding any corporation resulting from such transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the transaction, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or

(4) upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(j)	“Company” means United Therapeutics Corporation.

(k)	“Disability” means, in the Company’s reasonable judgment, either (a) the Participant has been unable to perform the Participant’s duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (b) the Participant has become totally and permanently incapable of performing the usual duties of their employment with the Company on account of a physical or mental impairment.

(l)	“Fair Market Value” means, as of any date, the closing price of a Share on the principal exchange on which Shares are then trading, if any (or as reported on any composite index which includes such principal exchange). If Shares are not traded as of a particular date, the Fair Market Value of a Share as of such date shall be the closing price on the preceding trading date. If Shares not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a Share shall be established by the Administrator in good faith.

(m)	“Incentive Bonus” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement or otherwise.

(n)	“Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(o)	“Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(p)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(q)	“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(r)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(s)	“Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

(t)	“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 14.

(u)	“Plan” means the 2015 United Therapeutics Corporation Stock Incentive Plan as set forth herein and as amended from time to time.

(v)	“Qualifying Performance Criteria” has the meaning set forth in Section 14(b).

(w)	“Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(x)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(y)	“Share” means a share of the Company’s par value common stock, subject to adjustment as provided in Section 13.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

(z)	“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(aa)	“Stock Award” means an award of Shares to a Participant pursuant to Section 9 of the Plan.

(ab)	“Subsidiary” means any corporation (other than the Company), limited liability company or other form of entity in an unbroken chain of entities beginning with the Company where each of the entities in the unbroken chain other than the last entity owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other entities in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(ac)	“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ad)	“Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other non-employee service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (ii) unless otherwise determined by the Administrator, service as a member of the Board or other service provider shall not be deemed to constitute continued employment with respect to Awards granted to a Participant while they served as an employee, (iii) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while they served as a member of the Board or other service provider, and (iv) the Administrator may determine that an approved leave of absence or approved employment on a less than full-time basis is considered a Termination of Employment. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Administrator’s decision shall be final and binding.

3. Eligibility

Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intended to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary, as selected by the Administrator.

4. Effective Date and Termination of Plan

The United Therapeutics Corporation 2015 Stock Incentive Plan was originally adopted by the Board as of April 29, 2015 and approved by shareholders on the Original Effective Date. This Plan hereby amends and restates the Plan as previously amended and restated effective as of June 27, 2022 as of the Effective Date. All Awards granted under this Plan in excess of the aggregate limitation approved by shareholders at the 2022 annual meeting of shareholders are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary of the date the Board adopts the Plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s shareholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan in excess of the aggregate limitation approved by shareholders at the 2022 annual meeting of shareholders shall be void. The Plan shall remain available for the grant of Awards until April 20, 2033. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a)	Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 12,500,000; provided that (i) any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis, and (ii) any Shares granted prior to March 17, 2020, as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.14 Shares for every one (1) Share subject to such Award and (iii) any Shares granted on or after March 17, 2020, as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.35 Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 13. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

(b)	Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that were subject to Options or Stock Appreciation Rights and that again become available for Awards under the Plan pursuant to this Section shall be added as one (1) Share for every one (1) Share subject to such Options or Stock Appreciation Rights. Any Shares that were subject to Awards other than Options or Stock Appreciation Rights that again become available for Awards under the Plan pursuant to this Section shall (i) prior to March 17, 2020 be added as 2.14 Shares for every one (1) Share subject to such Awards and (ii) from and after March 17, 2020, be added as 1.35 Shares for every one (1) Share subject to such Awards.

(c)	Individual and Tax Code Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 13, but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 12,500,000, which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan shall not exceed $5,000,000.

(d)	Director Awards.

	(1)	The aggregate dollar value of Awards (based on the aggregate accounting value on the date of grant) granted pursuant to this Plan during any calendar year to any Nonemployee Director shall not exceed $400,000 for annual equity grants (plus, for the year an individual first becomes a Nonemployee Director (x) an initial equity grant valued at $400,000, plus (y) a pro-rata portion of the $400,000 annual equity-based award value based on the number of months remaining in the Board service year at the date of grant), payable in Options, Restricted Stock Units, or a split evenly between Options and Restricted Stock Units, based on an election by the Nonemployee Director. Such dollar limits shall be converted into a number of Awards as follows:

		(A)	Options: The number of Options shall be calculated by dividing the equity value (e.g., $400,000) by the fair value of each Option, calculated in accordance with the Black-Scholes methodology utilized by the Company in calculating share-based compensation for financial reporting purposes. Black-Scholes inputs shall be the same as those used in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, except that the Share price input shall be the average closing price of the Shares over a recent time period prior to the date of grant.

		(B)	Restricted Stock Units: The number of Restricted Stock Units shall be calculated by dividing the equity value (e.g., $400,000) by the average closing price of the Shares over a recent time period prior to the date of grant.

		(C)	Rounding: The resulting number of Options and/or Restricted Stock Units, calculated as above, shall be rounded to the nearest 10 Shares.

	(2)	In addition, the amount of cash compensation paid or payable by the Company to a Nonemployee Director with respect to any calendar year shall not exceed $60,000 (with additional cash compensation of $35,000 for the lead independent director, $25,000 for each committee chair, and $15,000 for each other committee membership), plus a pro-rated portion of the aggregate cash compensation for the roles in which the Nonemployee Director serves for the year an individual first becomes a Nonemployee Director, to reflect the number of months then remaining in the Board service year as of the date the individual becomes a Nonemployee Director. For the avoidance of doubt, cash compensation shall be counted towards the limit specified in this subclause in the year earned (regardless of whether deferred), and any interest or other earnings on such compensation shall not count towards the limit.

(e)	Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or other service providers of such acquired or combined company before such acquisition or combination.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

6. Options

(a)	Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a shareholder with respect to any Shares subject to Options hereunder until said Shares have been issued, including, for avoidance of doubt, no voting rights and no rights to receive dividends, distributions or dividend equivalents in respect of an Option or any Shares subject to an Option until the Participant has become the holder of record of such Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)	Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise, or in such other form as is acceptable to the Administrator.

(c)	Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole and absolute discretion of the Administrator and set forth in an Award Agreement. However, in no event shall any Option vest before the first anniversary of the date of grant; provided that, if so determined by the Administrator, an Option may fully or partially vest before such anniversary in the event of the Participant’s death or disability or a Change in Control. Unless otherwise determined by the Administrator, an approved leave of absence or employment on a less than full-time basis shall not result in an adjustment to the vesting period and/or exercisability of an Option to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. In no event may any Option include a reload feature.

(d)	Term of Options and Termination of Employment. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the Participant’s Termination of Employment, their rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) General. If a Participant’s Termination of Employment is for any reason other than the Participant’s death, Disability, or termination for Cause, Options granted to the Participant may continue to be exercised in accordance with their terms for a period of ninety (90) days after such Termination of Employment, but only to the extent the Participant was entitled to exercise the Options on the date of such termination.

(2) Death. If a Participant dies either while an employee or officer of the Company or a Subsidiary or member of the Board, or after the Termination of Employment other than for Cause but during the time when the Participant could have exercised an Option, the Options issued to such Participant shall become fully vested and exercisable by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant’s death.

(3) Disability. If a Participant’s Termination of Employment is due to Disability, then all of the Participant’s Options shall immediately fully vest, and the Options held by the Participant at the time of such Termination of Employment shall be exercisable by the Participant or the personal representative of such Participant for one year following such Termination of Employment.

(4) Termination for Cause. If a Participant is terminated for Cause, the Participant shall have no further right to exercise any Options previously granted. The Administrator or one or more officers designated by the Administrator shall determine whether a termination is for Cause.

(e)	Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its corporate Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any corporate Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including, without limitation, the vesting provisions of Section 6(c)) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Participants shall have no voting rights and will have no rights to receive dividends, distributions or dividend equivalents in respect of Stock Appreciation Rights or any Shares subject to Stock Appreciation Rights until the Participant has become the holder of record of such Shares. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

8. Restricted Stock and Restricted Stock Units

(a)	Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)	Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c)	Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. However, in no event shall any shares of Restricted Stock or Restricted Stock Units vest before the first anniversary of the date of grant; provided that, if so determined by the Administrator, shares of Restricted Stock and Restricted Stock Units may fully or partially vest before such anniversary in the event of the Participant’s death or disability or a Change in Control.

(d)	Termination of Employment. Unless the Administrator provides otherwise:

(i) General. In the event of Termination of Employment for any reason other than death or Disability, any Restricted Stock or Restricted Stock Units still subject in full or in part to restrictions at the date of such Termination of Employment shall automatically be forfeited and returned to the Company.

(ii) Death or Disability. In the event a Participant’s Termination of Employment is because of death or Disability, the restrictions remaining on any or all Shares remaining subject to a Restricted Stock or Restricted Stock Unit Award shall lapse.

(e)	Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

(f)	Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Notwithstanding anything herein to the contrary, in no event shall dividends, distributions or dividend equivalents be currently payable with respect to unvested or unearned Restricted Stock and Restricted Stock Unit awards.

(g)	Payment of Restricted Stock Units. In all events, unless payment with respect to a Restricted Stock Unit is deferred in a manner consistent with Section 409A of the Code, the Shares and/or cash underlying such Restricted Stock Unit shall be paid to the Participant no later than two and one-half months following the end of the year in which the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture.

(h)	Legending of Restricted Stock. The Administrator may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the United Therapeutics Corporation 2015 Stock Incentive Plan (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

9. Stock Awards

(a)	Grant. Stock Awards may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Administrator. However, in no event shall any Stock Award vest before the first anniversary of the date of grant; provided that, if so determined by the Administrator, a Stock Award may fully or partially vest before such anniversary in the event of the Participant’s death or disability or a Change in Control.

(b)	Rights as a Shareholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Award under this Section 9 upon the Participant becoming the holder of record of the Shares granted pursuant to such Stock Award; provided, that the Administrator may impose such restrictions on the assignment or transfer of Shares awarded pursuant to a Stock Award as it considers appropriate. Notwithstanding anything herein to the contrary, in no event shall dividends, distributions or dividend equivalents be currently payable with respect to unvested or unearned Stock Awards.

10. Incentive Bonuses

(a)	General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b)	Incentive Bonus Document. Unless otherwise determined by the Administrator, the terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c)	Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations.

(d)	Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. No Participant shall have any rights as a shareholder with respect to any Shares payable in respect of an Incentive Bonus until said Shares have been issued, including, for avoidance of doubt, no voting rights and no rights to receive dividends, distributions or dividend equivalents in respect of an Incentive Bonus or any Shares subject to an Incentive Bonus until the Participant has become the holder of record of such Shares. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event. In all events, unless payment of an Incentive Bonus is deferred in a manner consistent with Section 409A of the Code, any Incentive Bonus shall be paid to the Participant no later than two and one-half months following the end of the year in which the Incentive Bonus is no longer subject to a substantial risk of forfeiture.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

(e)	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement or other document evidencing the Award, be adjusted by the Administrator on the basis of such further considerations as the Administrator shall determine.

11. Deferral of Awards

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole and absolute discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

12. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its sole and absolute discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/ or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13. Adjustment of and Changes in the Stock

(a)
General. The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares outstanding. Such adjustment shall be designed to comply with Sections 409A and 424 of the Code as applicable, or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.
In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected.
No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 13. In case of any such adjustment, the Shares subject to the Award shall be rounded up to the nearest whole share for Awards other than Options and Stock Appreciation Rights, and shall be rounded down to the nearest whole Share with respect to Options and Stock Appreciation Rights. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 13 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(b)	Change in Control. The Administrator may determine the effect of a Change in Control on outstanding Awards in a manner that, in the Administrator’s discretion, is fair and equitable to Participants. Such effects, which need not be the same for every Participant, may include, without limitation: (x) the substitution for the Shares subject to any outstanding Award, or portion thereof, of stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, and/or (y) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change in Control in an amount equal to the value of the consideration to be received by holders of Shares in connection with such transaction for one Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Shares subject to such Award, or a portion thereof.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

14. Qualifying Performance-Based Compensation

(a)	General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations.

(b)	Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation, license fees, share-based compensation, and/or amortization, or other non-GAAP profitability measures), (ii) income, net income or operating income, (iii) revenues, (iv) net sales, (v) return on sales, (vi) return on equity, (vii) return on capital (including return on total capital or return on invested capital), (viii) return on assets or net assets, (ix) economic value added measurements, (x) return on invested capital, (xi) return on operating revenue, (xii) cash flow (before or after dividends), (xiii) stock price, (xiv) total shareholder return, (xv) market capitalization, (xvi) economic value added, (xvii) debt leverage (debt to capital), (xviii) operating profit or net operating profit, (xix) operating margin or profit margin, (xx) cash from operations, (xxi) market share, (xxii) product development or release schedules, (xxiii) new product innovation, (xxiv) cost reductions, (xxv) customer service, or (xxvi) customer satisfaction. The Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criterion to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criterion to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, and (iv) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

15. Transferability

Unless the Administrator determines otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during their lifetime. To the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 15, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

16. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Company’s chief executive officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 16, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor their estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole and absolute discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on their behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator.

17. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole and absolute discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

19. Administration of the Plan

(a)	Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that no such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

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Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

(b)	Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 13; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company (provided that nothing in this Section 19(b) permits the Administrator to provide that any Award may vest before the first anniversary of the date of grant other than in connection with the Participant’s death or disability or a Change in Control); (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award (subject to the proviso in item (vii) of the immediately preceding sentence). Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transaction(s)), the Company may not, without obtaining shareholder approval: (w) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights; (x) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; (y) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities; or (z) otherwise amend, exchange or reprice Options or Stock Appreciation Rights.

(c)	Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)	Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(e)	Indemnification of Administrator. Neither any member nor former member of the Administrator nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Administrator shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Administrator’s taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any employee, officer, agent or expert employed or retained by the Administrator or the Company.

20. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 13, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)	reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 6(a);

(c)	amend the last sentence of Section 19(b) (relating to direct and indirect repricings of outstanding Options and Stock Appreciation Rights);

2023 Proxy Statement     A-11

Annex A - United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan

(d)	amend the proviso in Section 19(b)(vii);

(e)	extend the term of this Plan;

(f)	change the class of persons eligible to be Participants;

(g)	otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq Global Select Market listing requirements (or the listing requirements of any successor exchange or market that is the primary stock exchange or market for trading of Shares); or

(h)	increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole and absolute discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. In addition, the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code, unless the Board expressly determines to amend the Plan to be subject to Section 409A of the Code.

21. No Liability of Company

The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

22. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/ or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue their employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

25. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

A-12     United Therapeutics, a public benefit corporation

ANNEX B - NON-GAAP FINANCIAL INFORMATION

This Proxy Statement contains a financial measure, EBITDASO, that does not comply with United States generally accepted accounting principles (GAAP) (see the 2022 Performance in Review and 2022 Compensation Decisions section above). EBITDASO is defined as net income, adjusted for: (1) interest expense, net; (2) income tax expense; (3) depreciation and amortization expense; and (4) share-based compensation expense (including expenses relating to stock options, restricted stock units, share tracking awards, and our employee stock purchase plan). EBITDASO is divided by total revenues to derive EBITDASO margin. A reconciliation of net income to EBITDASO is presented below:

(In millions, except percentages)	Year Ended December 31, 2022
Net income, as reported	$727.3
Adjusted for the following:
Interest income, net	(12.8)
Income tax expense	223.3
Depreciation & amortization expense	51.3
Share-based compensation expense	106.8
EBITDASO (Non-GAAP)	$1,095.9
Total revenues	$1,936.3
Net income margin	37.6%
EBITDASO margin	56.6%

Our Compensation Committee evaluates our EBITDASO margin compared to our compensation peer group, for purposes of evaluating the rigor of our cash profit margin performance target and to determine whether achievement of this goal has led to top quintile profitability. We believe disclosing EBITDASO margin for our company and our compensation peers helps shareholders understand our Compensation Committee’s process in setting our cash profit margin performance target. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

2023 Proxy Statement     B-1

UNITED THERAPEUTICS CORPORATION 1735
CONNECTICUT AVENUE, NW
WASHINGTON, DC 20009

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 25, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 23, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/UTHR2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 25, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 23, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V13520-P93776	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UNITED THERAPEUTICS CORPORATION
The Board of Directors recommends you vote FOR the following nominees:
1.	Election of Directors Nominees:		For	Against	Abstain

	1a.	Christopher Causey	☐	☐	☐
	1b.	Raymond Dwek	☐	☐	☐
	1c.	Richard Giltner	☐	☐	☐
	1d.	Katherine Klein	☐	☐	☐
	1e.	Ray Kurzweil	☐	☐	☐
	1f.	Linda Maxwell	☐	☐	☐
	1g.	Nilda Mesa	☐	☐	☐
	1h.	Judy Olian	☐	☐	☐
	1i.	Christopher Patusky	☐	☐	☐
	1j.	Martine Rothblatt	☐	☐	☐
	1k.	Louis Sullivan	☐	☐	☐
	1l.	Tommy Thompson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 4 and 5, and for ONE YEAR on proposal 3.			For	Against	Abstain

2.	Advisory resolution to approve executive compensation.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

			For	Against	Abstain

4.	Approval of the amendment and restatement of the United Therapeutics Corporation Amended and Restated 2015 Stock Incentive Plan.		☐	☐	☐

5.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V13521-P93776

UNITED THERAPEUTICS CORPORATION
Annual Meeting of Shareholders
June 26, 2023 10:30 AM Eastern Daylight Time
Via the internet www.virtualshareholdermeeting.com/UTHR2023
This proxy is solicited by the Board of Directors

The shareholder(s) hereby revokes all prior proxies, and appoint(s) Martine Rothblatt and Paul Mahon, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of UNITED THERAPEUTICS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM, EDT on June 26, 2023, virtually via the Internet at www.virtualshareholdermeeting.com/UTHR2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If this proxy is executed, but no such direction is made, this proxy will be voted FOR each of the Nominees listed in Item 1, FOR Items 2, 4, and 5, and 1 YEAR for Item 3. The proxies are authorized to vote in their discretion upon any other matters that may properly come before the meeting and all adjournments or postponements thereof.

Continued and to be signed on reverse side